Exhibit 2.2

CONFIDENTIAL

THE COMPANY LISTED BELOW HAS SENT YOU THIS DOCUMENT AND THE ACCOMPANYING MATERIALS (THE “SOLICITATION”) BECAUSE YOU MAY BE A CREDITOR ENTITLED TO VOTE ON APPROVAL OF THE COMPANY’S PROPOSED PREPACKAGED PLAN OF REORGANIZATION.  IF THE REQUIRED CREDITORS’ VOTE TO APPROVE THE PREPACKAGED PLAN OF REORGANIZATION AND IF OTHER PREFILING CONDITIONS ARE MET, THE COMPANY INTENDS TO FILE A VOLUNTARY REORGANIZATION CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE TO IMPLEMENT THE PREPACKAGED PLAN OF REORGANIZATION.  BECAUSE THE CHAPTER 11 CASE HAS NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  IF THE COMPANY LISTED BELOW FILES THE CHAPTER 11 CASE, IT WILL PROMPTLY SEEK AN ORDER OF THE BANKRUPTCY COURT (A) APPROVING THIS DISCLOSURE STATEMENT AS HAVING CONTAINED ADEQUATE INFORMATION, (B) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE, AND (C) CONFIRMING THE PREPACKAGED PLAN OF REORGANIZATION.  THE BANKRUPTCY COURT MAY ORDER ADDITIONAL DISCLOSURES.  THESE MATERIALS HAVE NOT BEEN REVIEWED OR APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY BODY.

DISCLOSURE STATEMENT FOR THE DEBTORS’ PREPACKAGED JOINT PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE (1)

DATED JANUARY 28, 2008

SPECIAL NOTICE REGARDING MATERIAL NON-PUBLIC INFORMATION

THIS DISCLOSURE STATEMENT AND THE INFORMATION SET FORTH THEREIN IS CONFIDENTIAL AND EACH RECIPIENT AGREES AND ACKNOWLEDGES ITS OBLIGATION TO TREAT SUCH INFORMATION AS CONFIDENTIAL IN ACCORDANCE WITH SECTION 11.16 OF THE CREDIT AGREEMENT, DATED AS OF DECEMBER 1, 2003, AMONG SIRVA WORLDWIDE, INC, THE FOREIGN SUBSIDIARY BORROWERS FROM TIME TO TIME PARTIES THERETO, THE

(1)                                  The Debtors to be included in the chapter 11 filing are:  DJK Residential LLC; A Five Star Forwarding, Inc.; A Relocation Solutions Management Company; A Three Rivers Forwarding, Inc.; A.V.L. Transportation, Inc.; Alaska USA Van Lines, Inc.; Allied Alliance Forwarding, Inc.; Allied Continental Forwarding, Inc.; Allied Domestic Forwarding, Inc.; Allied Freight Forwarding, Inc.; Allied Intermodal Forwarding, Inc.; Allied International, N.A. Inc.; Allied Interstate Transportation, Inc.; Allied Transcontinental Forwarding, Inc.; Allied Transportation Forwarding, Inc.; Allied Van Lines Terminal Company; Allied Van Lines, Inc.; Allied Van Lines, Inc. of Indiana; Americas Quality Van Lines, Inc.; Anaheim Moving Systems, Inc.; Cartwright Moving & Storage Co., Inc.; Cartwright Van Lines, Inc.; City Storage & Transfer, Inc.; CMS Holding, LLC; Executive Relocation Corporation; Federal Traffic Service, Inc.; Fleet Insurance Management, Inc.; FrontRunner Worldwide, Inc.; Global Van Lines, Inc.; Global Worldwide, Inc.; Great Falls North American, Inc.; Lyon Van Lines, Inc.; Lyon Worldwide Shipping, Inc.; Manufacturing Support Services, LLC; Meridian Mobility Resources, Inc.; Move Management Services, Inc.; NA (UK) GP Corporation; NACAL, Inc.;  NAVL LLC; NorAm Forwarding, Inc.; North American Forwarding, Inc.; North American International Holding Corporation; North American International N.A., Inc.; North American Logistics, Ltd.; North American Van Lines of Texas, Inc.; North American Van Lines, Inc.; Relocation Risk Solutions, LLC; RS Acquisition Holding, LLC; RS Acquisition, LLC; SIRVA Container Lines, Inc.; SIRVA Freight Forwarding, Inc.; SIRVA Global Relocation, Inc.; SIRVA Imaging Solutions, Inc.; SIRVA MLS, Inc.; SIRVA Relocation LLC; SIRVA Settlement of Alabama, LLC; SIRVA Settlement, Inc.; SIRVA Worldwide, Inc.; SIRVA, Inc.; Trident Transport International, Inc.

SEVERAL LENDERS FROM TIME TO TIME PARTIES THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT, AND THE OTHER AGENTS PARTIES THERETO.

THIS DISCLOSURE STATEMENT CONTAINS MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, ITS SUBSIDIARIES AND THEIR RESPECTIVE SECURITIES.  EACH RECIPIENT HEREBY ACKNOWLEDGES THAT (I) IT IS AWARE THAT THE UNITED STATES SECURITIES LAWS PROHIBIT ANY PERSON WHO HAS MATERIAL NON-PUBLIC INFORMATION ABOUT A COMPANY WHICH IS OBTAINED FROM THE COMPANY OR ITS REPRESENTATIVES FROM PURCHASING OR SELLING SECURITIES OF SUCH COMPANY OR FROM COMMUNICATING THE INFORMATION TO ANY OTHER PERSON UNDER CIRCUMSTANCES IN WHICH IT IS REASONABLY FORESEEABLE THAT SUCH PERSON IS LIKELY TO PURCHASE OR SELL SUCH SECURITIES AND (II) IS FAMILIAR WITH THE UNITED STATES SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, AND AGREES THAT IT WILL NOT USE, OR COMMUNICATE TO ANY PERSON UNDER CIRCUMSTANCES WHERE IT IS REASONABLY LIKELY THAT SUCH PERSON IS LIKELY TO USE OR CAUSE ANY PERSON TO USE, ANY CONFIDENTIAL INFORMATION IN CONTRAVENTION OF THE EXCHANGE ACT OR ANY OF ITS RULES AND REGULATIONS, INCLUDING RULES 10b-5 AND 14e-3.

THE DEADLINE TO ACCEPT OR REJECT THE PLAN (THE “VOTING DEADLINE”) IS FEBRUARY 1, 2008, UNLESS THE DEBTORS, IN THEIR SOLE DISCRETION, AND FROM TIME TO TIME, EXTEND THE VOTING DEADLINE.  TO BE COUNTED, THE VOTING AGENT MUST RECEIVE YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE.

THE DEBTORS PROVIDE NO ASSURANCE THAT THE DISCLOSURE STATEMENT, INCLUDING ANY EXHIBITS TO THE DISCLOSURE STATEMENT, THAT IS ULTIMATELY APPROVED IN THE CHAPTER 11 CASES (1) WILL CONTAIN ANY OF THE TERMS IN THE CURRENT DOCUMENT OR (2) WILL NOT CONTAIN DIFFERENT, ADDITIONAL, MATERIAL TERMS THAT DO NOT APPEAR IN THE CURRENT DOCUMENT.  THEREFORE, MAKING INVESTMENT DECISIONS BASED UPON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS, IS HIGHLY SPECULATIVE, AND THE DOCUMENTS SHOULD NOT BE RELIED UPON IN MAKING SUCH INVESTMENT DECISIONS WITH RESPECT TO (1) THE DEBTORS OR (2) ANY OTHER PARTIES THAT MAY BE AFFECTED BY THE CHAPTER 11 CASES.

Prepared By:
KIRKLAND & ELLIS LLP Richard M. Cieri (RC-6062) Citigroup Center 153 East 53rd Street New York, New York 10022-4675 Telephone: (212) 446-4800 Facsimile: (212) 446-4900

KIRKLAND & ELLIS LLP
Marc Kieselstein, P.C. (pro hac vice admission pending) Adam Paul (pro hac vice admission pending)
Scott Zemnick (pro hac vice admission pending)
AON Center
200 East Randolph Drive
Chicago, Illinois 60601-6636
Telephone:  (312) 861-2000
Facsimile:  (312) 861-2200

Attorneys for the Debtors and Debtors in Possession

2

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X.	SECURITIES LAW MATTERS		75
	A.	PLAN SECURITIES	75
	B.	ISSUANCE AND RESALE OF PLAN SECURITIES UNDER THE PLAN	75
	C.	TERMINATION OF REGISTRATION OF NEW COMMON STOCK	76

XI.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES		77
	A.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND THE REORGANIZED DEBTORS	77
	B.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 2, CLASS 3 AND CLASS 4 CLAIMS	79
	C.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 1 CLAIMS	79
	D.	ACCRUED INTEREST	80
	E.	MARKET DISCOUNT	80

XII.	CONCLUSION AND RECOMMENDATION		81

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EXHIBITS

Exhibit A	-	Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code

Exhibit B	-	Debtors’ Financial Projections

Exhibit C	-	Liquidation Analysis

Exhibit D	-	Exit Financing Term Sheet

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I.              INTRODUCTION

The Debtors are sending you this disclosure statement (the “Disclosure Statement”),(2) because DJK Residential LLC and its Affiliates and subsidiaries are asking you to vote on approval of the Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code dated January 28, 2008, as the same may be amended from time to time (the “Plan”).  A copy of the Plan is attached hereto as Exhibit A.(3)

THIS SOLICITATION RELATING TO THIS DISCLOSURE STATEMENT IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PLAN OF REORGANIZATION BEFORE FILING VOLUNTARY CHAPTER 11 CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.  BECAUSE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE.  FOLLOWING THE COMMENCEMENT OF THEIR CHAPTER 11 CASES, DJK RESIDENTIAL LLC AND CERTAIN OF ITS DOMESTIC AFFILIATES EXPECT TO SEEK ORDERS OF THE BANKRUPTCY COURT (I) APPROVING THIS DISCLOSURE STATEMENT AS CONTAINING “ADEQUATE INFORMATION” AND THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTION 1126(b) OF THE BANKRUPTCY CODE AND (II) CONFIRMING THEIR PREPACKAGED JOINT PLAN OF REORGANIZATION DESCRIBED HEREIN.

NEITHER THIS DISCLOSURE STATEMENT NOR THE PLAN DESCRIBED HEREIN HAS BEEN FILED WITH OR REVIEWED BY, AND THE NEW COMMON STOCK TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES LAW (“BLUE SKY LAW”).  THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

RECOMMENDATION BY THE DEBTORS:

The Boards of Directors of SIRVA, Inc. and certain of its wholly-owned direct and indirect domestic subsidiaries have unanimously approved the solicitation, the Plan, and the transactions contemplated thereby and recommend that all creditors whose votes are being solicited submit Ballots to accept the Plan.

THE DEBTORS ARE MAKING THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFIED.  HOLDERS OF CLAIMS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE DATE SET FORTH ON THE COVER PAGE HEREOF.  HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT THE PLAN MUST RELY ON THEIR OWN EVALUATION

(2)                                  Unless otherwise defined in this Disclosure Statement, all capitalized terms used but not defined in this Disclosure Statement shall have the meanings ascribed to them in the Plan.

(3)                                  As set forth in this Disclosure Statement, only the Core Group, and all Holders of Claims in the single voting Class (Class 1) who are entitled to vote on the Plan will receive this Disclosure Statement.  All other Holders of Claims and Equity Interests will receive a notice of the Disclosure Statement, which will provide details on how to procure copies of this Disclosure Statement.

OF THE DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN, INCLUDING, BUT NOT LIMITED TO, ANY RISK FACTORS CITED HEREIN, IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.

THE CONTENTS OF THIS DISCLOSURE STATEMENT MAY NOT BE DEEMED AS PROVIDING ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE.  THE DEBTORS URGE EACH HOLDER OF A CLAIM TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY SUCH LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN, AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY.  FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.

MOREOVER, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER.  RATHER, HOLDERS OF CLAIMS SHOULD CONSTRUE THIS DISCLOSURE STATEMENT AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

HOLDERS OF CLAIMS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT A AND THE MATTERS DESCRIBED UNDER ARTICLE IX OF THIS DISCLOSURE STATEMENT ENTITLED “PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMING AND CONSUMMATING THE PLAN” PRIOR TO DECIDING WHETHER TO ACCEPT OR REJECT THE PLAN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PARTY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT.  THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.  CLAIMANTS SHOULD NOT RELY UPON ANY INFORMATION, REPRESENTATIONS, OR OTHER INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN.

THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT.  ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT, OTHER THAN THE FINANCIAL STATEMENTS INCLUDED IN THE DEBTORS’ ANNUAL REPORT, HAS NOT BEEN AUDITED.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF NEW COMMON STOCK CONSULT THEIR OWN COUNSEL CONCERNING THE SECURITIES LAWS CONSEQUENCES CONCERNING THE TRANSFERABILITY OF THE NEW COMMON STOCK.

THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, CERTAIN OTHER DOCUMENTS, AND CERTAIN FINANCIAL INFORMATION.  THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE; HOWEVER, YOU SHOULD READ THE PLAN IN ITS ENTIRETY.  IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION CONTAINED IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR THE OTHER DOCUMENTS OR FINANCIAL INFORMATION TO BE INCORPORATED HEREIN BY REFERENCE, THE PLAN, OR SUCH OTHER DOCUMENTS, AS APPLICABLE, SHALL GOVERN FOR ALL PURPOSES.

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT SOLELY FOR PURPOSES OF INFORMING HOLDERS OF CLAIMS ENTITLED TO VOTE TO

ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION.  NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND MADE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

THE PLAN CONSTITUTES A MOTION SEEKING ENTRY OF AN ORDER SUBSTANTIVELY CONSOLIDATING THE CHAPTER 11 CASES  AS DESCRIBED IN THE PLAN.

A.                                    PURPOSE AND EFFECT OF THE PLAN

The primary purpose of the Plan is to effectuate the following restructuring transaction:

(a)  The aggregate amount of 2008 Revolving Loans, 2008 Reimbursement Obligations and the New Term Loans (as defined in the Pre-Petition Credit Agreement) shall be paid in full with proceeds of the DIP Facility upon the entry of an interim order by the Bankruptcy Court approving the DIP Facility.  All 2008 Letters of Credit will be replaced by DIP letters of credit.  On the Effective Date, subject to the terms of the DIP Facility, the aggregate outstanding amount under the DIP Facility will be converted to loans outstanding under the Exit Facility and all DIP Letters of Credit and undrawn letters of credit issued under the Pre-Petition Credit Agreement will be rolled into the Exit Facility.

(b)  On the Effective Date, the aggregate outstanding principal amount of Term Loans and Revolving Loans (as each such term is defined in the Pre-Petition Credit Agreement (other than 2008 Revolving Loans, the 2008 Reimbursement Obligations and the New Term Loans; collectively, the “Pre-Petition Loans”)) and the interest accrued and unpaid on the Pre-Petition Loans through the Effective Date (collectively, the “Accrued Interest”), in the aggregate amount of $200 million will be restructured into a new second lien term loan facility (the “Second Lien Facility”); and

(c)  The Prepetition Lenders shall convert that portion of the aggregate Pre-Petition Obligations (as defined in the Restructuring Term Sheet) which is not repaid by the DIP/Exit Credit Facility or restructured under the Second Lien Facility into not less than 75% (subject to dilution by the Management Incentive Plan) of the New Common Stock of the Reorganized Debtors issued on the Effective Date under the Plan, with such New Common Stock to be distributed on a Pro Rata basis in accordance with the Lenders’ holdings of such Pre-Petition Obligations.

Upon and after the Effective Date (defined below), the Plan provides for a distribution of New Common Stock or Cash to Holders of Claims entitled to distributions under the Plan.

B.                                    OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date (the “Petition Date”).  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

Consummating a plan is the principal objective of a chapter 11 case.  The Bankruptcy Court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code.  Subject to certain limited exceptions, the order issued by the Bankruptcy Court confirming a plan provides for the treatment of the debtor’s debt in accordance with the terms of the confirmed plan.

A “prepackaged” plan of reorganization is one in which a debtor seeks approval of a plan of reorganization from affected creditors before filing for bankruptcy.  Because solicitation of acceptances takes place before the bankruptcy filing, the amount of time required for the bankruptcy case is often less than in more conventional bankruptcy cases.  Greater certainty of results and reduced costs are other benefits generally associated with prepackaged bankruptcy cases.

C.                                    SUMMARY OF CLASSIFICATION AND TREATMENT OF ALLOWED CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

The following chart summarizes distributions to Holders of Allowed Claims and Equity Interests under the Plan.(4)  The recoveries set forth below are projected recoveries and may change based upon changes in Allowed Claims and proceeds available.

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Estimated Percentage Recovery of Allowed Claims or Equity Interests
1	Prepetition Facility Claims	Impaired	52.00-55.00%
2	Other Secured Claims	Unimpaired	100.00%
3	Other Priority Claims	Unimpaired	100.00%
4	Unsecured Ongoing Operation Claims(5)	Unimpaired	100.00%
5	Other General Unsecured Claims	Impaired	0.00%
6	Intercompany Claims	Unimpaired	100.00%
7	Equity Interests	Impaired	0.00%
8	Intercompany Interests	Unimpaired	100.00%

D.                                    PARTIES ENTITLED TO VOTE ON THE PLAN

Under the provisions of the Bankruptcy Code, not all parties-in-interest are entitled to vote on a chapter 11 plan.  Holders of Claims not impaired by the Plan are deemed to accept the Plan under section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote on the Plan.  Holders of Claims or Equity Interests Impaired by the Plan and receiving no distribution under the Plan are not entitled to vote because they are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code.

The following sets forth the Classes that are entitled to vote on the Plan and the Classes that are not entitled to vote on the Plan:

Class	Claims and Interests	Status	Voting Rights
1	Prepetition Facility Claims	Impaired	Entitled to Vote
2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
4	Unsecured Ongoing Operations Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
5	General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
6	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
7	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
8	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

For a detailed description of the Classes of Claims and the Classes of Equity Interests, as well as their respective treatment under the Plan, see Article III of the Plan.

(4)           This chart is only a summary of the classification and treatment of Allowed Claims and Equity Interests under the Plan.  Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Allowed Claims and Equity Interests.

(5)           Distributions to this Class will include cure amounts, if any, due on contracts the Debtors are assuming pursuant to the Plan.

E.                                      SOLICITATION PACKAGE

The following materials constitute the Solicitation Package:

•                  the appropriate Ballot and applicable Voting Instructions;

•                  a pre-addressed, postage pre-paid return envelope; and

•                  the Disclosure Statement with all exhibits, including the Plan.

The above are collectively referred to as the solicitation package (the “Solicitation Package”).

The Debtors have engaged Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245, as their claims and noticing agent and as their voting agent (the “Voting Agent”) to assist in the solicitation process.  The Voting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials, and generally oversee the solicitation process.

The Core Group,(6) and all parties entitled to vote to accept or reject the Plan shall be served either paper copies or a CD-ROM containing the Disclosure Statement and all exhibits to the Disclosure Statement, including the Plan.  Any party who is served a CD-ROM but desires a paper copy of these documents may request a copy from the Debtors’ Voting Agent (as defined below) by writing to SIRVA Balloting Center, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245, or calling (866) 381-9100. The Solicitation Package (except the Ballots) can also be obtained by accessing the Voting Agent’s website, www.kccllc.net/sirva.  All parties entitled to vote to accept or reject the Plan shall receive a Solicitation Package containing paper copies of an appropriate Ballot.

The Plan Supplement will be Filed by the Debtors no later than fourteen days before the date of the Confirmation Hearing (the “Plan Supplement Filing Date”).  When Filed, the Plan Supplement shall be made available on the Voting Agent’s website at www.kccllc.net/sirva.  The Debtors will not serve paper or CD-ROM copies of the Plan Supplement.  However, parties may request a copy of the Plan Supplement from the Debtors’ Voting Agent.

F.                                      VOTING INSTRUCTIONS

Only the Holders of Class 1 Claims are entitled to vote to accept or reject the Plan, and they may do so by completing the Ballot and returning it by email to SIRVA@kccllc.com or facsimile to (310) 751-1874 by 5:00 p.m., (prevailing Eastern time) on February 1, 2008 (the “Voting Deadline”).  Holders of Class 1 Claims are also required to send an original signed copy of the Ballot by overnight delivery to the address set forth by the pre-addressed envelope provided to the Voting Agent.  For purposes of determining compliance with the Voting deadline, the time at which the Ballot is received is the time at which the email or facsimile transmission is actually received by the Voting Agent.  Voting Instructions are attached to each Ballot.  The Voting Agent will process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will File a voting report (the “Voting Report”) as soon as practicable before the Confirmation Hearing.

 (6)                               “Core Group” means (i) counsel for the Agent to the Prepetition Lenders, and (ii) counsel to the administrative agent for the Debtors’ postpetition secured lenders.

BALLOTS

Ballots must be actually received by the Voting Agent by the Voting Deadline by email or facsimile to:

Email: SIRVA@kccllc.com; or Facsimile: (310) 751-1847

If you have any questions on the procedures for voting on the Plan, please call the Voting Agent at the following telephone number:

(866) 381-9100

ANY BALLOT THAT FAILS TO CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OR THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, SHALL NOT BE COUNTED.

EACH HOLDER OF A CLASS 1 CLAIM MUST VOTE ALL OF THEIR CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT THEIR VOTES.  BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM IN CLASS 1 WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLAIMS, THEN ANY SUCH EARLIER BALLOTS ARE REVOKED.

ALL BALLOTS ARE ACCOMPANIED BY VOTING INSTRUCTIONS.  IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED WITH EACH BALLOT.

G.                                    THE CONFIRMATION HEARING

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan.  Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.

Following commencement of the Chapter 11 Cases, the Debtors intend to promptly schedule a Confirmation Hearing and will provide notice of the Confirmation Hearing to all necessary parties.  The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

H.                                    CONFIRMING AND CONSUMMATING THE PLAN

It is a condition to Confirmation of the Plan that the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Agent.  In addition, certain other conditions contained in the Plan must be satisfied or waived pursuant to the provisions of Article X of the Plan.

Following Confirmation, the Plan will be consummated on the day that is the first Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in Article X of the Plan have been (i) satisfied or (ii) waived pursuant to Article X of the Plan (the “Effective Date”).

For further information, see Article IV hereof - “THE JOINT PLAN” - Conditions Precedent to Confirmation and Consummation of the Plan.”

II.            BACKGROUND

A.                                    OVERVIEW OF THE COMPANY’S BUSINESS

The Company

SIRVA, Inc. (SIRVA and its Affiliated Debtor and non-Debtor subsidiaries are collectively referred to as the “Company”) is a leader in the global relocation industry, providing relocation solutions (relocation services and moving services) to a well-established and diverse customer base, including more than 12,000 corporate clients and governmental agencies, as well as thousands of individual consumers around the world. The Company’s goal is to provide its customers with comprehensive, customizable relocation solutions that improve their employee’s relocation experience, streamline employee transfer administration, reduce real estate market risk, and lower relocation costs. The Company’s services include transferee counseling, home purchase programs, real estate broker and agent referrals to assist transferees with home sales and purchases, mortgage originations, expense management, movement of household goods, global program management, and the provision of destination “settling in” services. The Company globally markets and delivers these services under the SIRVA® Relocation brand, as well as a variety of household goods moving brands worldwide.

The Company provides relocation services through its operating centers located in the United States, Asia, continental Europe, the United Kingdom, Australia, and New Zealand. In each location, the Company’s customer service and account management teams regularly interact with the Company’s corporate clients and their transferring employees to meet their global relocation needs. The Company’s corporate relocations originate primarily in the United States, Japan, and the United Kingdom.

The Company also is a world leader in moving household goods. The Company operates in more than forty countries under well-recognized brand names, including Allied®, northAmerican®, and Global® in North America; Pickfords, Hoults and Allied Pickfords in the United Kingdom; and Allied Pickfords in the Asia Pacific region. The Company provides moving services for corporate, military/government and consumer clients through a worldwide proprietary agent network. In North America, the Company provides moving services through a branded network of 643 agents (as of December 31, 2006) who own the trucks and trailers used in moves and are responsible for the packing, hauling, storage and distribution of household goods. The Company acts as a network manager for these agents and provides, among other services, brand management, sales and marketing support, interstate dispatch and planning, billing, collection and claims handling. Outside North America, the Company provides moving services through a network of Company-operated, agent-owned and franchised locations in Europe and the Asia Pacific region.

The Company impacts the global relocation market by combining its relocation service offerings with its proprietary moving services network on a global basis. The Company provides relocation and moving services through a team of more than 3,200 employees worldwide, operating within four reportable segments—Global Relocation Services, Moving Services North America, Moving Services Europe and Asia Pacific, and Corporate.

Corporate Structure/Reporting Segments

The Company reports its results in the following four reportable segments—Global Relocation Services, Moving Services North America, Moving Services Europe and Asia Pacific, and Corporate. Moving Services Europe and Moving Services Asia Pacific are separate operating segments. However, given their similar economic characteristics, services provided, processes, types of customers, methods of service delivery, regulatory environments, and meeting certain quantitative thresholds, the Company has concluded these two operating segments should be combined into a single reportable segment, Moving Services Europe and Asia Pacific.

Global Relocation Services:   The Company offers a comprehensive suite of relocation solutions to thousands of corporate customers around the world. It offers a wide variety of employee relocation services including the sale of employees’ homes, movement of their household goods, purchase of their new homes, and provision of destination services. These relocation solutions are provided by a team of employees around the world and a network of agents and other service providers.

Moving Services North America:   The Company provides moving services through its proprietary branded network of 643 agents who own the trucks and trailers used in moves and are responsible for packing, hauling and storage, and distribution of household goods. It acts as a network manager for its agents, providing, among other things, brand management, load optimization, billing, collection and claims handling.

Moving Services Europe and Asia Pacific:   The Company provides moving services through a combination of company-operated locations, its proprietary agent network, and its network of affiliated preferred providers in the United Kingdom, continental Europe and the Asia Pacific region.

Corporate:   This segment contains costs associated with corporate governance activities that are not allocated to the other three operating segments. Certain corporate expenses are allocated to the segments based primarily on specific identification, projected sales and estimated use of time. Interest expense and other non-operating items are not allocated or reviewed on a segment basis.

Global Relocation Services

The Company offers its customers complete outsourcing of their employee relocation programs. The Company’s services include home sale, home purchase and home marketing assistance, global program consultation and management, expense tracking, compliance reporting, tax reporting, and payroll interface services. The Company has the ability to aggregate data across all of a customer’s relocation activities, which can provide clients a valuable overview of their relocation program expenses, and suggest ways to cut costs and improve services.

The Company’s goal is to meet the needs of transferees with a full suite of customer-focused, innovative service offerings. These services include:

Home Sale.   On behalf of its customers, the Company manages the marketing and appraisal process, and arranges for the sale of a transferring employee’s home. In most cases, the Company actually provides an advance on the equity in the employee’s original home, thereby enabling the employee to purchase a new home before the existing home is sold, and facilitating the relocation process. In addition, under some programs, if an employee’s home is not sold within a specified period, the Company will purchase the home based on an objective appraised value and continue to market the property until it is sold.

The Company provides these services under two different product offerings: a traditional model and a fixed-fee model. Under a traditional model, the Company provides all services on a “cost plus” basis, and any loss on the home sale and all holding costs incurred while the home is “in inventory” are borne by the customer.  Under a fixed-fee model, the Company provides all of these services to its U.S. customers for a fixed-fee, set as a percentage of the purchase price paid by the Company to the transferee to acquire his or her home.  The purchase price is set as the home’s market value as determined by third-party appraisers.  For both product offerings, the Company utilizes its network of independent real estate brokers to assist with the transferee home sale and, in the United States, the Company receives a referral fee from the broker.

In the fixed-fee product, the Company takes responsibility for all costs in the home sale process and agrees to purchase the home if it is not sold within a pre-determined period or if a third-party sale falls through.  When the Company takes a home into inventory, the Company assumes all carrying costs and any loss (or gain) on resale of the home.  In addition, the Company continues to service the transferring employee’s mortgage until the home is sold or, in some cases, the Company immediately pays off the mortgage. The Company has a process that it believes minimizes the risk and cost of providing the fixed-fee product and, as a result, the Company has experienced acceptable home sale losses on individual properties over the history of the program. The Company believes this product better aligns the Company’s interests with its customer’s interests, because it is in the mutual interests of both to avoid holding homes in inventory for long periods of time and incurring losses on resale.

Home Purchase.   The Company’s home finding service provides transferring employees with the tools to empower them throughout the home purchasing process. At each stage of the process, the Company provides appropriate information, guidance and materials to allow the transferee to be an informed buyer. As with the home sale process, the Company utilizes its network of independent real estate brokers to assist corporate transferees in locating a new home at the destination location. In the United States, the Company provides this service at no cost to its customer, but receives a referral fee from the real estate broker for any home purchase. In Europe, the Company performs this service for an agreed-upon set fee. The Company actively monitors and rates its real estate brokers to ensure cost-effective, high-quality service.

Mortgage Origination.   SIRVA Mortgage, Inc. (“SIRVA Mortgage”) focuses on the mortgage needs of the transferring employee. The Company’s mortgage services complement its home finding services and simplify the overall relocation process for the transferee while reducing total relocation costs for the customer. The Company simplifies relocation lending by providing free consultation, quick pre-approval, minimal paperwork, relocation-specific loan programs, direct bill arrangements, and one-stop shopping through a multi-lender network. SIRVA Mortgage’s multi-lender approach allows it to research rates and loan options offered by national lenders and help the consumer make an informed decision. The Company provides mortgage services to customers’ transferring employees, underwriting the mortgage for a transferee’s home purchase. Before a mortgage is underwritten, the Company obtains the agreement of one of various third-party financial institutions to purchase the mortgage from the Company. There typically is a processing lag of twenty to thirty days from the time the Company writes the mortgages to the time the sale is completed. During this time, the mortgages are carried as current assets and are financed through the Company’s mortgage warehouse facility.

Destination Services.   The Company assists its customers in making relocations more successful by providing a range of services that reduces the inconvenience to transferring employees (and their families) and facilitates their integration into the new location. These services include city orientation, school selection, visa and immigration management, and language and cultural training. The Company provides these services through a combination of third-party contractors and the Company’s employees, depending, in part, upon the custom for such services in the local market. In cases where the Company utilizes third parties for these services, the Company typically receives a referral fee from the local service provider.

Global Services.   As of December 31, 2006, the Company has Global Service Centers in thirteen countries, with a network of certified business suppliers in 149 countries, enabling the Company to provide global solutions to local issues. Through these global offices, the Company offers a full suite of specialized global relocation services to customers and their transferring employees, including assignment management, process management, visa and immigration services, complete destination services, and expense management.

Move Management.   The Company provides move management services to transferring employees, coordinating the packing, storage and moving of a transferring employee’s household goods, as well as assistance with questions and claims. The Company provides these services through its own fulfillment network, described below under “Household Goods Moving Services,” or, at a customer’s direction, through a non-SIRVA moving company.

The Company provides all of these relocation services through operating centers located in and around major metropolitan areas throughout the world: the United States, Asia, continental Europe, United Kingdom, Australia and New Zealand. The Company has a staff of relocation specialists dedicated to serving the needs of its clients and transferees. This staff coordinates the Company’s extended network of service providers, including moving services companies, real estate brokers, appraisers and destination service providers.

Customers expect a streamlined communication process between their human resource managers, transferring employees and the Company. To meet these needs, account managers provide this single point of contact and accountability for its clients. For individual transferring employees, the Company provides the full range of relocation services through a lead relocation counselor, who draws on other specialists as needed during the relocation process.

The same corporate services described above are provided by the Company to individual consumers through employee programs provided by customers and member programs provided by associations and member service organizations.

Moving Services North America

Through the Company’s Allied®, northAmerican® and Global® branded networks, the Company provides interstate moving services, including household goods packing, storage and transportation services, throughout the United States and Canada. The Company has a leadership position in the industry, and the Company’s Allied® and northAmerican® trademarks are considered two of the most widely recognized and respected brand names in moving services.

Household Goods Moving Services.   In North America, the Company primarily provides household goods moving services through its network of 643 branded agents (as of December 31, 2006). Agents are independently-owned local moving companies that provide customers with the local packing, warehousing and the majority of the hauling required to support household moves. The Company’s network of agents and their drivers own most of the equipment used in the Company’s moving operations. The Company acts as a network manager for these agents, providing, among other services, brand management, sales and marketing support, interstate dispatch and planning, billing, collection and claims handling. The Company also has a centralized consumer contact center in the United States that facilitates direct consumer inquiries from a broad range of affinity partners, internet, and other third-party lead sources, as well as from its branded websites. The contact center provides immediate customer response, service qualification, and real time connection to a preferred local agent.

The Company holds U.S. transportation authority for all interstate moves and has entered into contracts with local agents with respect to interstate moves and recognizes revenues accordingly. In contrast, the Company’s agents generally conduct intrastate moves under their own state transportation authorities using the Company’s brands, except in certain states such as Texas and California, where the Company holds intrastate transportation authorities. Therefore, the Company is not a party to most intrastate transactions and does not recognize revenues and associated costs in connection with such transactions.

Agent Network.   The Company has developed significant relationships with the branded agents in its network.  The Company’s relationship with each agent is governed by an agency contract that defines the terms and conditions of the agent’s exclusive representation of the Company in all interstate household goods shipments, as well as the compensation structure for services provided. While the Company enters into certain short-term contracts, the Company also will often enter into long-term contracts, typically for a three to sixteen year period, with selected agents. These long-term contracts provide security to both parties and ensure the Company long-term representation and revenues in key markets. In May 2005, a new three-year contract was signed by more than 94% of the Company’s Allied® agents.  The Company’s Allied-branded agent agreements, representing sixty percent of the Company’s total agent agreements, are set to expire in April 2008, and the Company is currently negotiating with these agents to obtain new contracts.  No single agent accounted for more than 4% of the Company’s linehaul revenues for the Moving Services Household Goods business in 2006.

Owner-Operators.   Owner-operators are independent contractors who work with the Company’s agent network and the Company and provide household goods and specialty transportation fulfillment services. In most circumstances, the owner-operators own their trucks and coordinate obtaining the labor needed to service customer moves. As of December 31, 2006, across the Company network in North America, there were approximately 1,900 owner-operators contracted almost exclusively by agents in household goods moving and fifty-one agent contracted owner-operators in the Company’s Special Products moving business, which provides for the transportation of non-household goods freight. There are currently fifteen owner-operators contracted directly by the Company’s Special Products moving business.

Moving Services Europe and Asia Pacific

Through its multiple brands in Europe and the Asia Pacific region, the Company provides international household goods packing, storage and moving services. The combination of these operations, together with the Company’s moving services operations in North America, provides the Company with a leadership position in the moving services industry around the world.

In Europe and the Asia Pacific region, the Company primarily provides household goods moving services, as well as office moving services, through a combination of the Company’s company-operated locations, the Company’s proprietary agent network, and the Company’s network of affiliated preferred providers.  Since 2006, the Company has continued to dispose of a number of European owned properties, thereby shifting towards a less capital-intensive business model. The Company has continued this shift as the use of more service providers who maintain their own equipment is implemented.  (See “Restructuring Initiatives,” below.)

Customers

The Company serves a diverse range of customers around the world, including corporations of all sizes, military and government agencies, and individual consumers. This diverse client base helps to lower the Company’s exposure to downturns or volatility in any one industry or region. No single customer accounted for more than 4.7% of the Company’s 2006 revenues.

Corporate Customers.   The Company’s corporate customers range from small businesses to large multinational companies. Many of the Company’s contracts with corporate customers are non-exclusive and are terminable by the customer on short notice and generally do not specify a minimum transaction volume. The Company’s customers operate businesses in a variety of industries, including consumer packaged goods, automotive, manufacturing, business and financial services, retail, technology and pharmaceuticals. They are based throughout the United States, Canada, Europe and the Asia Pacific region.

Military/Government Agencies.   The Company provides household goods moving services to state and federal government agencies in the United States, including the U.S. Department of Agriculture, the Drug Enforcement Administration, the Federal Bureau of Investigation, all branches of the U.S. military, and government agencies of other countries around the world.  Similar to the contracts with the Company’s corporate customers, the Company’s agreements with the U.S. military may be terminated at the government’s election under certain circumstances.

Consumer Market.   The Company provides domestic and international household goods moving services to consumers around the world.  Selection of a moving company generally is driven by brand, quality, price and capacity.  The consumer household goods moving market traditionally has been stable in terms of both volume and price.  As described more fully below, however, the combination of downward price pressure in the domestic residential real estate market and the increased probability of a near-term recession have contributed to reduced moving services volumes.

B.                                    THE DEBTORS’ CORPORATE AND CAPITAL STRUCTURE

1.                                      ACQUISITIONS

On March 10, 2004, the Company purchased Relocation Dynamics, Inc. (“RDI”), a U.S.-based specialty relocation services provider, for $1.8 million (net of Cash acquired).  The New Jersey service location of RDI added another center on the east coast of the United States to enhance the Company’s existing service offerings. RDI has been included within the Company’s Global Relocation Services segment since the date of acquisition.

On September 2, 2004, the Company acquired substantially all of the assets of D.J. Knight & Co., Ltd. (“DJK”), a U.S.-based specialty residential brokerage and relocation services provider, for $2.2 million in cash (net of Cash acquired), of which $0.3 million was paid in 2005. Through its headquarters in New York City, the acquisition of DJK added another provider of rental and corporate housing relocation services to the Company.

On December 23, 2004, the Company purchased all of the outstanding shares of common stock of the U.S.-based employee relocation management and consulting firm Executive Relocation Corporation (“ERC”), for $89.1 million (net of Cash acquired) inclusive of legal and advisory fees.  ERC was acquired from Standard Federal Bank National Association, a subsidiary of LaSalle Bank Corporation (“LaSalle”). Affiliates of LaSalle are participants in the Company’s currently outstanding credit agreement for which JP Morgan Chase Bank acts as agent. Affiliates of LaSalle are also counterparties to the Company’s asset-backed securitization facility. ERC has been included within the Company’s Global Relocation Services segment since the date of acquisition. In 2006, 2005 and 2004, ERC contributed service revenue of $43.8 million, $36.1 million and $1.0 million, respectively, and operating income (loss) of $19.1 million, $7.7 million and $(0.2) million, respectively.

2.                                      RESTRUCTURING INITIATIVES

On September 9, 2004, the Company’s Board of Directors authorized, approved and committed the Company to a disposal plan (the “Disposal Plan”) involving the Company’s North American High Value Products Division (“HVP”), as well as certain other logistics businesses, which included Specialized Transportation in Europe (“STEU”) and the Company’s Transportation Solutions segment in North America (“TS”).   These actions effectively exited the Company from its asset-intensive logistics businesses globally. In connection with the Disposal Plan, the Company:

•                  Completed the sale of HVP, including the Canadian operations, to Specialized Transportation Agent Group, Inc., an entity owned by a group of NAVL agents in the fourth quarter of 2004, for a cash purchase price of five dollars and the buyer’s assumption of certain obligations under various agency and customer contracts.

•                  Completed the sale of all of the outstanding stock of STEU on February 1, 2005, to affiliates of Wincanton plc for a net aggregate purchase price of approximately $13.3 million. Net proceeds from the sale were $9.0 million.

•                  Completed the sale of its TS segment through its NAVL subsidiary to NAL Worldwide LLC, an affiliate of Lake Capital Partners LP on August 5, 2005, pursuant to a definitive agreement dated July 14, 2005. Net proceeds from the sale were $11.5 million.

In the first quarter of 2005, the Company approved the sale of the following businesses, which completed the Company’s exit from a majority of its commercial freight/logistics businesses:

•                  The Fleet Service business assets were sold on March 30, 2005 to Hanning & Bean Enterprises for net proceeds of $3.3 million.

•                  The Blanketwrap business assets were sold on May 13, 2005 to Gainey Transportation Services, Inc. for net proceeds of $0.9 million and a non-interest bearing note receivable with a face value of $1.7 million.

•                  The Flatbed business assets were sold on August 12, 2005 to Gainey Transportation Services, Inc. for net proceeds of $2.0 million.

On December 8, 2005, the Company sold all of the outstanding stock of its Australian and New Zealand Pickfords Records Management business with an effective date of November 30, 2005 to Iron Mountain, Inc. for net proceeds of approximately $79.0 million.

On December 30, 2005, the Company sold all of the common stock of the U.S. Insurance Business to IAT Reinsurance Company Ltd. for net proceeds of approximately $8.5 million.

On March 30, 2006, the Company sold its Business Services Division in the United Kingdom and Ireland, which included the assets of its Records Management and GB Nationwide Crate Hire businesses in the United Kingdom and the stock of Irish Security Archives Ltd., to Crown Worldwide Holdings Ltd. for net proceeds of $85.7 million.

On March 31, 2007, the Company sold its continental Europe moving services operations in Sweden, Norway, Denmark, The Netherlands, Luxembourg, Switzerland, Germany, Poland, Czech Republic, Hungary, France, Belgium and Russia to Transeuro Amertrans International Holdings BV, an affiliate of TEAM Relocations (“TEAM”), a European corporate international moving company. The purchase price was approximately $10.0 million, subject to certain closing adjustments.  In connection with the transaction, TEAM entered into authorized representative agreements in each of those countries. Under the representative agreements, TEAM has the right to use the Allied trademark and will pay an annual license fee to Allied Van Lines, Inc. of $1.45 million, which fee will increase by 5% each year for five years.

In the second quarter of 2007, the Company sold a construction project management business, and in the third quarter of 2007, the Company sold its local moving services operations in New Zealand. The sales prices and net assets sold in these transactions were not significant.

3.                                      SUMMARY OF PREPETITION INDEBTEDNESS AND OTHER FINANCINGS AS OF THE PETITION DATE

The Company’s principal capital resources consist of a senior credit facility and accounts receivable, including an accounts receivable securitization facility.

(a)          Term Loan and Revolving Credit Facility

The Company has a $511.0 million senior credit facility through SIRVA Worldwide, Inc. (“SIRVA Worldwide”), one of the Debtors herein (the “Credit Facility”). The related credit agreement (“Credit Agreement”) with JPMorgan Chase Bank, N.A. and a consortium of other lenders consists of a $175.0 million revolving credit facility and a $336.0 million term loan obligation, and is collateralized by substantially all of the assets of SIRVA Worldwide, SIRVA, Inc., and certain of the Company’s direct and indirect domestic subsidiaries.  The collateral for the Credit Facility does not include any assets of SIRVA Relocation Credit, LLC (“SRC”), or any receivables and related assets sold to SIRVA Relocation Credit pursuant to the securitization facility (discussed below).

The Credit Agreement contains a number of significant covenants that, among other matters, restrict SIRVA Worldwide’s ability to incur additional indebtedness, pay dividends, make acquisitions or engage in mergers or consolidations, and make capital expenditures or incur capital lease obligations. While the Credit Agreement generally permits dividends and distributions on the capital stock of SIRVA Worldwide’s subsidiaries to SIRVA Worldwide, such dividends and distributions from SIRVA Worldwide to SIRVA, Inc. are limited to 20% of net income, subject to exceptions for transfers to fund the Company’s operating expenses in the ordinary course of business. The Credit Agreement also requires SIRVA Worldwide to comply with certain financial ratios and tests, including a consolidated interest coverage ratio and consolidated leverage ratio. The Credit Agreement includes certain cross-default provisions such that a default under any other loan agreement in excess of $10.0 million that has not been cured within an applicable grace period would cause a default under the Credit Facility.

The Company executed a series of amendments to the Credit Agreement with effective dates of March 28, July 1, September 30 and November 14, 2005, and March 23, August 15, and September 29, 2006, and June 25, 2007.  The amendments, among other matters, extended the time period for the filing of financial statements, increased the applicable margin as it applies to ABR and Eurocurrency loans, and relaxed the financial covenants relating to debt leverage and interest coverage to keep SIRVA Worldwide in compliance with the terms and conditions of the Credit Agreement.

The Company executed a further amendment to the Credit Agreement on January 1, 2008 (the “Tenth Amendment”), to (i) facilitate the ongoing operating ability of the Loan Parties (as that term is defined in the Credit Agreement) and (ii) effectuate a feasible restructuring of their respective businesses.  Among other matters, the Tenth Amendment waives SIRVA Worldwide’s failure to comply with certain provisions of the Credit Agreement, including its late payment of interest on January 10, 2008.  The Tenth Amendment also extends prepayment priority to any additional Revolving Credit Loans made after January 2, 2008 in excess of $107,000,000 (the “2008 Revolving Credit Loans”), Swing Line Loans after January 2, 2008 (the “2008 Swing Line Loans”) and Reimbursement Obligations with respect to Letters of Credit which are issued, extended or renewed after January 2, 2008 (the “2008 Reimbursement Obligations”).  SIRVA Worldwide has agreed to use its reasonable best efforts to refinance the 2008 Revolving Credit Loans, the 2008 Swing Line Loans and 2008 Reimbursement Obligations with the proceeds from any restructuring.

The Company executed a further amendment to the Credit Agreement on January 22, 2008, to (i) facilitate the ongoing operating ability of the Loan Parties (as that term is defined in the Credit Agreement) by permitting the disbursement of an additional $20 million of term loans (the “New Term Loans”), and (ii) effectuate a feasible restructuring of their respective businesses.  The Eleventh Amendment also extends prepayment priority to the New Term Loans and changes the amortization schedule for the original term loans.  The Parent Borrower (as that term is defined in the Credit Agreement) has agreed to pay a fee if the New Term Loans and the revolving loans made since January 1, 2008, are not repaid in full by February 29, 2008.

The Company executed a further amendment to the Credit Agreement on January 22, 2008 (the “Eleventh Amendment”), to (i) facilitate the ongoing operating ability of the Loan Parties by permitting the disbursement of an additional $20 million of term loans (the “New Term Loans”), and (ii) effectuate a feasible restructuring of their respective businesses.  The Eleventh Amendment also extends prepayment priority to the New Term Loans and changes the amortization schedule for the original term loans.  SIRVA Worldwide has agreed to pay a fee if the New Term Loans, the 2008 Revolving Credit Loans, the 2008 Swingline Loans, and the 2008 Reimbursement Obligations, including any DIP financing, are not repaid in full by February 29, 2008.

(b)          Mortgage Warehouse Facilities

SIRVA Mortgage utilizes a warehousing credit and security agreement and a flexible early purchase facility (collectively the “Mortgage Warehouse Facilities”) provided by Washington Mutual Bank and Colonial Bank, N.A. (the “Mortgage Warehouse Facilities Lenders”) to fund its mortgage loans held for resale. The Mortgage Warehouse Facilities are secured by certain assets of SIRVA Mortgage.

In 2005, the $80.0 million warehousing credit and security agreement was renewed and extended to June 1, 2006. Effective June 2006, because of the availability of other facilities, the Company decided to reduce the warehousing credit and security agreement from $80.0 million to $40.0 million. In October 2006, SIRVA Mortgage entered into an amendment to the warehousing credit and security agreement to establish a $40.0 million sub-limit to permit the financing of residential real estate property acquired by SIRVA Relocation LLC (“SIRVA Relocation”) or its assignees under relocation programs. SIRVA Mortgage had an outstanding balance of $39.4 million and $68.5 million against the warehousing credit and security agreement at December 31, 2006 and 2005, respectively.

In May 2005, SIRVA Mortgage amended the flexible early purchase facility, increasing the amount available from $100.0 million to $120.0 million. This facility carries no maturity date and the terms are similar to the warehousing credit and security agreement. Effective March 2006, the flexible early purchase facility was amended to establish a $40.0 million equity advance sub-limit to enable SIRVA Mortgage to fund equity advances originated by relocation affiliates. Effective May 2006, the flexible early purchase facility was amended to increase the facility from $120.0 million to $250.0 million. The flexible early purchase facility is now the primary means for SIRVA Mortgage to fund their traditional residential first mortgage lending. SIRVA Mortgage had an outstanding balance of $85.6 million and $13.4 million against the flexible early purchase facility at December 31, 2006 and 2005.

During 2006, interest on both facilities was payable monthly at a rate equivalent to the London Interbank Offered Rate (“LIBOR”) plus 125.0 basis points to 300.0 basis points (effective rate of 6.57% at December 31, 2006). During 2005, interest on both facilities was payable monthly at a rate equivalent to LIBOR plus 162.5 basis points to 287.5 basis points (effective rate of 5.99% at December 31, 2005). The interest rate spread varies depending upon such factors as the type of mortgage financed and amount of time a mortgage loan has been closed and not yet sold to investors.  Historically, SIRVA Mortgage paid a monthly commitment fee of 15.0 basis points on the unused portion of the warehousing credit and security agreement in months where the average drawn balance was less than $40.0 million. Effective June 2006, the warehousing credit and security agreement was amended, which amendment removed the monthly commitment fee based on usage.

In early September 2007 the Company was advised by the lender for the Mortgage Warehouse Facility that the agreements would not be renewed in 2008, because the lender is terminating their mortgage warehousing lending business.  This termination is not based on any failure by SIRVA Mortgage to comply with the requirements of the agreements. SIRVA Mortgage has engaged a new lender for a $175.0 million early purchase facility and a $25.0 million committed funding facility, which together replace the terminated $250.0 million flexible early purchase facility.  These facilities will not include the sub-limit that the Company’s previous facility had that permits the financing of residential real estate property acquired by the Company’s subsidiary, SIRVA Relocation.  The facilities will expire 364 days from the date of execution which was December 21, 2007.  The terminated facility will expire on March 15, 2008 by which time the Company expects that all loans funded by that facility will have been sold or otherwise removed from that facility.  If necessary, the Company can place any such loans on the current facility.

(c)           Securitization Facility

In June 2004, the Company implemented a program to sell certain receivables generated by SIRVA Relocation, to independent third-party financial institutions through LaSalle Bank, N.A. (“LaSalle Bank”) as agent (the “Securitization Facility”).  The receivables are the Company’s contractual rights to certain repayments, primarily home equity advances and other payments made on behalf of transferees and corporate clients. The equity advances are evidenced by promissory notes executed by the transferees and supported by the underlying value of the transferees’ properties and contract arrangements with corporate clients. The equity advances generally are due within 180 to 270 days or upon the earlier sale of the underlying property.

The sales are governed by a Receivables Sale Agreement, which was amended on December 23, 2004 in connection with the acquisition of ERC to include home equity advances and other related trade receivables generated by ERC, to increase the amount of the facility from $55.0 million to $200.0 million, to add an additional purchaser, and to extend the maturity of the facility to three years. The Receivables Sale Agreement was further amended with effective dates of March 31, May 31, July 1, September 30, November 14 and December 13, 2005, and March 27, August 15, August 16 and October 12, 2006. The amendments, among other things, extended the permitted time period for the filing of financial statements, implemented a new monthly financial reporting requirement for SIRVA Relocation and ERC, increased the applicable margin as it applies to prime rate and Eurodollar rate proceeds, amended the definition of certain termination events, modified certain terms and processes related to the determination of eligible receivables and employers and, in August 2006, increased the size of the program to $218.1 million. In December 2006, the Second Amended and Restated Receivables Sale Agreement increased availability by $25.0 million by increasing the Cash advance rate from 85% to 95% on receivables sold and authorized home equity advances and other related receivables of SIRVA Global Relocation, Inc. (“SIRVA Global”) to be included in the program. The Company incurred fees related to these amendments of $1.1 million, $1.0 million and $1.9 million in 2006, 2005 and 2004, respectively.

SIRVA Relocation, ERC and SIRVA Global sell receivable portfolios to a consolidated wholly-owned bankruptcy remote special purpose vehicle, SRC. The receivables securitization program is accounted for as a sale of financial assets. At each sale transaction, SRC transfers its ownership in all of its receivables on a non-recourse basis to the third-party financial institutions in exchange for a Cash advance and a retained interest.

In September 2007, the Third Amended and Restated Receivables Sale Agreement was executed. The amendment reduced the amount of the program to $182.5 million from $243.1 million, broadened the categories of eligible receivables, and extended the arrangement for one year. Upon obtaining additional commitments, the program may be increased by up to $50.0 million prior to June 30, 2008 without requiring an amendment to the facility. In conjunction with the renewal, fees of $1.3 million were recorded in general and administrative expense during the third quarter of 2007.  As of December 31, 2007, the purchasers had approximately $164.0 million in unpaid advances under the facility.

The collateral for the Credit Facility does not include any assets of SRC or any receivables and related assets sold to SRC by SIRVA-Relocation, ERC, and SIRVA Global pursuant to the Receivables Purchase Facility.

(d)          Relocation Financing Facilities

The Company’s subsidiary, SIRVA Finance Limited, and various international subsidiaries of SIRVA Relocation LLC, maintain relocation financing facilities with various European banks of $37.7 million at September 30, 2007. The outstanding balance of these facilities was $13.9 million at September 30, 2007 and $24.1 million at December 31, 2006. The financing facilities are uncommitted pending the filing of financial information and callable upon demand, but generally remain available and are expected to be renewed in the future. Interest is payable monthly or quarterly depending on the lenders at the base lending rate. The facilities are secured by the underlying relocation assets.

C.                                    THE DEBTORS’ AFFILIATES IN THE UNITED KINGDOM

SIRVA UK Limited operates the moving business in the UK.  It has a number of subsidiaries, the majority of which are dormant.  Its non-dormant subsidiaries are Allied Pickfords Limited, Pickfords Manhire Limited and Pickfords 1999 Limited.  Allied Pickfords Ltd franchises removal activities in Asia.  Pickfords Manhire Limited provides seasonal labour to SIRVA UK Limited and Pickfords 1999 Limited’s principal activity is as 10% shareholder of The Baxendale Insurance Company Limited, an Irish captive insurance company providing insurance services to SIRVA UK Limited.

SIRVA UK Limited’s principal assets are intercompany receivables arising from loans to various companies within the SIRVA group.  In particular, it is owed circa £8,281,000 from North American Van Lines, Inc. £38,900,000 from its parent, SIRVA Group Holdings Limited, and £22,042,000 from SIRVA Ireland.  It has a deficit in its defined benefit pension scheme of approximately £10m and has agreed with the pension trustees to pay £1.6m per annum over ten years, the first payment to commence in April 2008.

SIRVA UK Limited has forecasted that it will make a USD3m loss in 2008 and for the first quarter of 2008 is reliant on funding from the US SIRVA group to meet its short term cash obligations.  On January 22, 2008, SIRVA Inc transferred £350,000 to SIRVA UK Limited in order for it to meet its salary and wages obligation on January 25, 2008.  SIRVA UK has significant short term cash obligations.  If a solution is not found to the short term funding requirement the directors of SIRVA UK Limited must consider filing for an appropriate UK insolvency procedure.  To avoid the need for an insolvency filing, SIRVA, Inc. is currently in discussions with [Buyer’s Name Redacted] to acquire the shares in the UK and Irish businesses whereby [Buyer’s Name Redacted] would acquire the UK group’s assets in consideration for [Buyer’s Name Redacted] taking on certain liabilities (excluding the UK SIRVA relocation business, which sits within the SIRVA Relocation LLC group).  It is hoped that the acquisition can be completed prior to the Company’s chapter 11, and in any event prior to any further cash flow need of SIRVA UK Limited.  If the sale is not completed within this time frame and no cash injection is forthcoming from an outside source, it may be necessary for there to be a sale of SIRVA UK Limited to be completed in an insolvency procedure, for example administration.  If the sale cannot be completed at all, the Company will likely wind up the UK and Irish businesses pursuant to an appropriate UK insolvency proceeding.

III.           CHAPTER 11 CASES

A.                                    EVENTS LEADING TO THE CHAPTER 11 CASES

The overall health of the U.S. economy is intertwined with the domestic real estate and credit markets.  Both areas are currently in a state of upheaval, which has affected decisions of the Debtors’ corporate customers and also caused a crisis in consumer confidence.  These factors have had significant negative effects on the liquidity of both the moving services and relocation services segments of the Debtors’ business, and have constrained the Debtors, both financially and operationally.

1.                                      THE TROUBLED REAL ESTATE MARKET AND ITS EFFECT ON THE DEBTORS’ BUSINESSES

As has been well-documented, the U.S. real estate market is in turmoil.  Over the past few years the volume of U.S. sales of both existing and new homes has significantly declined, the number of homes on the market has increased, and, as a consequence, in most areas of the United States. there has been severe downward pressure on home prices.(7)  The Debtors began to feel the negative effect of the downward pressure on home prices as early as 2005.  This was followed in 2007 by a spike in “subprime” mortgage delinquencies, which has led to declining confidence in the U.S. economy in general.

These factors have affected the Debtors in several ways.  First, As part of the Debtors’ global relocation solutions package, the Debtors offer customers home purchase and sale services for their employees.  In some fixed-fee programs, if a transferee’s home cannot be sold within a given period of time (“Marketing Period”), the Debtors may have to purchase the home for their own account.  Second, the short Marketing Periods have caused homes to enter the Debtors’ inventory more quickly.  Third, the soft market has caused the Debtors to hold the homes in its inventory for a longer period of time, which causes the Debtors’ carrying costs to escalate. Fourth, the declining market has caused the Debtors to often sell their inventory homes to third parties at a loss.  The decline in the volume and value of existing home sales due to adverse economic changes have increased the number of homes that the Debtors have serviced, and the Debtors have had to sell those homes at a loss or carry these homes for longer periods of time, thereby adversely affecting the Debtors’ operating results.  Fifth, because the Debtors finance the purchase of homes taken into inventory, an increase in the number of homes that the Debtors take into inventory also increases the Debtors’ borrowings under their revolving credit facility (except to the extent of a limited ability

(7)                        According to statistics compiled by the National Association of Realtors, sales of existing homes declined 12.8% between 2006 and 2007, and declined 8.5% between 2005 and 2006.  Sales of new homes declined by 26.5% between 2006 and 2007 and 18.1% between 2005 and 2006.  Median sale prices for existing homes declined by 1.9% between 2006 and 2007, and median sale prices for new homes declined 2.1% in the same period.  See also Michael M. Grynbaum, “Home Prices Fell in ‘07 for First Time in Decades,” The New York Times, January 24, 2008, available at http://www.nytimes.com/2008/01/24/business/24cnd-home.html.

to obtain first lien mortgages through a national mortgage lender), and the increased spreads caused by the eleven amendments made to the Credit Agreement (discussed above).  So, the Debtors’ home inventory is growing, and growing more quickly, the homes stay in inventory longer, and many homes must be sold at a loss.  All these factors have resulted in lower revenues and profitability and increased use of working capital, which has in turn adversely affected the Debtors’ liquidity.

2.                                      THE DECLINING U.S. ECONOMY AND ITS EFFECT ON THE DEBTORS’ BUSINESSES

The level of confidence consumers have in the U.S. economy, its ability to grow and create jobs declined precipitously during 2007.  This, coupled with the problems in the real estate market described above, has had several negative effects on the Debtors’ businesses.

First, the Debtors’ customers are simply not moving as much.(8)  Either these consumers have not been able to sell their homes and are prevented from moving, or they have postponed a planned sale and relocation.

Second, the Debtors’ business customers have retrenched, and are attempting to lower their costs by not relocating their employees as often as in more robust economic times.  In some cases, these businesses have cut down on the amount or level of services they purchase from the Debtors.  Both of these trends have caused the Debtors’ revenues to decline, further pinching liquidity.

Third, at the same time, fuel costs have increased almost exponentially in the past two years due to conditions in the international oil market and exacerbated by a lack of sufficient gasoline refining capacity in the U.S.  The Debtors’ moving services business utilizes numerous trucks and tractor trailers that depend on fuel in the performance of day-to-day services in the movement of household and office goods.  The Debtors often employ the services of third-party transportation providers, particularly owner-operators in the U.S. domestic moving business, who also depend on fuel and, as a result, are subject to variations in fuel prices. Further, in some cases the Debtors have been unable to fully recover increased fuel cost by increasing the price for their services.  Third parties who provide transportation services to the Debtors have been increasingly unwilling to continue to do so without an increase in compensation.  As a result, the Debtors’ operating margins have decreased, thereby adversely affecting the Debtors’ profitability.

Fourth, related to the above, the Debtors’ moving services operations rely on the services of agents to market the Debtors’ services and to act as intermediaries with customers.  Also, agents and owner-operators provide a significant portion of the Debtors’ packing, warehousing, and hauling services.  Recently, the Debtors and their agents have had some difficulty obtaining or retaining qualified owner-operators due to industry conditions.

The moving services and relocation services markets in which the Debtors operate are highly competitive.  That means the Debtors on the one hand do not have the flexibility to raise prices to cushion weak sales, pay increased debt service, or fully recoup fuel cost increases.  On the other hand, the Debtors do not have the flexibility to lower prices to meet or beat their competition.

3.                                      INCREASES IN THE DEBTORS’ BORROWING COSTS, HIGH LEVERAGE AND LIQUIDITY CONSTRAINTS HAVE REDUCED THEIR ROOM TO MANEUVER

All of the above factors demonstrate the increasing downward pressure the Debtors have experienced on their operating results.  This has been manifested by significant operating losses over the past four years.  Because of these declining results, the Debtors have been in the position of having to rely more on their revolving credit facility and increasing borrowing costs.  The Debtors’ borrowing levels have increased, and thus interest payments have increased.  In addition, due to the Debtors’ declining financial position, the Debtors have been forced to negotiate

(8)                        According to the U.S. Census Bureau, the number of household moves in each of the years 2005, 2006 and 2007 was approximately 6% less than the average number of moves in the period 1984-2004, a decline of approximately 2.4 million moves a year, a total of 7.2 million moves for the period.

several amendments to their revolving credit facility to avoid violating its covenants.  These amendments have resulted in a 575 basis point increase in the borrowing spread on the revolving credit facility.  Annual interest expense has therefore increased from $18 million in 2004 to an estimated $67 million in 2007.  The Debtors have an extremely highly-leveraged balance sheet—current debt-to-capital ratio is 95.6%.  The Debtors have publicly stated in filings with the Securities Exchange Commission (“SEC”) that their current operations cannot support their existing capital structure over the long term.  The result of this increased borrowing cost is that a greater portion of cash flow from operations must be dedicated to debt service, thereby reducing funds that might be used for other purposes.

All of this has not gone unnoticed by the Debtors’ shareholders and the stock market—on November 26, 2007 the New York Stock Exchange suspended SIRVA’s common stock from trading on the exchange, and began the delisting process.

The Debtors have stated in their SEC filings that they do not expect to be in compliance with their debt covenants at the end of June 2008, and that their lenders may not continue to agree to amend the revolving credit facility.  A breach of debt covenants by the Debtors would cause defaults and cross-defaults under their debt instruments, allowing their lenders to accelerate the debt, not advance further funds, and proceed against the collateral—which is essentially all of the Debtors’ assets.  To avoid the serious consequences such a sequence of events would have for the Company’s businesses, the Debtors have determined that the most prudent way to proceed is to restructure in the context of a prepackaged chapter 11 case.

B.                                    ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

In order to facilitate the Chapter 11 Cases and minimize disruption to the Company’s operations, the Debtors will seek certain relief, including but not limited to, the relief summarized below.  The relief sought will facilitate the administration of the Chapter 11 Cases, however, there is no guarantee that the Bankruptcy Court will grant any or all of the requested relief.

1.                                      EXPECTED TIMETABLE OF THE CHAPTER 11 CASES

The Debtors expect the Chapter 11 Cases to proceed quickly.  The Debtors have been in extensive negotiations with the Prepetition Secured Lenders to deleverage their balance sheet and complete a financial restructuring.

No assurances can be made, however, that the Bankruptcy Court will enter various orders on the timetable anticipated by the Debtors.  On the Petition Date, the Debtors will promptly request the Bankruptcy Court to set a hearing date to approve this Disclosure Statement and to confirm the Plan.  If the Plan is confirmed, the Effective Date of the Plan is projected to be approximately ten (10) days after the date the Bankruptcy Court enters the Confirmation Order.  Should these projected timelines prove accurate, the Debtors could emerge from chapter 11 within sixty to ninety days of the Petition Date.

2.                                      FIRST DAY RELIEF

The Debtors intend to present certain motions (the “First Day Motions”) to the Bankruptcy Court on the Petition Date seeking relief.  The First Day Motions include, but are not necessarily limited to, the following:

(a)           Approval of Solicitation Procedures and Scheduling of Confirmation Hearing

To expedite the Chapter 11 Cases, the Debtors intend to seek an immediate order setting dates for hearings to (i) approve solicitation procedures and the Disclosure Statement; and (ii) confirm the Plan.  The Debtors will seek the earliest possible date permitted by the applicable rules and the Bankruptcy Court’s calendar for such hearings.

(b)           Debtor in Possession Financing

The Debtors expect to receive debtor in possession financing from a syndicate of the Prepetition Lenders’ financial institutions, with JPMorgan Chase Bank, N.A. as Administrative Agent, to enter into the DIP Facility with a total commitment of $150 million.  On the Petition Date, the Debtors will seek interim authority to make immediate borrowings under the DIP Facility and will seek final authority to borrow the balance of the DIP Facility as soon as practicable thereafter.  The Debtors believe that the committed amount of the DIP Facility will meet the Debtors’ financing needs during the Chapter 11 Cases’ brief duration.

(c)           Payment of Unimpaired Claims in the Ordinary Course of Business

By this motion, the Debtors will seek authority to pay their prepetition unsecured Claims and other claims that are not Impaired under the Plan as such Claims become due in the Debtors’ ordinary course of business.  Such relief is a “Typical First Day Motion and Order” in prepackaged bankruptcy cases such as these.  The Debtors do not seek to pay the Unimpaired claimants the total aggregate amounts outstanding on the Petition Date; rather, the Debtors seek authority only to pay such amounts as they become due in their ordinary course of business.

(d)           Securitization Program

Prepetition, certain of the Debtors established the Securitization Facility through LaSalle Bank and a syndicate of lenders that provided for the applicable Debtors to sell accounts on a revolving basis to a bankruptcy-remote subsidiary of one of the Debtors.  Depending on the volume and quality of the accounts sold, the program permits the Debtors to obtain as much as $182.5 million in funding at any one time at a lower cost of capital than would be obtainable through traditional secured loans.  The Debtors intend to File a motion seeking to continue the securitization program in the ordinary course of business.  Given the current state of the credit and residential real estate markets, the Debtors believe that the program, coupled with the DIP Facility, provides the most advantageous funding arrangement possible.

(e)           Customer Programs and Practices

The Debtors will seek authority on the Petition Date authorizing, but not directing, the Debtors to honor certain prepetition obligations to their customers and to otherwise continue certain customer programs and practices in the ordinary course of business.  Under this motion, the Debtors intend to obtain authority to honor, exercise, and perform all their respective rights and obligations (whether prepetition or postpetition) arising in the ordinary course of business under, in connection with, and in furtherance of their existing relocation services agreements.  The Debtors feel such relief is necessary to stabilize their customer base at the outset of these Chapter 11 Cases and to avoid needless disruptions of the Debtors’ ongoing operations.

(f)            Transportation and Critical Trade Vendors

The Debtors will seek authority on the Petition Date authorizing, but not directing, the Debtors to pay prepetition transportation expenses and directing banks and financial institutions to honor related checks and payment requests.  Under this motion, the Debtors intend to obtain authority to satisfy outstanding obligations, if any, to their network of domestic agents, international transportation service providers, and ancillary service providers.  The Debtors believe that payment to these critical vendors is necessary to avoid needless disruptions to the Debtors’ transportation network and to ensure the timely transportation and delivery of their customers’ possessions.

(g)           Motion Permitting Debtors to Maintain Existing Cash Management System

This motion seeks authority for the Debtors to maintain their prepetition cash management systems after commencement of the Chapter 11 Cases, including inter-company transfers and use of bank accounts.  This facilitates the efficient operation of the Debtors by not requiring them to make artificial adjustments within their large and complex cash management system.

(h)           Creditor Matrix

The Debtors will seek authority on the Petition Date to prepare a list of creditors in lieu of submitting a formatted mailing matrix, file a consolidated list of the Debtors’ thirty largest unsecured creditors, and mail initial notices to facilitate a smooth and efficient administration of these Chapter 11 Cases and to reduce the administrative burden associated therewith.

(i)            Wages

The Debtors are seeking authority to pay all employees their wage Claims in the ordinary course of business.  Additionally, the Debtors intend to continue all their prepetition benefit programs, including, among others, the medical, dental, 401(k), and severance plans.  This relief will allow the Debtors to maintain employee morale and prevent costly distractions and retention issues.

(j)            Sales, Use and Franchise Tax

The Debtors are seeking authority to pay certain sales, use and franchise taxes in the ordinary course of business.  Certain of these taxes impose personal liability on the Debtors’ officers if they are not paid.  Thus, in order to prevent costly distractions to key management employees, the Debtors are seeking authority to pay those taxes in the ordinary course of business.

(k)           Lease Rejection

The Debtors will seek authority to reject a certain lease (or leases) of nonresidential real property effective as of the Petition Date.  The Debtors have not utilized the premises subject to the lease since 2004, and the Debtors do not intend to use the premises in the future.  The Debtors have determined, in their business judgment, that rejecting the lease (or leases) would benefit their estates by removing a significant administrative burden.  The Debtors are continuing to analyze whether rejection of other Executory Contracts and leases is appropriate, and may revise the motion before the Petition Date to include additional contracts and leases.

(l)            Equity Trading Restrictions

On the Petition Date, the Debtors will File a motion requesting entry of an order establishing notice and approval procedures limiting the ability of substantial shareholders to transfer their Equity Interests in SIRVA, Inc. This order is intended to protect the Debtors’ valuable net operating losses and other tax attributes.

(m)          Insurance

The Debtors maintain a variety of insurance policies, including general liability, automotive liability, worker’s compensation, directors & officers liability, and other policies.  In order to avoid any potential lapse of coverage and the expense of acquiring new coverage, and to continue prepetition premium financing arrangements, the Debtors have requested authority to pay all prepetition premiums in the ordinary course of business.

(n)           Utilities

The Debtors will move the Court on the Petition Date to enter orders approving procedures for, among other things, determining adequate assurance for utility providers, prohibiting utility providers from altering, refusing, or discontinuing services and determining that the Debtors are not required to provide any additional adequate assurance pending entry of a Final Order.  The Debtors believe that uninterrupted utility services are essential to the Debtors’ ongoing operations and, therefore, to the success of the Debtors’ reorganization.

(o)           Interim Compensation Procedures

The Debtors will seek authority on the Petition Date to establish procedures for the interim compensation and reimbursement of retained Professionals in the Chapter 11 Cases.  The Debtors believe that the efficient administration of the Chapter 11 Cases will be significantly aided by establishing the interim compensation and expense reimbursement procedures.

(p)           Ordinary Course Professionals

The Debtors will seek authority on the Petition Date to retain and compensate certain Professionals utilized in the ordinary course of the Debtors’ business (each, an “OCP”).  Due to the number of OCPs that are regularly retained by the Debtors, it would be unwieldy and burdensome to both the Debtors and this Court to request each such OCP to apply separately for approval of its employment and compensation.

(q)           Other Procedural Motions and Professional Retention Applications

The Debtors also plan to File several procedural motions that are standard in Chapter 11 Cases, as well as applications to retain the various Professionals who will be assisting the Debtors during these Chapter 11 Cases.

IV.           THE JOINT PLAN

INTRODUCTION

DJK Residential LLC and the other Debtors in the above-captioned Chapter 11 Cases (collectively, the “Debtors”) hereby respectfully propose the following joint plan of reorganization (the “Plan”) for the resolution of outstanding creditor claims against, and interests in, the Debtors pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101-1532.  Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I.A.  Reference is made to the Disclosure Statement, for a discussion of the Debtors’ history, businesses, assets, results of operations, and projections of future operations, as well as a summary and description of the Plan and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.  THE PLAN PROVIDES FOR SUBSTANTIVE CONSOLIDATION OF ALL OF THE ESTATES FOR ALL PURPOSES ASSOCIATED WITH CONFIRMATION AND CONSUMMATION OF THE PLAN.

I.                                         DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.                                    Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1.             “Accrued Professional Compensation” means, at any given moment, all accrued fees and expenses (including success fees) for services rendered by all Professionals through and including the Effective Date, to the extent such fees and expenses have not been paid and regardless of whether a fee application has been Filed for such fees and expenses.  To the extent there is a Final Order denying some or all of a Professional’s fees or expenses, such denied amounts shall no longer be considered Accrued Professional Compensation.

2.             “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting, and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and ending on the Effective Date; (c) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code; and (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

3.             “Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the Prepetition Credit Agreement.

4.             “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

5.             “Allowed” means with reference to any Claim or Interest:  (a) any Claim or Interest as to which no objection to allowance has been interposed on or before the Effective Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective

Holder; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a final order of a court of competent jurisdiction other than the Bankruptcy Court; or (c) any Claim or Interest expressly deemed allowed by the Plan.

6.             “Ballot” means the ballot upon which Holders of Impaired Claims or Interests entitled to vote shall cast their vote to accept or reject the Plan.

7.             “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Cases.

8.             “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Chapter 11 Cases.

9.             “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

10.           “Benefit Plans” means all benefit plans, policies, and programs sponsored by the Debtors, including, without limitation, all savings plans and health and welfare plans.

11.           “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

12.           “Cash” means the legal tender of the United States of America or the equivalent thereof.

13.           “Causes of Action” means any claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law.  Cause of Action also includes: (a) any right of setoff, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; (f) any claim or cause of action of any kind against any Released Party or Exculpated Party based in whole or in part upon acts or omissions occurring prior to or after the Petition Date; and (g) any claim listed in the Plan Supplement.

14.           “Certificate” means any instrument evidencing a Claim or an Interest.

15.           “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

16.           “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

17.           “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

18.           “Committee” or “Committees” means any official committee (and any and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

19.           “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article X.A. hereof having been:  (a) satisfied; or (b) waived pursuant to Article X.C. hereof.

20.           “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

21.           “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

22.           “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

23.           “Consummation” means the occurrence of the Effective Date.

24.           “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

25.           “D&O Liability Insurance Policies” means all insurance policies for directors’ and officers’ liability maintained by the Debtors as of the Petition Date.

26.           “Debtor” means one of the Debtors, in its individual capacity as a debtor in these Chapter 11 Cases.

27.           “Debtors” means, collectively:  DJK Residential LLC; A Five Star Forwarding, Inc.; A Relocation Solutions Management Company; A Three Rivers Forwarding, Inc.; A.V.L. Transportation, Inc.; Alaska USA Van Lines, Inc.; Allied Alliance Forwarding, Inc.; Allied Continental Forwarding, Inc.; Allied Domestic Forwarding, Inc.; Allied Freight Forwarding, Inc.; Allied Intermodal Forwarding, Inc.; Allied International, N.A. Inc.; Allied Interstate Transportation, Inc.; Allied Transcontinental Forwarding, Inc.; Allied Transportation Forwarding, Inc.; Allied Van Lines Terminal Company; Allied Van Lines, Inc.; Allied Van Lines, Inc. of Indiana; Americas Quality Van Lines, Inc.; Anaheim Moving Systems, Inc.; Cartwright Moving & Storage Co., Inc.; Cartwright Van Lines, Inc.; City Storage & Transfer, Inc.; CMS Holding, LLC; Executive Relocation Corporation; Federal Traffic Service, Inc.; Fleet Insurance Management, Inc.; FrontRunner Worldwide, Inc.; Global Van Lines, Inc.; Global Worldwide, Inc.; Great Falls North American, Inc.; Lyon Van Lines, Inc.; Lyon Worldwide Shipping, Inc.; Manufacturing Support Services, LLC; Meridian Mobility Resources, Inc.; Move Management Services, Inc.; NA (UK) GP Corporation; NACAL, Inc.;  NAVL LLC; NorAm Forwarding, Inc.; North American Forwarding, Inc.; North American International Holding Corporation; North American International N.A., Inc.; North American Logistics, Ltd.; North American Van Lines of Texas, Inc.; North American Van Lines, Inc.; Relocation Risk Solutions, LLC; RS Acquisition Holding, LLC; RS Acquisition, LLC; SIRVA Container Lines, Inc.; SIRVA Freight Forwarding, Inc.; SIRVA Global Relocation, Inc.; SIRVA Imaging Solutions, Inc.; SIRVA MLS, Inc.; SIRVA Relocation LLC; SIRVA Settlement of Alabama, LLC; SIRVA Settlement, Inc.; SIRVA Worldwide, Inc.; SIRVA, Inc.; and Trident Transport International, Inc.

28.           “Debtors in Possession” means, collectively, the Debtors, as debtors in possession in these Chapter 11 Cases, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

29.           “DIP Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the DIP Credit Agreement, or any successor agent appointed in accordance with such agreement.

30.           “DIP Arranger” means J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner under the DIP Credit Agreement, or any successor arranger and bookrunner appointed in accordance with such agreement.

31.           “DIP Credit Agreement” means that certain debtor-in-possession credit agreement, dated as of the Petition Date, by and among the Debtors, the DIP Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

32.           “DIP Facility” means that certain debtor-in-possession senior, secured credit facility entered into pursuant to the DIP Credit Agreement.

33.           “DIP Facility Claim” means any Claim arising under or related to the DIP Credit Agreement.

34.           “DIP Lenders” means the DIP Agent and the banks, financial institutions, and other lender parties to the DIP Credit Agreement from time to time.

35.           “Disbursing Agent” means the Reorganized Debtors, or the Entity or Entities chosen by the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

36.           “Disclosure Statement” means the Disclosure Statement for the Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, dated January 28, 2008, as amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

37.           “Disputed ” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

38.           “Distribution Shares” means the shares of New Common Stock to be issued on the Effective Date or reserved for issuance as of the Effective Date, excluding shares of New Common Stock, if any, reserved for the Management Incentive Plan.  The Distribution Shares are subject to dilution by the issuance, if any, of the New Common Stock, options, or any other equity awards, pursuant to the Management Incentive Plan.

39.           “Effective Date” means the date selected by the Debtors that is a Business Day after the Confirmation Date on which the conditions as specified in the Plan have been satisfied or waived.  Unless otherwise specifically provided in the Plan, any of the documents contained in the Plan Supplement, the DIP Credit Agreement, or the New Credit Agreement, anything required to be done by the Debtors on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

40.           “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

41.           “Equity Interests” means any (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of stock (including Old Preferred Stock and Old Common Stock) together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto and (b) partnership, limited liability company, or similar interest in a Debtor; provided, however, that Equity Interest does not include any Intercompany Interest.

42.           “Equity Security” means any equity security as defined in section 101(16) of the Bankruptcy Code in a Debtor.

43.           “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

44.           “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect and hereafter amended.

45.           “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in or out of court restructuring, the Debtors’ Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement or the Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property under the Plan or any other agreement.  For the avoidance of doubt, no Claim, obligation, or liability arising under the Plan or the Plan Supplement, including the New Credit Agreement, the Second Lien Credit Agreement, the Registration Rights Agreement, or the Stockholders Agreement, constitutes an Exculpated Claim.

46.           “Exculpated Party” means each of:  (a) the Debtors, the Reorganized Debtors, and their Affiliates; (b) the DIP Agent, the DIP Arranger, and the DIP Lenders in their capacity as such; (c) the New Credit Facility Agent, the New Credit Facility Lenders, the Second Lien Credit Facility Agent, and the Second Lien Facility

Lenders, in each case, in their capacity as such; (d) any Committee and the members thereof in their capacity as such; (e) the Agent in its capacity as such; (f) the Prepetition Lenders in their capacity as such; (g) LaSalle Bank, N.A., in its capacity as agent under the Receivables Sale Agreement, and the other purchasers party to the Receivables Sale Agreement from time to time, in their capacity as such; (h) SIRVA Relocation Credit, LLC; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), such Entities’ subsidiaries, affiliates, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such; provided, however, that clause (i) shall not include officers, directors, or employees of the Debtors or their Affiliates who were no longer acting in such capacity on or after the Petition Date.

47.           “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

48.           “Federal Judgment Rate” means the federal judgment rate, which was in effect as of the Petition Date.

49.           “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in these Chapter 11 Cases.

50.           “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

51.           “First Day Pleadings” means those certain pleadings Filed by the Debtors contemporaneously with their voluntary petitions on the Petition Date.

52.           “General Unsecured Claim” means any unsecured Claim arising with an Entity with whom the Debtors have ceased ongoing business relationships classified in Class 5.

53.           “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

54.           “Holder” means an Entity holding a Claim or an Interest.

55.           “Impaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

56.           “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by an Affiliate against a Debtor.

57.           “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor or an Equity Interest in a Debtor held by an Affiliate of a Debtor.

58.           “Interests” means, collectively, Equity Interests and Intercompany Interests.

59.           “Interim Compensation Order” means that certain order of the Bankruptcy Court allowing Estate Professionals to seek interim compensation in accordance with the compensation procedures approved therein, as may have been modified by a Bankruptcy Court order approving the retention of the Professionals.

60.           “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.

61.           “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

62.           “Management Incentive Plan” means that certain post-Effective Date management incentive plan providing for up to 10% of the New Common Stock, on a fully-diluted basis, to be reserved for issuance as grants of equity, restricted stock, or options, the terms of which plan are to be determined and implemented after the Effective Date by the New Board or any compensation committee thereof.

63.           “New Board” means the initial board of directors of Reorganized SIRVA.

64.           “New Common Stock” means the shares of common stock of Reorganized SIRVA, issued pursuant to, and with the rights and obligations as set forth in, the Plan Supplement.

65.           “New Credit Facility Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the New Credit Agreement, or any successor agent appointed in accordance with such agreement.

66.           “New Credit Agreement” means that certain credit agreement, dated as of the Effective Date, by and among the Reorganized Debtors, the New Credit Facility Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto

67.           “New Credit Facility” means that certain senior, secured credit facility to be entered into by the Reorganized Debtors on the Effective Date.  The New Credit Facility shall include terms and conditions consistent with the terms and conditions set forth in the Plan Supplement.

68.           “New Credit Facility Lenders” means the lenders from time to time under the New Credit Facility.

69.           “Old Common Stock” means all of the issued and outstanding shares of SIRVA’s common stock, $.01 par value per share, as of the Petition Date.

70.           “Old Preferred Stock” means all of the issues and outstanding shares of SIRVA’s 8.00% Convertible Perpetual Preferred Stock, as of the Petition Date.

71.           “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim and a Priority Tax Claim.

72.           “Other Secured Claim” means any Secured Claim that is not a DIP Facility Claim or a Prepetition Facility Claim; provided, however, that to the extent that any of the 2008 Revolving Credit Loans, the 2008 Swing Line Loans, the 2008 Reimbursement Loans, or the New Term Loans (each as defined in the Prepetition Credit Agreement) have not been paid in full by the proceeds of the DIP Facility prior to the Effective Date, the 2008 Revolving Credit Loans, the 2008 Swing Line Loans, the 2008 Reimbursement Loans, and/or the New Term Loans, as applicable, shall constitute Other Secured Claims.

73.           “Petition Date” means the date on which the Debtors Filed their petitions for relief commencing the Chapter 11 Cases.

74.           “Plan” means this Debtors’ Prepackaged Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, as amended, supplemented, or modified from time to time, including, without limitation, the Plan Supplement, which is incorporated herein by reference.

75.           “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, in form and substance reasonably acceptable to the Agent, to be Filed no later than fourteen days prior to the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, as it may thereafter be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising of, without limitation, the following:  (a) the terms of the New Credit Facility, the Second Lien Facility and all documents and instruments relating thereto, including all intercreditor documents and agreements; (b) new organizational documents; (c) to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under the Bankruptcy Code; (d) a list of Executory Contracts and Unexpired Leases to be rejected; (e) the Registration Rights Agreement and all documents and instruments relating thereto; (f) the Stockholders Agreement and all documents and instruments relating thereto; and (g) a list of retained Causes of Action.

76.           “Prepetition Credit Agreement” means that certain credit agreement, dated as of December 1, 2003, by and among SIRVA Worldwide, Inc. and certain foreign subsidiaries of SIRVA Worldwide, Inc., as borrowers, the Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

77.           “Prepetition Facility” means that certain senior, secured credit facility entered into pursuant to the Prepetition Credit Agreement.

78.           “Prepetition Facility Claims” means the total amount outstanding under the Prepetition Credit Agreement as of the Effective Date.

79.           “Prepetition Lenders” means the lenders from time to time under the Prepetition Credit Agreement.

80.           “Priority Tax Claim” means any Claim of the kind specified in section 507(a)(8) of the Bankruptcy Code.

81.           “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

82.           “Professional” means an Entity:  (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 363, and 331 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

83.           “Professional Fee Escrow Account” means an interest-bearing account in an amount equal to the Professional Fee Reserve Amount funded and maintained by the Reorganized Debtors on and after the Effective Date solely for the purpose of paying all Allowed and unpaid fees and expenses of Professionals in the Chapter 11 Cases.

84.           “Professional Fee Reserve Amount” means Accrued Professional Compensation through the Effective Date as estimated by the Professionals in accordance with Article IX.D.

85.           “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

86.           “Receivables Purchase Facility” means that certain receivables purchase facility entered into pursuant to the Receivables Sale Agreement and the other Transaction Documents referenced and defined therein

87.           “Receivables Sale Agreement” means that certain Third Amended and Restated Receivables Sale Agreement, dated as of September 28, 2007, by and among SIRVA Relocation Credit, LLC, as the seller, SIRVA Relocation LLC, as the initial master servicer, Executive Relocation Corporation, as an initial subservicer, SIRVA Global Relocation, Inc., as an initial subservicer, LaSalle Bank, N.A., as the agent, General Electric Capital Corporation, as syndication agent, and certain other purchasers party thereto from time to time, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

88.           “Registration Rights Agreement” means the registration rights agreement dated as of the Effective Date among the holders of the Distribution Shares and Reorganized SIRVA, in substantially the form set forth in the Plan Supplement.

89.           “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:  (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

90.           “Released Party” means each of:  (a) the DIP Agent, the DIP Arranger, and the DIP Lenders in their capacity as such; (b) the New Credit Facility Agent, the New Credit Facility Lenders, the Second Lien Credit Facility Agent, and the Second Lien Facility Lenders, in each case, in their capacity as such, (c) any Committee and the members thereof in their capacity as such; (d) the Agent in its capacity as such; (e) the Prepetition Lenders in their capacity as such; (f) LaSalle Bank, N.A., in its capacity as agent under the Receivables Sale Agreement, and the other purchasers party to the Receivables Sale Agreement from time to time, in their capacity as such; (g) SIRVA Relocation Credit, LLC; (h) with respect to each of the foregoing Entities in clauses (a) through (g), such Entities’ affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such, and only if serving in such capacity; and (i) the Debtors’ and the Reorganized Debtors’ officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, in each case in their capacity as such, and only if serving in such capacity; provided, however, that clause (i) shall not include officers, directors, or employees of the Debtors or their Affiliates who were no longer acting in such capacity on or after the Petition Date.

91.           “Reorganized Debtors” means the Debtors, in each case, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

92.           “Reorganized SIRVA” means SIRVA, Inc., as reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

93.           “Second Lien Facility Agent” means JPMorgan Chase Bank, N.A., as administrative agent under the Second Lien Credit Agreement, or any successor agent appointed in accordance with such agreement.

94.           “Second Lien Credit Agreement” means that certain credit agreement, dated as of the Effective Date, by and among the Reorganized Debtors, the Second Lien Facility Agent, and certain other lenders named therein, as the same may have been subsequently modified, amended, or supplemented, together with all instruments and agreements related thereto.

95.           “Second Lien Facility” means that certain senior, secured credit facility to be entered into by the Reorganized Debtors on the Effective Date.  The Second Lien Credit Facility shall include terms and conditions consistent with the terms and conditions set forth in the Plan Supplement.

96.           “Second Lien Credit Facility Lenders” means the lenders from time to time under the New Credit Facility.

97.           “Secured” means when referring to a Claim:  (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed pursuant to the Plan as a Secured Claim.

98.           “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, as now in effect and hereafter amended.

99.           “Security” means a security as defined in section 2(a)(1) of the Securities Act.

100.         “Stockholders Agreement” means the stockholders agreement dated as of the Effective Date among the holders of the Distribution Shares, in substantially the form set forth in the Plan Supplement.

101.         “SIRVA” means SIRVA, Inc., a Delaware corporation.

102.         “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

103.         “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

104.         “Unsecured Ongoing Operations Claim” means any unsecured Claim against any of the Debtors that is not a/an:  (a) DIP Facility Claim; (b) Administrative Claim; (c) Priority Tax Claim; (d) Prepetition Facility Claim; (e) Other Priority Claim; (f) Other Secured Claim; (g) General Unsecured Claim; or (h) Intercompany Claim.

B.                                    Rules of Interpretation

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words ‘‘herein,’’ “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.                                    Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.                                    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.                                      Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.                                      Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

II.                                     ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Facility Claims, Administrative Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.                                    DIP Facility Claims

Subject to the terms of the DIP Facility, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed DIP Facility Claim, on the Effective Date:  (1) the DIP Facility shall convert into the New Credit Facility; (2) up to 25% of the New Common Stock (subject to dilution for the Management Incentive Plan) shall be made available at the DIP Agent’s discretion as a fee to the DIP Lenders upon conversion of the DIP Facility into the New Credit Facility; and (3) any portion of such New Common Stock not so used shall be distributed on a Pro Rata basis to the Holders of Class 1 Prepetition Facility Claims, in each case, in accordance with the terms of the DIP Credit Agreement and the New Credit Agreement.

B.                                    Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Administrative Claim, each Holder of such Allowed Administrative Claim shall be paid in full in Cash the unpaid portion of such Allowed Administrative Claim in accordance with the terms of the applicable contract or agreement governing such Claim, if any.

C.                                    Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be paid in full in Cash pursuant to section 1129(a)(9)(C) of the Bankruptcy Code.

III.                                 CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.                                    Classification of Claims and Interests

All Claims and Interests, except DIP Facility Claims, Administrative Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1.                                      SUBSTANTIVE CONSOLIDATION OF THE DEBTORS

Pursuant to Article IV.A., the Plan provides for the substantive consolidation of the Estates into a single Estate for all purposes associated with Confirmation and Consummation.  As a result of the substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Debtors.

2.                                      CLASS IDENTIFICATION

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
1	Prepetition Facility Claims	Impaired	Entitled to Vote
2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class	Claims and Interests	Status	Voting Rights
4	Unsecured Ongoing Operations Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
5	General Unsecured Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
6	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
7	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
8	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.                                    Treatment of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

1.                                      CLASS 1 - PREPETITION FACILITY CLAIMS

(a)           Classification:  Class 1 consists of all Prepetition Facility Claims.  For purposes of the Plan, all Prepetition Facility Claims shall be Allowed in full.

(b)           Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Prepetition Facility Claim, each Holder of such Prepetition Facility Claim shall receive the following treatment:

(i)             on the Effective Date, its Pro Rata share of the obligations under the Second Lien Facility; and

(ii)          on the Effective Date, its Pro Rata share of Distribution Shares representing (in the aggregate) not less than 75% of the New Common Stock of Reorganized SIRVA.

Each Holder of a Prepetition Facility Claim shall be deemed to authorize and consent to the distribution of up to 25% of the New Common Stock as a fee to the DIP Lenders in connection with the conversion of the DIP Facility into the New Credit Facility and the distribution to the Holders of Class 4 Unsecured Ongoing Operational Claims under the Plan out of the proceeds of the collateral securing the Prepetition Facility.

(c)           Voting:  Class 1 is Impaired by the Plan.  Holders of Class 1 Prepetition Facility Claims are entitled to vote to accept or reject the Plan.

2.                                      CLASS 2 - OTHER SECURED CLAIMS

(a)           Classification:  Class 2 consists of all Other Secured Claims.

(b)           Treatment:  Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each Holder of such Allowed Other Secured Claims shall receive one of the following treatments, in the sole discretion of the Debtors or the Reorganized Debtors, as applicable:  (i) the Debtors or the Reorganized Debtors shall pay such Allowed Other Secured Claim in full in Cash; (ii) the Debtors or the Reorganized Debtors shall deliver the collateral securing any such Allowed Other Secured Claim and pay any interest required to be paid under section 506(b) of the Bankruptcy Code; or (iii) the Debtors or the Reorganized Debtors shall otherwise treat such Allowed Other Secured Claim in any other manner such that the Allowed Other Secured Claim shall be rendered Unimpaired.  Notwithstanding the foregoing, to the extent that any of the 2008 Revolving Credit Loans, the 2008 Swing Line Loans, the 2008 Reimbursement Loans, or the New Term Loans (each as defined in the Prepetition Credit Agreement) have not been paid in full by the proceeds of the DIP Facility prior to the Effective Date, the outstanding amounts of the 2008 Revolving Credit Loans, the 2008 Swing Line Loans, the 2008 Reimbursement Loans, and/or the New Term Loans, as applicable, shall be paid in full in Cash.

(c)           Voting:  Class 2 is Unimpaired by the Plan.  Each Holder of a Class 2 Other Secured

Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.                                      CLASS 3 - OTHER PRIORITY CLAIMS

(a)           Classification:  Class 3 consists of all Other Priority Claims.

(b)           Treatment:  Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash.

(c)           Voting:  Class 3 is Unimpaired by the Plan.  Each Holder of a Class 3 Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 3 Other Priority Claims are not entitled to vote to accept or reject the Plan.

4.                                      CLASS 4 - UNSECURED ONGOING OPERATIONS CLAIMS

(a)           Classification:  Class 4 consists of all Unsecured Ongoing Operations Claims.

(b)           Treatment:  Except to the extent that a Holder of an Allowed Unsecured Ongoing Operations Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Unsecured Ongoing Operations Claim, each Holder of such Allowed Unsecured Ongoing Operations Claim shall be paid in full in Cash, from proceeds of the collateral of the Prepetition Lenders, as authorized by and consented to by the acceptance of the Plan by the Holders of Class 1 Prepetition Facility Claims, or otherwise receive such treatment as to render such Holder Unimpaired.  An Allowed Unsecured Ongoing Operations Claim that is not due and payable on or before the Effective Date shall be paid thereafter (i) in the ordinary course of business in accordance with the terms of any agreement that governs such Allowed Unsecured Ongoing Operations Claim or (ii) in accordance with the course of practice between the Debtors and such Holder with respect to such Allowed Unsecured Ongoing Operations Claim.

(c)           Voting:  Class 4 is Unimpaired by the Plan.  Each Holder of a Class 4 Allowed Unsecured Ongoing Operations Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 4 Allowed Unsecured Ongoing Operations Claims are not entitled to vote to accept or reject the Plan.

5.                                      CLASS 5 - GENERAL UNSECURED CLAIMS

(a)           Classification:  Class 5 consists of all General Unsecured Claims.

(b)           Treatment:  The Holders of Allowed General Unsecured Claims shall not receive any distribution on account of such General Unsecured Claims under the Plan.

(c)           Voting:  Class 5 is Impaired by the Plan.  Each Holder of a General Unsecured Claim is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 5 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.                                      CLASS 6 - INTERCOMPANY CLAIMS

(a)           Classification:   Class 6 consists of all Intercompany Claims.

(b)           Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Intercompany Claim, each Allowed Intercompany Claim shall be Reinstated on the Effective Date.  After the Effective Date, the Reorganized Debtors, in their sole discretion, shall have the right to resolve or compromise Allowed Intercompany Claims without approval of the Bankruptcy Court.

(c)           Voting:  Class 6 is Unimpaired by the Plan.  Each Holder of a Class 6 Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 6 Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.                                      CLASS 7 - EQUITY INTERESTS

(a)           Classification:  Class 7 consists of all Equity Interests.

(b)           Treatment:  On the Effective Date, all Equity Interests shall be deemed canceled and extinguished, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Class 7 Equity Interests.

(c)           Voting:  Class 7 is Impaired by the Plan.  Each Holder of a Class 7 Equity Interest is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Class 7 Equity Interests are not entitled to vote to accept or reject the Plan.

8.                                      CLASS 8 - INTERCOMPANY INTERESTS

(a)           Classification:   Class 8 consists of all Intercompany Interests.

(b)           Treatment:  In full and final satisfaction, settlement, release, and discharge of and in exchange for each Intercompany Interest, Intercompany Interests shall be Reinstated for the benefit of the Holders thereof.

(c)           Voting:  Class 8 is Unimpaired by the Plan.  Each Holder of a Class 8 Intercompany Interest is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Class 8 Intercompany Interests are not entitled to vote to accept or reject the Plan.

C.                                    Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.                                    Acceptance or Rejection of the Plan

1.                                      VOTING CLASSES

Class 1 is Impaired under the Plan and is entitled to vote to accept or reject the Plan.

2.                                      PRESUMED ACCEPTANCE OF THE PLAN

Classes 2, 3, 4, 6 and 8 are Unimpaired under the Plan.  The Holders of Claims and Interests in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.

3.                                      PRESUMED REJECTION OF PLAN

Classes 5 and 7 are Impaired and shall receive no distribution under the Plan.  The Holders of Claims and Interests in such Classes are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

E.                                      Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims.  The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

F.                                      Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

IV.                                MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                    Substantive Consolidation

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating all of the Estates into a single consolidated Estate for all purposes associated with Confirmation and Consummation.

If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of SIRVA for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor shall be treated as one collective obligation of the Debtors.  Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases.  Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or the Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

B.                                    New Credit Facility/Second Lien Facility

On the Effective Date, the Reorganized Debtors shall enter into the New Credit Facility and the Second Lien Facility.  Confirmation shall be deemed approval of the New Credit Facility and the Second Lien Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the New Credit Facility or the Second Lien Facility, as the case may be, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the New Credit Facility and the Second Lien Facility documents and such other documents as the New Credit Facility Lenders or the Second Lien Facility Lenders may require to effectuate the treatment afforded to such lenders pursuant to the New Credit Facility and the Second Lien Facility, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate the New Credit Facility and/or the Second Lien Facility.  The Reorganized Debtors may use the New Credit Facility for any purpose permitted thereunder, including the funding of obligations under the Plan and satisfaction of ongoing working capital needs.

Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in the New Credit Agreement (the “Conversion Date”), automatically and without further order of this Court, (i) the Reorganized Debtors shall be authorized to assume all obligations in respect of the loans and all other monetary obligations under the DIP Credit Agreement, (ii) each loan under the DIP Credit Agreement shall be deemed to have been continued as a loan under the New Credit Agreement, (iii) each DIP Lender shall be deemed to be a New Credit Agreement Lender under the New Credit Agreement, (iv) the DIP Credit Agreement and related documents shall be deemed to have been superseded and replaced, and deemed amended and restated in the form of, the New Credit Agreement (with such changes satisfactory to the New Credit Agreement Agent and the Reorganized Debtors deemed incorporated as necessary to make such technical changes necessary to effectuate the intent of this paragraph) and (v) the commitments under the DIP Credit Agreement shall be deemed to have been terminated.  Notwithstanding the foregoing, all obligations of the Debtors to the DIP Agent, the DIP Arranger, and the DIP Lenders under the

DIP Credit Agreement which are expressly stated in the DIP Credit Agreement as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect.

Upon the Conversion Date (i) the Debtors and the Reorganized Debtors are authorized to execute and deliver the New Credit Agreement and the Second Lien Credit Agreement, the Intercreditor Agreement, all mortgages, security documents and all other related agreements, documents or instruments to be executed or delivered in connection therewith (collectively, the “Exit Facility Documents”) and perform their obligations thereunder including, without limitation, the payment or reimbursement of any fees, expenses, losses, damages or indemnities, (ii) the Exit Facility Documents shall constitute the legal, valid and binding obligations of the Reorganized Debtors parties thereto, enforceable in accordance with their respective terms, (iii) the Liens granted to secure the DIP Credit Agreement shall continue to secure all obligations under the Exit Facility Documents (unless otherwise stated in the Exit Facility Documents) and shall not be altered, amended or discharged by confirmation of this Plan and shall be, and shall remain, legal, valid, perfected, non-voidable and binding liens on, and security interests in, all property and assets of the Reorganized Debtors having the priority granted to them under the Plan or the orders approving the DIP Credit Agreement, and (iv) no obligation, payment, transfer or grant of security under the Exit Facility Documents shall be stayed, restrained, voidable, or recoverable under the Bankruptcy Code or under any applicable law or subject to any defense, reduction, recoupment, setoff or counterclaim.   The Debtors and the Reorganized Debtors, as applicable, and the other persons granting any liens and security interests to secure the obligations under the Exit Facility Documents are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary or desirable to establish and further evidence of perfection of such liens and security interests under the provisions of any applicable federal, state, provincial or other law (whether domestic or foreign) (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.

C.                                    Issuance of New Common Stock

The issuance of the New Common Stock, including the Distribution Shares and the shares of the New Common Stock, options, or other equity awards, if any, reserved for the Management Incentive Plan, by Reorganized SIRVA is authorized without the need for any further corporate action or without any further action by a Holder of Claims or Interests.  On the Effective Date, or as soon as reasonably practicable thereafter, the New Common Stock shall be issued to (i) the Holders of Allowed Prepetition Facility Claims and (ii) the Holders of DIP Facility Claims who become New Credit Agreement Lenders, via the distribution of the Distribution Shares or reserved for issuance pursuant to the terms of the Management Incentive Plan.

All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable.  Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Upon the Effective Date, the Registration Rights Agreement and the Stockholders Agreement shall each be deemed to become valid, binding and enforceable in accordance with their respective terms, and each Holder of New Common Stock shall be bound thereby, in each case, without need for execution by any party thereto other than the Reorganized Debtors.

D.                                    Section 1145 Exemption

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of any Securities contemplated by the Plan and any and all settlement agreements incorporated herein, including the New Common Stock, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities.  In addition, under section 1145 of the Bankruptcy Code, any Securities contemplated by the Plan and any and all settlement agreements incorporated therein, including the New Common Stock, will be freely tradable by the recipients thereof, subject to (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) applicable regulatory approval.

E.                                      Listing of New Common Stock

The Reorganized Debtors shall not be obligated to list the New Common Stock on a national securities exchange.  In order to ensure that the Reorganized Debtors will not become subject to the reporting requirements of the Exchange Act except in connection with a public offering, the New Common Stock will be subject to certain trading restrictions to limit the number of record holders thereof as shall be more fully described in the Plan Supplement.  The Reorganized Debtors shall apply for termination of registration of the Old Common Stock under the Exchange Act as soon as reasonably practicable after the Effective Date if the requirements for termination of registration are satisfied.

F.                                      Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval.

G.                                    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens, if any, granted to secure the New Credit Facility and Claims pursuant to the DIP Facility that by their terms survive termination of the DIP Facility).  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.                                    Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan:  (1) the obligations of the Debtors under the Prepetition Credit Agreement and any other Certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such Certificates, notes, or other instruments or documents evidencing indebtedness or obligations of the Debtors that are Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes, or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of allowing Holders to receive distributions under the Plan; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors.

I.                                         Receivables Purchase Facility

Notwithstanding anything to the contrary in the Plan, nothing in the Plan, including the Confirmation nor Consummation of the Plan (and also including the substantive consolidation contemplated by IV.A hereof), shall modify, impair, release, discharge, or enjoin in any respect (1) the terms and provisions of the Receivables Purchase Facility, (2) the rights, interests, and remedies of any non-Debtor party arising pursuant to and in connection with the Receivables Purchase Facility, and (3) the rights, interests, and remedies arising pursuant to any written agreements between the agent under the Receivables Sale Agreement and any agent or other parties to any prepetition or postpetition credit facilities of the Debtors.  All obligations of the Debtors under the Receivables Purchase Facility shall be deemed Reinstated on the Effective Date, and all obligations of the Debtors related to the Receivables Purchase Facility, including the Receivables Sale Agreement, and all sales of receivables effected in accordance with the Receivables Purchase Facility, including the Receivables Sale Agreement, shall survive without prejudice and shall remain in full force and effect after the Effective Date without further order of the Bankruptcy Court.

J.                                      Restructuring Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Reorganized Debtors determine are necessary or appropriate.

K.                                    Corporate Action

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Interests, directors of the Debtors, or any other Entity.

L.                                     Certificate of Incorporation and Bylaws

The certificates of incorporation and bylaws (or other formation documents relating to limited liability companies) of the Debtors shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code.  On or as soon as reasonably practicable after the Effective Date, each of the Reorganized Debtors shall file new certificates of incorporation with the secretary of state (or equivalent state officer or entity) of the state under which each such Reorganized Debtor is or is to be incorporated.  After the Effective Date, each Reorganized Debtor may file a new, or amend and restate its existing, certificate of incorporation, charter, and other constituent documents as permitted by the relevant state corporate law.

M.                                  Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.                                    Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the

Reorganized Debtors; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, FERC filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O.                                   Employee and Retiree Benefits

On and after the Effective Date, the Reorganized Debtors may:  (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in each case to the extent disclosed in the Disclosure Statement or the First Day Pleadings, for, among other things, compensation (including equity based and bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; (2) distribute or reallocate any unused designated employee success fee and bonus funds related to Confirmation and Consummation in the ordinary course of their business; and (3) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan.  Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P.                                     D&O Tail Coverage Policies

On or before the Effective Date, Reorganized SIRVA shall obtain reasonably sufficient tail coverage under a directors and officers’ liability insurance policy for the current and former directors and officers for a term not to exceed six years.  As of the Effective Date, the Debtors shall assume all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed.

Q.                                   Sources of Consideration for Plan Distributions

All consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the New Credit Facility, the issuance of the New Common Stock or other Cash from the Debtors, including Cash from operations.

R.                                    Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  The Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the foregoing Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, as the case may be.  The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

V.                                  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                    Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, unless such contract or lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject filed on or before the Confirmation Date; or (4) is set forth in a schedule, as an Executory Contract or Unexpired Lease to be rejected, filed as part of the Plan Supplement.  Notwithstanding the foregoing, to the extent not previously rejected by the Debtors, each Executory Contract and Unexpired Lease between a Debtor and a Holder of a Class 5 General Unsecured Claim, if any, shall be deemed rejected as of the Effective Date.  The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above as of the Effective Date.

Notwithstanding the foregoing paragraph, after the Effective Date, the Reorganized Debtors shall have the right to terminate, amend, or modify any intercompany contracts, leases , or other agreements without approval of the Bankruptcy Court.

B.                                    Payments Related to Assumption of Executory Contracts and Unexpired Leases

With respect to any Executory Contracts and Unexpired Leases to be assumed pursuant hereto (including pursuant to IV.A hereof) or otherwise, the Cure Claims shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Claims in Cash on the Effective Date or as soon as reasonably practicable thereafter or on such other terms as the parties to each such Executory Contract or Unexpired Lease may otherwise agree.  In the event of a dispute regarding: (1) the amount of any Cure Claim; (2) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (3) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors or the Reorganized Debtors may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order, or approval of the Bankruptcy Court.

C.                                    Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

D.                                    Intercompany Contracts, Contracts, and Leases Entered Into After the Petition Date

Intercompany Contracts, contracts, and leases entered into after the Petition Date by any Debtor, and any Executory Contracts and Unexpired Leases assumed by any Debtor, may be performed by the applicable Reorganized Debtor in the ordinary course of business.

E.                                      Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.                                      Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have thirty days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.                                    Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

VI.                              PROVISIONS GOVERNING DISTRIBUTIONS

A.                                    Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such a Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class.  In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof.  Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.                                    Disbursing Agent

All distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Notwithstanding the foregoing paragraph, distributions of New Common Stock to the Holders of Prepetition Facility Claims shall be made by the Reorganized Debtors to the Agent for the Pro Rata benefit of the Holders of Prepetition Facility Claims.  Distributions of New Common Stock to the Holders of DIP Facility Claims shall be made by the Reorganized Debtors to the DIP Agent for the Pro Rata benefit of the Holders of DIP Facility Claims who become New Credit Agreement Lenders.  All distributions by the Agent or the DIP Agent shall be at the discretion of the Reorganized Debtors, and neither the Agent nor the DIP Agent shall have any liability to any person or Entity for distributions made by them under the Plan.

C.                                    Rights and Powers of Disbursing Agent

1.                                      Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.                                      Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.                                    Distributions on Account of Claims Allowed After the Effective Date

1.                                      Payments and Distributions on Disputed Claims

Distributions made after the Effective Date to Holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

2.                                      Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed to by the relevant parties:  (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order and the Disputed Claims have been Allowed.

E.                                      Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.                                      Delivery of Distributions in General

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the

Reorganized Debtors; and provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

2.                                      Minimum Distributions

The Reorganized Debtors shall not be required to make partial distributions or payments of fractions of shares of New Common Stock and such fractions of shares shall be deemed to be zero.

3.                                      Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

F.                                      Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

G.                                    Setoffs

The Debtors and the Reorganized Debtors may withhold (but not setoff except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim (other than a Class 1 Claim or a DIP Facility Claim) an amount equal to any claims, equity interests, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim.  In the event that any such claims, equity interests, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim are adjudicated by Final Order or otherwise resolved, the Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim) the amount of any adjudicated or resolved claims, equity interests, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim, but only to the extent of such adjudicated or resolved amount.  Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, equity interests, rights, and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such Holder, except as specifically provided herein.

H.                                    Claims Paid or Payable by Third Parties

1.                                      Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.                                      Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.                                      Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

VII.                          PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.                                    Prosecution of Objections to Claims

The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under the Plan.  From and after the Effective Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  The Debtors also reserve the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

B.                                    Procedures Regarding Disputed Claims

Except as otherwise provided in the Plan, Holders of Claims shall not be required to File a proof of claim, and no parties should File a proof of claim.  The Debtors do not intend to object to the allowance of Claims Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim that is entitled, or deemed to be entitled, to a distribution under the Plan or is rendered Unimpaired under the Plan.  Instead, the Debtors intend to make distributions, as required by the Plan, in accordance with the books and records of the Debtors.  Unless disputed by a Holder of a Claim, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim of such Holder.  If any such Holder of a Claim disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim, such Holder must so advise the Debtors in writing, in which event the Claim will become a Disputed Claim.  The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court.  Nevertheless, the Debtors may, in their discretion, file with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or any other appropriate motion or adversary proceeding with respect thereto.  All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims.

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.  Claims may be estimated and thereafter resolved by any permitted mechanism.

C.                                    Allowance of Claims and Interests

Except as expressly provided herein or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Bankruptcy Code, under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code.  Except as expressly provided in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim as of the Petition Date.  All Claims of any Entity that owes money to the Debtors shall be disallowed unless and until such Entity pays, in full, the amount it owes the Debtors.

D.                                    No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

E.                                      Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

F.                                      Controversy Concerning Impairment

If a controversy arises as to whether any Claim, or a Class of Claims, are Impaired Classes under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Effective Date.

VIII.                      SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.                                    Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors in accordance with IV.B.6(b)), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.  Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof.  The actions of the Securities and Exchange Commission that (1) are non-pecuniary, (2) do not relate to collection of a Claim, or (3) do not pursue injunctions that could be reduced to a monetary Claim, are not discharged under this IV.A.

B.                                    Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

C.                                    Compromise and Settlement of Claims and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such an Allowed Claim or Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable.  In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

D.                                    Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence.

E.                                      Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.  The Debtors and the Reorganized Debtors (and each of their respective Affiliates, agents, directors, officers, employees, advisors, and attorneys) have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the Securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.  Nothing in this paragraph shall impair the police or regulatory powers of the United States of America or any Governmental Unit thereof.  Nothing in this paragraph shall apply in any action brought by the Securities and Exchange Commission in exercise of its police and regulatory powers.

F.                                      Releases by Holders of Claims and Interests

Except as otherwise specifically provided in the Plan or Plan Supplement, on and after the Effective Date, Holders of Claims and Interests voting to accept the Plan (which by definition, does not include Holders of Claims and Interests who (i) vote to reject the Plan, (ii) are not entitled to vote to accept or reject the Plan, or (iii) abstain (do not vote to accept or reject the Plan)), shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence.  Notwithstanding anything to the contrary in the foregoing, (i) the release set forth above does not release any obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) the Holders of Claims in Class 1 do not release any Claims, Causes of Action, or obligations under any contracts or agreements, other than Claims, Causes of Action, or obligations under or in connection with the Prepetition Credit Facility, (iii) any release granted by the Holders of Claims in Class 1 in favor of any Released Party will be deemed void ab-initio in the event any Claim or action based on any facts or circumstances relating to the Prepetition Credit Facility, the Plan, the Disclosure Statement, or any related agreement, instruments, or other documents is asserted against such Holder by or on behalf of such Released Party, its successor or assigns, and (iv) (a) Holders of Claims or Interests in Classes 2, 3, 4, 5, 6, 7 or 8 (which are not entitled to vote to accept or reject the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code) and (b) SIRVA Relocation Credit LLC, the agent under the Receivables Sale Agreement and the purchasers thereunder, are not subject to this IV.F.

G.                                    Injunction

Except as otherwise expressly provided in the Plan or for obligations issued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests that have been released pursuant to IV.D or IV.F, discharged pursuant to IV.A, or are subject to exculpation pursuant to IV.E are permanently enjoined, from and after the Effective Date, from taking any of the following actions against the Debtors or the Reorganized Debtors:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.  Nothing in the Plan or Confirmation Order shall preclude any Entity from pursuing an action against one or more of the Debtors in a nominal capacity to recover insurance proceeds so long as the Debtors or Reorganized Debtors, as applicable, and any such Entity agree in writing that such Entity will:  (1) waive all Claims against the Debtors, the Reorganized Debtors, and the Estates related to such action and (2) enforce any judgment on account of such Claim solely against applicable insurance proceeds, if any.

H.                                    Setoffs

Except as otherwise expressly provided for in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, may setoff against any Allowed Claim (other than an Allowed Class 1 Claim or a DIP Facility Claim) or Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.  In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.

I.                                         Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.                                      Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the

Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

IX.                              ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.                                    Final Fee Applications

All final requests for payment of Claims of a Professional shall be Filed no later than forty-five days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

B.                                    Payment of Interim Amounts

Except as otherwise provided in the Plan and subject to IV.A, Professionals shall be paid pursuant to the Interim Compensation Order.

C.                                    Professional Fee Escrow Account

In accordance with IV.D, on the Effective Date, the Reorganized Debtors shall fund the Professional Fee Escrow Account with Cash equal to the aggregate Professional Fee Reserve Amount for all Professionals.  The Professional Fee Escrow Account shall be maintained in trust for the Professionals with respect to whom fees or expenses have been held back pursuant to the Interim Compensation Order.  Such funds shall not be considered property of the Reorganized Debtors.  The remaining amount of Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account when such Claims are Allowed by a Bankruptcy Court order.  When all Claims of Professionals have been paid in full, amounts remaining in the Professional Fee Escrow Account, if any, shall be paid to the Reorganized Debtors.

D.                                    Professional Fee Reserve Amount

To receive payment for unbilled fees and expenses incurred through the Effective Date, on or before the Effective Date, the Professionals shall estimate their Accrued Professional Compensation prior to and as of the Effective Date and shall deliver such estimate to the Debtors.  If a Professional does not provide an estimate, the Reorganized Debtors may estimate the unbilled fees and expenses of such Professional; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional.  The total amount so estimated as of the Effective Date shall comprise the Professional Fee Reserve Amount.

E.                                      Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation and Consummation of the Plan incurred by the Reorganized Debtors.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

X.                                  CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.                                    Conditions Precedent to Confirmation

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of  Article X.C. hereof:

1.     The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtors and the Agent.

2.     The most current version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance reasonably acceptable to the Debtors and the Agent.

B.                                    Conditions Precedent to Consummation

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of IV.C hereof:

1.     The Confirmation Order shall have been entered in a form and in substance reasonably satisfactory to the Debtors and the Agent.

2.     The New Credit Facility and the Second Lien Facility shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof, and funding pursuant to the New Credit Facility shall have occurred.

3.     The final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in form and substance reasonably acceptable to the Debtors and the Agent without prejudice to the Reorganized Debtors’ rights under the Plan to alter, amend, or modify certain of the schedules, documents, and exhibits contained in the Plan Supplement.

4.     All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable governmental units in accordance with applicable laws.

5.     The Effective Date shall have occurred no later than June 30, 2008.

C.                                    Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article X may be waived only by consent of both the Debtors and the Agent without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan.

D.                                    Effective Date

The Effective Date shall be the first Business Day upon which all of the conditions specified in Article X.B. hereof have been satisfied or waived.  Notwithstanding the foregoing and any other provision of the Plan to the contrary, (1) the Debtors, with the consent of the Agent, may defer the occurrence of the Effective Date for a period of no more than thirty days beyond the date specified in the preceding sentence in their discretion and (2) any distribution of Cash, New Common Stock, or other consideration required to be made in the Effective Date shall be made on such date, or on such later date as soon as reasonably practicable thereafter that is no more than ten Business Days after the Effective Date.

E.                                      Effect of Non-Occurrence of Conditions to Consummation

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

XI.                              MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                                    Modification and Amendments

Except as otherwise specifically provided in the Plan, the Debtors, with the consent of the Agent, reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the consent of the Agent, to alter, amend, or modify materially the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.  Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article XI.  Upon its Filing, the Plan Supplement may be inspected in the office of the clerk of the Bankruptcy Court or its designee during normal business hours, at the Bankruptcy Court’s website at www.nysb.uscourts.gov, and at the website of the Debtors’ notice, claims, and balloting agent at http://www.kccllc.net/sirva.  The documents contained in the Plan Supplement are an integral part of the Plan and shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

B.                                    Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

XII.                          RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.             Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.             Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.             Resolve any matters related to:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.             Ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.             Adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.             Adjudicate, decide, or resolve any and all matters related to Causes of Action;

7.             Adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.             Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.             Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.           Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.           Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.           Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.           Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1;

14.           Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.           Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement (other than the Receivables Purchase Agreement, the New Credit Agreement, the Second Lien Credit Agreement, and any documents related thereto);

16.           Enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17.           Adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.           Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.           Determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.           Hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan (other than the Receivables Purchase Agreement, the New Credit Agreement, the Second Lien Credit Agreement, and any documents related thereto);

21.           Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.           Hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.           Enforce all orders previously entered by the Bankruptcy Court; and

24.           Hear any other matter not inconsistent with the Bankruptcy Code.

XIII.                      MISCELLANEOUS PROVISIONS

A.                                    Immediate Binding Effect

Subject to X.B. and notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.                                    Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents in form and substance reasonably acceptable to the Agent as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.                                    Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.                                    Dissolution of Committees

On the Effective Date, the Committees, if any, shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.

E.                                      Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.                                      Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.                                    Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

SIRVA, Inc. Attn: General Counsel 700 Oakmont Lane Westmont, IL 60559	KIRKLAND & ELLIS LLP Marc Kieselstein, P.C. Adam C. Paul Scott R. Zemnick 200 East Randolph Drive Chicago, Illinois 60601

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.                                    Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.                                         Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.                                      Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Debtors’ notice, claims, and balloting agent at http://www.kccllc.net/sirva or the Bankruptcy Court’s website at www.nysb.uscourts.gov.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.                                    Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

L.                                     Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

M.                                  Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.                                    Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, the Agent or its counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.                                   Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

V.            SOLICITATION AND VOTING PROCEDURES

The following briefly summarizes procedures to accept and confirm the Plan.  Holders of Claims are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys.

A.                                    THE SOLICITATION PACKAGE

The following materials constitute the Solicitation Package:

•                  the appropriate Ballots and applicable Voting Instructions;

•                  a pre-addressed, postage pre-paid return envelope; and

•                  the Disclosure Statement with all exhibits, including the Plan, and any other supplements or amendments to these documents.

The Core Group and the single voting Class (Class 1) entitled to vote to accept or reject the Plan shall be served paper copies and a CD-ROM containing the Disclosure Statement and all exhibits to the Disclosure Statement, including the Plan.  Parties who wish to receive additional copies of these documents may request a copy from the Voting Agent by writing to SIRVA, Inc., c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245, Attention: Ballot Processing Center or calling 866-381-9100.  The Solicitation Package (except the Ballots) can also be obtained by any party by accessing the Voting Agent’s web site at www.kccllc.net/sirva, or through Intralinks at https://services.intralinks.com/logon.html.

The Plan Supplement will be Filed no later than fourteen days prior to the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court.  The Plan Supplement will include the following:  (a) the terms of the New Credit Facility, the Second Lien Facility and all documents and instruments relating thereto, including all intercreditor documents and agreements; (b) new organizational documents; (c) to the extent known, the identity of the members of the New Board and the nature and compensation for any member of the New Board who is an “insider” under the Bankruptcy Code; (d) a list of Executory Contracts and Unexpired Leases to be rejected; (e) the Registration Rights Agreement and all documents and instruments relating thereto; (f) the Stockholders Agreement and all documents and instruments relating thereto; and (g) a list of retained Causes of Action.  The Debtors may add additional items to the Plan Supplement, which will also be Filed.

B.                                    VOTING INSTRUCTIONS

Only the Holders of Allowed Class 1 Claims are entitled to vote to accept or reject the Plan, and they may do so by completing the Ballot and returning it in the envelope provided to the Voting Agent by the Voting Deadline.  Voting Instructions are attached to each Ballot.

The Debtors, with the approval of the Bankruptcy Court, have engaged Kurtzman Carson Consultants LLC as the Voting Agent to assist in the solicitation process.  The Voting Agent will, among other things, answer questions, provide additional copies of all Solicitation Package materials, and generally oversee the solicitation process.  The Voting Agent will also process and tabulate Ballots for each Class entitled to vote to accept or reject the Plan and will File the Voting Report as soon as practicable before the Confirmation Hearing.

The deadline to vote on the Plan is 4:00 p.m., E.T., on February 1, 2008.

BALLOTS
Ballots must be actually received by the Voting Agent by the Voting Deadline by using the envelope provided, or by First Class Mail, Overnight Courier or Personal Delivery to:

SIRVA Balloting Center c/o Kurtzman Carson Consultants LLC 2335 Alaska Avenue El Segundo, CA 90245
If you have any questions on the procedures for voting on the Plan, please call the Voting Agent at the following telephone number:
866-381-9100

ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM, BUT WHICH DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN, SHALL NOT BE COUNTED.

EACH HOLDER OF A CLAIM MUST VOTE ALL OF THEIR CLAIMS WITHIN A PARTICULAR PLAN CLASS EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT THEIR VOTES.  BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM IN CLASS 1 WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE PLAN.

ALL BALLOTS ARE ACCOMPANIED BY RETURN ENVELOPES.  IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT.

For all Holders of Claims in Class 1:

By signing and returning a Ballot, each Holder of a Claim in Class 1 will be certifying to the Bankruptcy Court and the Debtors that, among other things,

•                  the Holder has received and reviewed a copy of the Disclosure Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

•                  the Holder has cast the same vote with respect to all Claims in a single Class;

•                  no other Ballots with respect to the amount of the Claims have been cast or, if any other Ballots have been cast with respect to such Claims, then any such earlier Ballots are thereby revoked; and

•                  the Holder consents to all relief requested in the First Day Motions.

C.                                    VOTING TABULATION

To ensure that a vote is counted, the Holder of a Claim or Interest should: (a) complete a Ballot; (b) indicate the Holder’s decision either to accept or reject the Plan in the boxes provided in the Ballot; and (c) sign and timely return the Ballot to the address set forth on the enclosed prepaid envelope by the Voting Deadline.

The Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim.  Only Holders of Claims in the single voting Class shall be entitled to vote with regard to such Claims.

Ballots received after the Voting Deadline may not be counted.  The method of delivery of the Ballots to be sent to the Voting Agent is at the election and risk of each Holder of a Claim.  Except as otherwise provided in the Solicitation Procedures, a Ballot will be deemed delivered only when the Voting Agent actually receives the original executed Ballot.  Delivery of a Ballot to the Voting Agent by facsimile, e-mail or any other electronic means will not be accepted.  No Ballot should be sent to any of the Debtors, the Debtors’ agents (other than the Voting Agent), or the Debtors’ financial or legal advisors.  The Debtors expressly reserve the right to amend from time to time the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the terms of the Plan regarding modifications).  The Bankruptcy Code requires the Debtors to disseminate additional solicitation materials if the Debtors make material changes to the terms of the Plan or if the Debtors waive a material condition to Plan Confirmation.  In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

If multiple Ballots are received from the same Holder with respect to the same Claim prior to the Voting Deadline, the last Ballot timely received will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot.  Holders must vote all of their Claims within a particular Plan Class either to accept or reject the Plan and may not split their vote.  Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted.  Further, to the extent there are multiple Claims within the same Class, the Debtors may, in their discretion, aggregate the Claims of any particular Holder within a Class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party-in-interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

Neither the Debtors nor any other person or Entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification.

The Debtors will File with the Bankruptcy Court, on the Petition Date, or as soon as practicable thereafter, the Voting Report.  The Voting Report shall, among other things, delineate every Ballot that does not conform to the Voting Instructions or that contains any form of irregularity (each an “Irregular Ballot”) including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or electronic mail or damaged.  The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots.

VI.           VALUATION ANALYSIS AND FINANCIAL PROJECTIONS

A.                                    VALUATION OF THE REORGANIZED DEBTORS.

Introduction.

In conjunction with formulating the Plan, the Debtors have determined that it is appropriate to estimate a post-Confirmation going concern value for the Reorganized Debtors (the “Estimated Reorganized Debtors’ Enterprise Value”).  Accordingly, the Debtors have directed Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) to prepare such a valuation.  The valuation is being prepared solely by Houlihan Lokey at the direction of the Debtors.

Valuation.

Houlihan Lokey estimates the Estimated Reorganized Debtors’ Enterprise Value to be between approximately $284 million to $344 million, with a midpoint of $314  million as of January 1, 2008, which is the assumed effective date for purposes of valuation.(9)  The values are based upon information available to, and analyses undertaken by, Houlihan Lokey as of January 25, 2008.  This reorganization enterprise value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty today as to the achievement of the Debtors’ financial projections (“Financial Projections”), which are set forth below in “Financial Projections.”  Additionally, Houlihan Lokey did not prepare a separate valuation of any potential tax benefits resulting from the use of existing net operating losses (“NOLs”) as the future balance, timing and utilization (including according to Section 382 of the IRS Code) is currently unclear.  Therefore, while there may be future value realized as a result of the NOLs, for purposes of calculating the Estimated Reorganized Debtors’ Enterprise Value, any such value was excluded.  It should be understood that, although subsequent developments may affect Houlihan Lokey’s conclusions, Houlihan Lokey does not have any obligation to update, revise, or reaffirm its estimate.

(9)                                  This is not the Effective Date as defined in the Plan.

The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, achieving the forecasts reflected in the Financial Projections, the amount of available cash, market conditions, the availability of certain tax attributes and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.  The estimates of value represent hypothetical enterprise values of the Reorganized Debtors as the continuing operator of its business and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the trading value or sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein.  Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder.  The value of an operating business such as the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.

In preparing the Estimated Reorganized Debtors’ Enterprise Value, Houlihan Lokey: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Financial Projections developed by management relating to their businesses and prospects; (c) met with certain members of senior management of the Debtors to discuss the Debtors’ operations and future prospects; (d) reviewed the Financial Projections as prepared by the Debtors; (e) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Debtors; (f) considered certain economic and industry information relevant to the Debtors’ operating businesses; (g) visited certain of the Debtors’ facilities; and (h) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as Houlihan Lokey deemed appropriate.  Although Houlihan Lokey conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plans, Houlihan Lokey relied on the accuracy and completeness of all: (i) financial and other information furnished to it by the Debtors, including the Financial Projections, and by other firms retained by the Debtors and (ii) publicly available information.  No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.

In performing its analysis, Houlihan Lokey used discounted cash flow and comparable public companies trading multiples methodologies.  These valuation techniques reflect both the market’s current view of the Debtors’ strategic initiatives and operations, as well as a longer-term focus on the intrinsic value of the cash flow Financial Projections associated with Debtor’s current strategic initiatives.  The valuation multiples and discount rates used by Houlihan Lokey to arrive at the going concern value of the Debtors’ business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of the Debtors and general capital market conditions. In selecting such comparable companies, Houlihan Lokey considered factors such as the focus of the comparable companies’ businesses, assets and capital structures as well as such companies’ current and projected operating performance relative to the Debtors and the turnaround required for the Debtors to perform as projected.

An estimate of total enterprise value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect the value of an operating business.  Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business.  As a result, the estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein.  Because such estimates are inherently subject to uncertainties, neither the Debtors, Houlihan Lokey, nor any other person assumes responsibility for their accuracy.  Depending on the results of the Debtors’ operations or changes in the financial markets, Houlihan Lokey’s valuation analysis as of the Effective Date may differ from that disclosed herein.

In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict.  Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and other factors that generally influence the prices of securities.  Actual market prices of such securities also may be affected by these Chapter 11 Cases or by other factors not possible to predict.  Accordingly, the reorganization enterprise value estimated by Houlihan Lokey does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.  The enterprise value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value.  Such trading value may be materially different from the reorganization enterprise value ranges associated with Houlihan Lokey’s valuation analysis.  Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

B.                                    FINANCIAL PROJECTIONS

The Debtors developed a set of financial projections, summarized in Exhibit B hereto (the “Projections”) to support the conclusion that Holders of Claims would receive a recovery under the Debtors’ Plan no less than the recovery they would under a liquidation of the Debtors’ estates, and to determine which Claims and Classes of Claims are Impaired.  The Projections and supporting testimony thereof help establish the feasibility of the Debtors’ Plan, that the Plan is in the best interests of all Holders of Claims and that the new debt obligations to be incurred upon emergence from these Chapter 11 Cases are necessary for the Debtors to continue as a viable going concern.

THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS.  ACTUAL OPERATING RESULTS AND VALUES MAY VARY SIGNIFICANTLY FROM THESE PROJECTIONS.

Financial Projections

As a condition to plan confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that confirmation is not likely to be followed by either a liquidation or the need to further reorganize the debtor.  In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors’ management has, through the development of the Projections, analyzed the Reorganized Debtors’ ability to meet their obligations under the Plan to maintain sufficient liquidity and capital resources to conduct their businesses. The Projections will also assist each Holder of a Claim in determining whether to accept or reject the Plan.

The Debtors prepared the Projections in good faith, based upon estimates and assumptions made by the Debtors’ management.

The estimates and assumptions in the Projections, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies.  They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Debtors’ control.  Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Projections.  No representations can be made as to the accuracy of the Projections or the Reorganized Debtors’ ability to achieve the projected results.  Therefore, the Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur.  The inclusion of the Projections herein should not be regarded as an indication that the Debtors considered or consider the Projections to reliably predict future performance.  The Projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments.  The Debtors do not intend to update or otherwise revise the Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Projections are not borne out.  The Projections should be read in conjunction with the assumptions and qualifications set forth herein.

THE DEBTORS DID NOT PREPARE THE PROJECTIONS WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.  THE DEBTORS’ INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS.  ACCORDINGLY, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO: (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW NOTES, NEW COMMON STOCK OR TO ANY OTHER PARTY AFTER THE

EFFECTIVE DATE; (B) INCLUDE ANY SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE DEBTORS PERIODICALLY ISSUE PRESS RELEASES REPORTING FINANCIAL RESULTS AND HOLDERS OF CLAIMS ARE URGED TO REVIEW ANY SUCH PRESS RELEASES WHEN, AND AS, ISSUED.

Significant Assumptions

The Debtors prepared the Projections based on, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors.

Although the forecasts represent the best estimates of the Debtors, for which the Debtors believe they have a reasonable basis as of the date hereof, of the results of operations and financial position of the Debtors after giving effect to the reorganization contemplated under the Plan, they are only estimates and actual results may vary considerably from forecasts.  Consequently, the inclusion of the forecast information herein should not be regarded as a representation by the Debtors, the Debtors’ advisors or any other person that the forecast results will be achieved.

While, after the Effective Date, the Debtors do not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation in January 2008, or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, the Reorganized Debtors will disclose its actual financial condition and results of operations during the period covered by the Projections in the quarterly and annual financial statements and accompanying discussion and analysis, contained in the quarterly and annual reports it will provide pursuant to the terms of the Exit Facility.

The Projections were not prepared with a view toward general use, but rather for the limited purpose of providing information in conjunction with the Plan.  Also they have been presented in lieu of pro forma historical financial information.  Reference should be made to Article IX herein  “PLAN RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMING AND CONSUMMATING THE PLAN” for a discussion of the risks related to the Plan.

The Debtors believe that a reasonable estimate of the Effective Date is March 31, 2008.  If the Debtors are able to draw upon the DIP Facility as planned, it is the Debtors’ belief that the Projections will not change materially even if the Effective Date does not occur on the assumed Effective Date.

Additional information relating to the principal assumptions used in preparing the Projections is set forth below.  The following points represent the major assumptions underlying the Projections:

Effective Date and Plan Terms

The Projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date.  Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses.

Fresh Start Accounting

The Projections assume an Effective Date of March 31, 2008, and as required, the concepts of Fresh Start Accounting have been applied for periods after the Effective Date.  These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.”  Adoption of Fresh Start Accounting requires the determination of the reorganization value of the entity that emerges from bankruptcy.  Reorganization value generally approximates fair value of the entity before considering liabilities.

An enterprise valuation analysis was completed by Houlihan Lokey which estimated a reorganization value range between $284 million and $344 million with a midpoint of $314 million.

Gross Margin

Our Projections for revenues from 2008 through 2012 (“Projection Period”) grow modestly from approximately $3.4 billion to $3.8 billion primarily due to the assumed stabilization of the North American real estate market in 2009 and, thereafter, growth of Australian, Asian, and Middle Eastern markets, and pricing / revenue initiatives across business units.

We expect our gross profits to improve in 2009 and stabilize thereafter, as the Company implements its strategic initiatives during 2008. These are aimed principally at reducing the Relocation business’ volatility and rightsizing the structure of the Company commensurate with lower volume.

The Projections assume that the Reorganized Debtors will:  (a) achieve strategic initiative savings of $16 million for 2008; and $47.3 million on an annualized run-rate.  If the Reorganized Debtors were not to fully implement these business improvement initiatives, then their projected financial performance could materially deteriorate, thereby potentially adversely affecting current and future value.

Relocation

Revenue

The Relocation business was impacted by a severe and protracted downturn in the housing market in 2007, significantly impacting Fixed Fee product margins and overall profitability.  Total revenue is significantly lower than 2007 as the Company initiated the exit of its Government business (Department of Defense and General Services Administration) in late 2007.

The Fixed Fee product allows Relocation to generate approximately a 12% corporate fee (of appraised home value) in return for allowing the transferee the option to “put”, or sell, their home to SIRVA after a contractual period of time.  Minimal revenue growth is assumed in 2008 and 2009 as strategic initiatives are implemented.  Moderate growth is assumed thereafter.

All expenses and one-time impact of the wind-down and sale of SIRVA owned inventory is projected to occur in 2008.  The Company intends to improve revenue opportunities from its existing and new customers in 2008 and beyond.

Strategically, Relocation will continue to offer the Fixed Fee product, but will focus its programs to minimize volatility and adequately compensate for risk and drive an acceptable Return on Invested Capital.  The Company assumes an increase of its average corporate fee in 2008-2009 and flat in 2010-2012 due to the implementation of profitability initiatives.  Referral penetration, and ultimately referral fees to the Company, are assumed to increase in 2008 due to the implementation of initiatives and expected to remain steady in 2009-2012.

Direct Expenses

In general, Direct Expenses are most impacted by Relocation’s ability to sell Fixed Fee inventory homes that have been sold to SIRVA in an expeditious and profitable manner.  During 2007, Relocation’s home inventory increased 17% from 694 to 836 homes as the real estate market deteriorated and Government customer homes accelerated their entry into the program, at a much faster rate than Relocation’s Corporate customers.  Closing costs, carry costs (the servicing of mortgages) and loss on sale all impact a Fixed Fee product’s profitability.

•                  Closing Costs – Forecast to remain flat at 2008 levels. These costs are not anticipated to shift materially.

•                  Carry Costs – Forecast to remain flat in 2008-2009, and then decrease in 2010-2012, due to the Company’s inventory prevention measures.

•                  Loss on Sale – Assumed to remain flat through 2009, then decrease in 2010-2012 due to a shift in Fixed Fee programs and implementation of inventory prevention measures.

•                  During 2008 the Company plans to implement several operational and cost rationalization initiatives which will contribute to improved Relocation margins.  These include, but are not limited to:

•                  Headcount Reductions – Represents operations-related personnel reductions consistent with the forecasted decline in 2008 initiation volume, as well as personnel reductions driven by productivity enhancements currently being implemented by the Company.

•                  Relocation is developing software to create the APEX system, which will further automate the workflow system and provide online functionality to transferees, clients and brokers.

•                  The improved functionality of the APEX system will reduce the number of operations’ personnel required and will also “speed up the process” and result in better services to corporate customers and their transferees.

•                  Operating Center Review – Relocation currently utilizes five major operating centers.  The Project Period includes identified consolidation opportunities that may be able to be implemented in the second half of 2008.  Although implementation may begin in 2008, the majority of the financial impact will be post 2008.

•                  Inventory Prevention & Management – The Company has identified several inventory prevention initiatives to keep homes that aim to keep homes out of inventory and limit losses for those homes that do enter SIRVA’s Balance Sheet.  Relocation management has already implemented most of the initiatives during 2007 and the financial impact will be realized during the Projection Period as the Company’s amended rate (homes that sell to a third-party before becoming SIRVA inventory) increases.  Initiatives include:

•                  More effective management of appraisal process and instruction list

•                  Implementing bi-weekly file reviews for all pre-inventory properties

•                  Modifying the operations’ team incentive structure

•                  More consistent management of brokerage / agent process

•                  Strict enforcement of customer contract terms

Moving

Revenue

Allied and northAmerican branded networks have been negatively impacted by the weak housing market in 2007 and declining demand for interstate moves.  Revenue is assumed to decrease in 2008 primarily due a continued weak real estate market, the loss of the Government business, and additional volume loss due to SIRVA Relocation Corporate customer account terminations.

The Company projects steady growth of 4% in 2009-2012 as the market stabilizes and volume increases slightly faster than the economy due to the impact of strategic initiatives.  Revenue initiatives include:

•                  Small Moves – Initiative aimed to extend the Allied brand to provide full service offering for moves under 3,000 lbs and is assumed to generate approximately 6,000 moves by 2012 and capture previously lost leads from call centers.  In 2007, the Company rolled out a commercial launch in the Chicago market and national website.  Over 450 moves were completed in 2007.

•                  Container Service Business – Allied and northAmerican brand extension into the growing mobile storage and large self-storage markets.  This new service will allow Moving to better penetrate new younger and price-sensitive customer segments as well utilize as an alternative service during the peak moving period.  This initiative is anticipated to generate approximately 4,000 additional moves by 2012.

Direct Expenses

To offset the decline in 2008 volume, Moving has identified several cost initiatives to improve profitability in 2008-2012.  The Company has initiated two significant projects that are assumed to generate improved Gross Margins in 2008-2012.  Both projects, Fusion and MoveMac, were commenced in 2007.

•                  Fusion – Implemented at the beginning of 2008 to transition the northAmerican brand to the Allied economic model.  The initiative raises northAmerican agent compensation to market level to reverse fifteen year significant decline in market share.  northAmerican shipment volume down has declined by 30% since 1998.  A lower expense ratio is expected to be offset by volume growth in addition to headcount reduction and IT related savings as operations are consolidated.

•                  MoveMac– Hand-held technology for moving crews which will improve cash flow, reduce cargo claim costs, improve crew productivity, and provide a differentiated customer experience.

General & Administrative Expenses

General & Administrative Expenses are expected to decline significantly in 2008, to $240.4 million, as the Company right-sizes its cost structure to account for reduced volume expectations. Increases are expected after 2009, as the Company returns to growth, with G&A expenses of $257.8 million by 2012.

During 2008 the Company plans to implement several operational and cost rationalization initiatives, which include, but are not limited to:

•                  Relocation G&A Cost Reduction – Represents forecasted reductions in G&A costs including IT, Marketing and Finance

•                  Moving G&A Cost Reduction – Primarily stemming from Fusion-related headcount reductions and IT savings as operations are consolidated

Interest Expense

Interest expense in the accompanying projections has been calculated using face value of debt at stated interest rates plus amortization of deferred financing costs.

Taxes

Tax liabilities were calculated to reflect various sales and use taxes as well as taxes paid by the Company’s mortgage, title and certain international businesses.  Possible NOLs are not reflected at this time.

Capital Expenditures

Capital expenditures are expected to grow moderately for each year in the projection period, from $19.1 million in 2008 to $21.3 million in 2012. Global Relocation is expected to have the largest amount of capital expenditures in 2008, with the majority of this spend related to IT and systems standardization spending, with the balance allocated to facilities items such as replacement of office equipment and computers.

Working Capital

Working capital account levels are projected to be relatively consistent from 2009 to 2012, with a decrease in working capital in 2008 driven primarily by a decrease in working capital for the Relocation business.  Relocation Accounts Receivable is projected to decline due to the exit of the Government business and the collection of those receivables over the first half of 2008. Relocation Properties Held for Resale are expected to decline by approximately $143 million in 2008, driven primarily by the exit of the Government business, offset primarily by the reduction in mortgage liabilities and other Accounts Payable. Relocation Properties Held for Resale are anticipated to decline further in 2009, by $32.1 million as the Company realizes its inventory and prevention management initiatives implemented in 2008, before stabilizing and increasing moderately from 2010 to 2012.

Post Reorganization Debt

The projections assume that the long term emergence debt will be approximately $415 million  outstanding as of the effective date.

VII.         CONFIRMATION PROCEDURES

A.                                    THE CONFIRMATION HEARING

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold the Confirmation Hearing.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to Confirmation of the Plan.  On or about the Petition Date, the Debtors will promptly seek an order of the Bankruptcy Court scheduling a hearing to consider the approval of the prepetition solicitation procedures, including this Disclosure Statement and confirmation of the Plan.  Notice of the Confirmation Hearing will be provided in the manner prescribed by the Bankruptcy Court, and will also be available at the web site of Kurtzman Carson Consultants LLC, the Debtors’ Notice and Claims Agent, www.kccllc.net/sirva.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

B.                                    STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied.  If so, the Bankruptcy Court shall enter the Confirmation Order.  The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:

•                  The Plan complies with the applicable provisions of the Bankruptcy Code.

•                  The Debtors, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

•                  The Plan has been proposed in good faith and not by any means forbidden by law.

•                  Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment:  (a) made before the Confirmation of the Plan is reasonable; or (b) subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after the Confirmation of the Plan.

•                  Either each Holder of an Impaired Claim or Equity Interest has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•                  Each Class of Claims or Equity Interests that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to section 1129(b) of the Bankruptcy Code.

•                  Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims, Priority Tax Claims, Other Priority Claims and Other Secured Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

•                  At least one Class of Impaired Claims or Equity Interests will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of that Class.

•                  Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan unless such a liquidation or reorganization is proposed in the Plan.

•                  All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

The Debtors believe that:  (a) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (b) they have complied or will have complied with all of the requirements of chapter 11; and (c) the Plan has been proposed in good faith.

Best Interests of Creditors Test/Liquidation Analysis

Under the Bankruptcy Code, confirmation of a plan also requires a finding that the plan is in the “best interests” of creditors.  Under the “best interests” test, the Bankruptcy Court must find (subject to certain exceptions) that the Plan provides, with respect to each Impaired Class, that each Holder of an Allowed Claim or Interest in such Impaired Class has accepted the Plan, or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

The analysis under the “best interests” test requires that the Bankruptcy Court determine what Holders of Allowed Claims and Interests in each Impaired Class would receive if the Debtors’ Chapter 11 Cases were converted to liquidation cases under chapter 7 of the Bankruptcy Code, and the Bankruptcy Court appointed a chapter 7 trustee to liquidate all of the Debtors’ assets into Cash.  The Debtors’ “liquidation value” would consist primarily of unencumbered and unrestricted Cash held by the Debtors at the time of the conversion to chapter 7 cases, and the proceeds resulting from the chapter 7 trustee’s sale of the Debtors’ remaining unencumbered assets.  The gross Cash available for distribution would be reduced by the costs and expenses incurred in effectuating the chapter 7 liquidation and any additional Administrative Claims incurred during the chapter 7 cases.

The Bankruptcy Court then must compare the value of the distributions from the proceeds of the hypothetical chapter 7 liquidation of the Debtors (after subtracting the chapter 7-specific claims and administrative costs) with the value to be distributed to the Holders of Allowed Claims and Interests under the Plan.  It is possible that in a chapter 7 liquidation, Claims and Interests may not be classified in the same manner as set forth in the Plan.  In a hypothetical chapter 7 liquidation of the Debtors’ assets, the rule of absolute priority of distribution would apply, i.e., no junior creditor would receive any distribution until payment in full of all senior creditors, and no Holder of an Interest would receive any distribution until all creditors have been paid in full.  Therefore, in a hypothetical chapter 7 liquidation, the Debtors’ available assets generally would be distributed to creditors and Interest Holders in the following order: DIP Facility Claims; Prepetition Facility Claims; Other Secured Claims; Administrative Claims; Other Priority Claims; Unsecured  Ongoing Operations Claims; General Unsecured Claims; Intercompany Claims; Equity Interests; and Intercompany Interests.

Of the foregoing groups of Claims, the DIP Facility Claims, Other Secured Claims, Administrative Claims, Other Priority Claims, Unsecured Ongoing Operations Claims, Intercompany Claims and Intercompany Interests are either unclassified or “Unimpaired” under the Plan, meaning that the Plan generally leaves their legal, equitable, and contractual rights unaltered.  As a result, Holders of such Claims are deemed to accept the Plan.  Prepetition Facility  Claims are “Impaired” under the Plan and are entitled to vote on the Plan.  The remainder of the Classes of Claims and Interests are to receive no distribution under the Plan and therefore are deemed to reject the Plan.  Because the Bankruptcy Code requires that impaired creditors either accept the Plan or receive at least as much under the Plan as they would in a hypothetical chapter 7 liquidation, the operative “best interests” inquiry in the context of the Plan is whether in a chapter 7 liquidation, after accounting for recoveries by Secured, Administrative, and Priority creditors, the impaired creditors and interest holders will receive more or less than under the Plan.  If the probable distribution to impaired creditors and interest holders under a hypothetical chapter 7 liquidation is greater than the distributions to be received by such Holders under the Plan, then the Plan is not in the best interests of impaired creditors and interest holders.

As described in more detail in the liquidation analysis set forth in Exhibit C hereto (the “Liquidation Analysis”), the Debtors believe that the value of any distributions in a chapter 7 case would be less than the value of distributions under the Plan.  In particular, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the fees and expenses of a chapter 7 trustee would likely further reduce Cash available for distribution.

Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by the debtor’s liquidation or the need for further financial reorganization, unless that liquidation or reorganization is contemplated by the Plan.  The Plan contemplates a Plan in which virtually all creditors will be paid in full, and the Debtors’ balance sheet will become materially deleveraged.  In addition, the Debtors have already secured a commitment for two Exit Facilities (as defined below), and therefore sufficient funds will exist to make all payments required by the Plan.  For these reasons, the Debtors believe that the Plan meets the financial feasibility requirement.

Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each Class of Claims or Equity Interests that is impaired under the Plan accept the Plan.  A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such Class is not required.  A class is “impaired” unless the plan:  (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of that claim or equity interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that, on the consummation date, the holder of the claim or equity interest receives cash equal to the allowed amount of that claim or, with respect to any interest, any fixed liquidation preference to which the equity interest holder is entitled or any fixed price at which the debtor may redeem the security.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the plan.  Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance.  Under section 1126(d) of the Bankruptcy Code, a class of equity interests has accepted the plan if holders of such equity interests holding at least two-thirds in amount actually voting have voted to accept the plan.

The Claims and Interests in Classes 2, 3, 4, 6, and 8 are not Impaired under the Plan, and as a result the Holders of such Claims are deemed to have accepted the Plan.

Claims in Class 1 are Impaired under the Plan.  The single voting Class (Class 1) will have accepted the Plan if the Plan is accepted by at least two-thirds in amount and a majority in number of the Claims of such Class (other than any Claims of Creditors designated under section 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

The members of Classes 5 and 7 will not receive a distribution under the Plan, are deemed to reject the Plan, and are not entitled to vote on the Plan.

Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if all Impaired Classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one Impaired Class.

Section 1129(b) of the Bankruptcy Code states that, notwithstanding an Impaired Class’s failure to accept a plan, the plan shall be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,”

so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each Class of Claims or Equity Interests that is Impaired under, and has not accepted, the plan.

In general, a plan does not discriminate unfairly if it treats a class substantially equivalent to the treatment of other classes of equal rank.  Courts will take into account a number of factors in determining whether a plan discriminates unfairly, including whether the discrimination has a reasonable basis, whether the debtor can carry out a plan without such discrimination, whether such discrimination is proposed in good faith, and the treatment of the class discriminated against.  Courts have also held that it is appropriate to classify unsecured creditors separately if the differences in classification are in the best interest of the creditors, foster reorganization efforts, do not violate the absolute priority rule, and do not needlessly increase the number of classes.  Accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.  The Debtors believe that the separation of the Unsecured Ongoing Operations Claims from the General Unsecured Claims into two Classes has a reasonable basis in fact, and, therefore, the classification scheme in the Plan does not unfairly discriminate.

The condition that a plan be “fair and equitable” to a non-accepting Class of Secured Claims includes the requirements that:  (a) the Holders of such secured Claims retain the liens securing such Claims to the extent of the Allowed amount of the Claims, whether the property subject to the liens is retained by Debtors or transferred to another entity under the plan; and (b) each Holder of Secured Claim in the Class receives deferred Cash payments totaling at least the Allowed amount of such Claim with a present value, as of the Effective Date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

The condition that a plan be “fair and equitable” with respect to a non-accepting Class of unsecured Claims includes the requirement that either:  (a) the plan provides that each Holder of a Claim of such Class receive or retain on account of such Claim property of a value, as of the Effective Date of the plan, equal to the allowed amount of such Claim; or (b) the Holder of any Claim or Equity Interest that is junior to the Claims of such Class will not receive or retain under the plan on account of such junior Claim or Equity Interest any property.

The condition that a plan be “fair and equitable” to a non-accepting Class of Equity Interests includes the requirements that either:  (a) the plan provides that each Holder of an Equity Interest in that Class receives or retains under the plan, on account of that Equity Interest, property of a value, as of the Effective Date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such Holder is entitled, (ii) any fixed redemption price to which such Holder is entitled, or (iii) the value of such interest; or (b) if the Class does not receive such an amount as required under (a), no Class of Equity Interests junior to the non accepting Class may receive a distribution under the plan.

The Plan provides that if any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cram down” provisions of section 1129(b) of the Bankruptcy Code.  To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any exhibit or schedule  to the Plan, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

The Debtors submit that if the Debtors “cram down” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured such that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement.

C.                                    RISK FACTORS

Prior to deciding whether and how to vote on the Plan, each Holder of a Claim should consider carefully all of the information in this Disclosure Statement, and should particularly consider the Risk Factors described in Article IX, “PLAN-RELATED RISK FACTORS AND ALTERNATIVES TO CONFIRMING AND CONSUMMATING THE PLAN.”

D.                                    IDENTITY OF PERSONS TO CONTACT FOR MORE INFORMATION

Any interested party desiring further information about the Plan should contact:  Counsel for the Debtors:  Scott Zemnick, Kirkland & Ellis LLP, 200 East Randolph Street, Chicago, Illinois 60601, via e-mail at szemnick@kirkland.com or by phone at (312) 861-2374.

E.                                      DISCLAIMER

In formulating the Plan, the Debtors have relied on financial data derived from books and records.  The Debtors therefore represent that everything stated in the Disclosure Statement is true to the best of their knowledge.  The Debtors nonetheless cannot, and do not, confirm the current accuracy of all statements appearing in this Disclosure Statement.  Moreover, the Bankruptcy Court has not yet determined whether the Plan is confirmable and, therefore, does not recommend whether you should accept or reject the Plan.

The discussion in the Disclosure Statement regarding the Debtors may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology.  The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements.  The liquidation analyses, distribution projections, and other information are estimates only, and the timing and amount of actual distributions to creditors may be affected by many factors that cannot be predicted.  Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT IS, OR SHALL BE DEEMED TO BE, AN ADMISSION OR STATEMENT AGAINST INTEREST BY THE DEBTORS FOR PURPOSES OF ANY PENDING OR FUTURE LITIGATION MATTER OR PROCEEDING.

ALTHOUGH THE ATTORNEYS, ACCOUNTANTS, ADVISORS AND OTHER PROFESSIONALS EMPLOYED BY THE DEBTORS HAVE ASSISTED IN PREPARING THIS DISCLOSURE STATEMENT BASED UPON FACTUAL INFORMATION AND ASSUMPTIONS RESPECTING FINANCIAL, BUSINESS, AND ACCOUNTING DATA FOUND IN THE BOOKS AND RECORDS OF THE DEBTORS, THEY HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION AND MAKE NO REPRESENTATIONS AS TO THE ACCURACY THEREOF.  THE ATTORNEYS, ACCOUNTANTS, ADVISORS AND OTHER PROFESSIONALS EMPLOYED BY THE DEBTORS SHALL HAVE NO LIABILITY FOR THE INFORMATION IN THE DISCLOSURE STATEMENT.

THE DEBTORS AND THEIR PROFESSIONALS ALSO HAVE MADE A DILIGENT EFFORT TO IDENTIFY IN THIS DISCLOSURE STATEMENT PENDING LITIGATION CLAIMS AND PROJECTED OBJECTIONS TO CLAIMS.  HOWEVER, NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO CLAIM IS, OR IS NOT, IDENTIFIED IN THE DISCLOSURE STATEMENT.

VIII.                        IMPLEMENTATION OF THE PLAN AND POSTPETITION

GOVERNANCE OF REORGANIZED DEBTORS

A.                                    BOARD OF DIRECTORS AND MANAGEMENT

Reorganized Debtors’ Board of Directors

On the Effective Date, the New Board of directors of the Reorganized Debtors shall take office.  The Debtors will disclose the identities of the individuals comprising the New Board of directors in an exhibit to the Plan Supplement.  Each such director shall serve from and after the Effective Date pursuant to applicable law and the terms of the Reorganized Debtors’ articles of incorporation in effect at such time, and the other constituent and organizational documents of the Reorganized Debtors.  The existing board of directors of SIRVA, Inc. will be deemed to have resigned on and as of the Effective Date.

The Reorganized Debtors’ Officers

The Debtors will disclose the identities of the individuals comprising the officers of the Reorganized Debtors in an exhibit to the Plan Supplement.

B.                                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Reorganized Debtors’ articles of incorporation or formation, as applicable, will authorize the Reorganized Debtors to indemnify and exculpate their respective officers, directors or managers and agents to the fullest extent permitted under the applicable state law.

C.                                     MANAGEMENT INCENTIVE PLAN AND EMPLOYMENT CONTRACTS, SEVERANCE PLANS AND RETENTION PLANS

The Plan provides that equity awards (in the form of stock, options or warrants) for up to 10% of the New Common Stock (on a fully diluted basis) of the Reorganized Debtors may be granted to continuing employees of the Debtors by the New Board of directors of the Reorganized Debtors, with pricing, vesting and exercise terms to be determined by the New Board.  If granted, such equity awards shall be on terms reflective of a policy of rewarding the contribution of management to the long-term financial performance of the Reorganized Debtors.

D.                                    EXIT FINANCING

On the Effective Date, the Reorganized Debtors will be authorized to enter into up to two exit credit facilities (the “Exit Facilities”), the terms of which shall be substantially consistent with the terms set forth in the Plan Supplement, as well as to execute, deliver, file, record and issue any notes, documents, instruments, financing statements, mortgages or similar agreements in connection therewith, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any person (other than as expressly contemplated or required by the exit credit facilities and related documents).  As of the date hereof, the Debtors have received indicative terms for a revolving credit and term loan exit facility, as well as a second lien term loan facility, the terms for both of which are reflected on the Summary of Terms and Conditions for Revolving Credit and Term Loan Exit Facilities (the “Exit Financing Term Sheet”), attached hereto as Exhibit D.  On a combined basis, these two facilities would provide the Reorganized Debtors with the ability to (i) repay amounts outstanding on the DIP Facility, (ii) refinance a portion of the loans outstanding under the Prepetition Credit Facility, and (iii) finance working capital and other general corporate needs.  Up to 25% of the New Common Stock will be made available as a fee to the DIP Lenders upon conversion of the DIP Facility into the Exit Facilities.  Any portion of such New Common Stock not so used shall be distributed ratably to Holders of Class 1 Claims.  The Debtors are currently in discussions with the prospective providers of such facilities to obtain financing commitments reflecting these terms.  Prior to the Effective Date, a portion of the Revolving Credit Exit Facility may be replaced by an asset based loan in the form of a revolving credit facility backed largely by receivables of the Company as the collateral, if satisfactory terms can be negotiated.

IX.                                PLAN-RELATED RISK FACTORS AND ALTERNATIVES

TO CONFIRMING AND CONSUMMATING THE PLAN

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL IMPAIRED HOLDERS OF CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.

A.                                    GENERAL

The following provides a summary of various important considerations and risk factors associated with the Plan.  However, it is not exhaustive.  In considering whether to vote for or against the Plan, Holders of Claims entitled to vote should read and carefully consider the factors set forth below, as well as all other information set forth or otherwise referenced or incorporated by reference in this Disclosure Statement, including the various risks and other factors described in SIRVA, Inc.’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the period ended September 30, 2007, both of which are incorporated herein.

B.                                    CERTAIN BANKRUPTCY LAW CONSIDERATIONS

Parties-in-Interest May Object To Debtors’ Classification of Claims and Equity Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a class or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.  The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created eight Classes of Claims and Interests, each encompassing Claims or

Interests that are substantially similar to the other Claims or Interests in each such Class.  Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Failure to Satisfy Vote Requirement

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan.  If the Plan does not receive the required support from the single voting Class, the Debtors may elect not to File the Chapter 11 Cases or to amend the Plan.

The Debtors May Not Be Able to Obtain Confirmation or Consummation of the Plan

The Debtors cannot ensure that they will receive the requisite acceptances to confirm the Plan.  Even if the Debtors receive the requisite acceptances, the Debtors cannot ensure that the Bankruptcy Court will confirm the Plan.  A non-accepting creditor or Interest Holder might challenge the adequacy of the Disclosure Statement or the Solicitation Procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules.  Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found that any of the statutory requirements for Confirmation had not been met.  As discussed in further detail above in Article VII, section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan of reorganization and requires, among other things: a finding by a bankruptcy court that the plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; confirmation is not likely to be followed by a liquidation or a need for further financial reorganization; and the value of distributions to non-accepting holders of claims and interests within a particular class under the plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.  While the Debtors believe that the Plan complies with section 1129 of the Bankruptcy Code, there can be no assurance that these requirements will be met.

The Confirmation of the Plan is also subject to certain conditions as described in Article X thereof.  If the Plan is not confirmed, it is unclear what distributions Holders of Claims or Equity Interests ultimately would receive with respect to their Claims or Equity Interests.

The Debtors, subject to the terms and conditions of the Plan, reserve the right to modify the terms of the Plan as necessary for Confirmation.  Any such modification could result in a less favorable treatment of any non accepting Class or Classes, as well as of any Classes junior to such non accepting Classes, than the treatment currently provided in the Plan.  Such a less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan and the final DIP financing order, the Debtors reserve the right to object to the amount or classification of any Claim or Equity Interest deemed Allowed under the Plan.  The estimates set forth in this Disclosure Statement cannot be relied on by any Holder of a Claim where such Claim is subject to an objection.  Any Holder of a Claim may not receive its specified share of the estimated distributions described in this Disclosure Statement.

Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur very quickly after the Confirmation Date, there can be no assurance as to such timing.

Substantive Consolidation Risks

The Plan is premised upon substantively consolidating certain of the Debtors as set forth in Article IV.A. of the Plan for purposes associated with confirming and consummating the Plan, including but not limited to voting, Confirmation, distribution and streamlining the Debtors’ corporate structure to more properly reflect their operations.  The Debtors can provide no assurance, however, that: (a) the Bankruptcy Court will enter an order granting the Debtors’ motion for substantive consolidation contemplated by the Plan; or (b) the Bankruptcy Court will overrule any objection that a party-in-interest might have to such substantive consolidation.

Contingencies Not to Affect Votes of Impaired Classes to Accept the Plan

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether or not the Debtors are consolidated and whether the Bankruptcy Court orders certain Claims to be subordinated to other Claims.  The occurrence of any and all such contingencies which could affect distributions available to Holders of Allowed Claims under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

C.                                    FINANCIAL INFORMATION; DISCLAIMER

Although the Debtors have used their reasonable best efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, some of the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and this Disclosure Statement.  While the Debtors believe that such financial information fairly reflects the financial condition of the Debtors, the Debtors are unable to warrant or represent that the information contained herein and attached hereto is without inaccuracies.

D.                                    FACTORS AFFECTING THE DEBTORS

Litigation and governmental investigations as a result of Debtors’ operations.

The Debtors are subject to litigation and governmental investigations resulting from their operations.  While the impact of any such litigation and investigations has been immaterial to their operations and financial condition, there can be no assurance that its impact will not be material in the future.  The following is a summary of a certain ongoing governmental investigation to which the Debtors are a party:

Some of the Company’s moving services operations in continental Europe are being investigated by European antitrust regulators.  The investigations involve certain anticompetitive practices and may expose the Company to administrative and other penalties.

In Europe, antitrust regulators have the authority to levy fines.  The total amount of any fine levied by a regulator for a particular infringement cannot exceed 10% of the total revenues of the entity on which the fine is levied in the year preceding the levying of the fine.  The amount of any fine takes account of the scale of the infringing entity and is computed based on the gravity of the infringement and its duration.  It is adjusted to take account of any aggravating or attenuating circumstances and may be reduced to reflect cooperation with the investigative process.  Any fine is imposed by way of a regulatory decision, which is preceded by the issuing of a statement of objections in which the regulator sets out its preliminary findings on any infringement.  The addressee of the statement of objections is given the opportunity to respond to the findings set out in the statement of objections.  In October 2006, the Company received a statement of objections from the European Commission.  In December 2006, the Company provided its response to the statement of objections.  In March 2007, the Company appeared before the European Commission to present oral argument on the matter.

The Company is cooperating with the investigations.  The Company believes that, based on information currently available, the outcome of the European antitrust investigation will not have a material adverse impact on the Company’s overall operations, financial condition or liquidity, although there can be no assurance that it will not.  Any potential penalties, however, may have a material impact on the Company’s earnings in the period in which they are recognized, which could have a material adverse effect on the Company’s overall operations, financial condition or liquidity.  These matters are in their preliminary stages and their outcome cannot be predicted at this time.  Consequently, potential liability, if any, related to this litigation cannot be reasonably estimated at this time.

Other Risk Factors Relating to the Business Environment in which the Debtors Operate

Ability to Implement Strategy.  A significant element of the Company’s growth model is the strategy of offering a global comprehensive relocation solution to customers by combining higher-margin relocation services with proprietary moving services network.  If the Company is not successful in implementing this strategy, the Company could experience an adverse effect on financial condition or results of operations.

Competition.  In addition, the global relocation industry is highly competitive.  The main competitors are other corporate relocation service providers such as Prudential Financial, Inc. and Cartus Corporation, which are also significant customers of the Company’s moving services business.  The moving services industry is extremely fragmented.  The Company competes primarily with national moving companies, including UniGroup Inc. (the operator of United Van Lines, LLC and Mayflower Transit, LLC), Atlas World Group, Graebel Companies, Inc. and Bekins Vanlines, LLC.  In the moving services segment, the Company also faces competition from other types of competitors, including independent movers, self-storage and self-haul service providers.  There are many small private participants that have strong positions in local markets.  Competition in the relocation solutions industry and potential new entrants into this industry may force the Company to lower prices, thereby affecting revenues and profitability.  If the Company does not successfully compete within this highly competitive industry, the Company will lose customers, in which case revenues and profitability would be adversely affected.  Because the Company is subject to intense competition, the Company may not be able to achieve its growth objectives in a timely fashion, if at all.

Economic Conditions and Other External Events.  The Company serves numerous industries and customers that experience significant fluctuation in demand based on economic conditions and other factors beyond the Company’s control.  Because the Company’s operating results are subject to customer demand, a downturn in the business of the Company’s customers or a decrease in the frequency of household moves could materially adversely affect the performance of the Company’s business.  In the past, results of the Company’s operations have been negatively impacted by economic downturns.

The volume of U.K. home sale transactions started to decline in the third quarter of 2004 and continues to be weak.  This decline, together with difficult market conditions in the European international moving market, may lead to the Company’s European operations suffering price pressures as the competition attempts to capture the remaining business volume.  There can be no assurance that this period of reduced moving activity will not continue to exert price pressure on the Company’s European operations, resulting in lower revenues and profitability.

Similarly, terrorist attacks or other acts of violence or war may affect the financial markets, in general, or the Company’s business, financial condition and results of operation, in particular.  The Company cannot provide assurance that there will not be future terrorist attacks affecting any of the markets it serves.  Any such attacks or armed conflict may directly affect the Company’s physical facilities or those of its agents, owner-operators, customers and vendors.  In addition, these events could cause consumer confidence and spending to decrease or could result in increased volatility in the U.S. and world financial markets and economies.

The growth of the Company’s relocation solutions business exposes the Company to the risks of engaging in the real estate business.  As part of the Company’s global relocation solutions package, the Company offers customers home purchase and sale services for their employees.  In some fixed-fee programs, if a transferee’s home cannot be sold within a given period of time (“Marketing Period”), the Company may have to purchase the home for its own account and may ultimately have to sell the home to a third-party at a loss.  Some of these fixed-fee programs have short Marketing Periods.  In the future, if fixed-fee programs become a larger portion of the Company’s business, the Company may be required to purchase additional homes.  In addition, a decline in the volume or value of existing home sales due to adverse economic changes could increase the number of homes that the Company may have to purchase, and the Company may have to sell those homes at a loss or carry these homes for longer periods of time, thereby adversely affecting the results of operations.

Weakening real estate markets continue to negatively impact the Company’s home sale programs, resulting in an increase in the number of homes that the Company purchases and takes into inventory.  This may continue to increase the Company’s fixed-fee program inventory costs and the potential for a loss on the sale of a home.  Because the Company finances the purchase of homes taken into inventory, an increase in the number of homes that the Company takes into inventory also increases the Company’s borrowings under its revolving credit facility.  As a result, the weakening real estate market as well as increased costs may result in lower revenues and profitability and increased use of working capital, which may adversely affect the Company’s liquidity.

Laws and Regulations.  The Company’s operations are subject to a number of complex and stringent transportation, environmental, labor, employment, and other laws and regulations.  These laws and regulations generally require the Company to maintain a wide variety of certificates, permits, licenses and other approvals.  For example, in the United States, the Company maintains licenses and permits issued by the Surface Transportation Board, the Federal Motor Carrier Safety Administration and the Department of Transportation, as well as the Federal Maritime Commission and banking regulators.  The Company also holds various real estate broker licenses, title insurance licenses and mortgage lending licenses.  In Europe, the Company, either directly or indirectly through its authorized representative network, holds operator licenses and international transport licenses issued by the relevant local authorities in each of the countries in which the Company or its representatives, as applicable, operate trucks.  Across Europe, the Company is required to comply with data protection legislation ensuring the safeguarding of customers’ information.  In the United Kingdom, the Company is licensed under the Administration of Justice Act of 1985 to carry out the legal process for the transfer of property.  In the United Kingdom, the Company also is licensed by the Financial Services Authority to sell insurance to customers.  The Company also holds licenses that permit it to sell insurance in certain European and Asia Pacific countries.  Furthermore, the Company holds various commercial vehicle licenses, as well as other licenses for international relocation, in the Asia Pacific region.

The Company’s failure to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations, could result in substantial fines or possible revocation of the Company’s authority to conduct operations, which in turn could restrict the Company’s ability to conduct business effectively and to provide competitive customer services and thereby have an adverse impact on the Company’s financial condition.

The Company cannot provide assurance that existing laws or regulations will not be revised or that new more restrictive laws or regulations will not be adopted or become applicable to the Company’s operations.  For example, federal safety rules on truck driver work hours were reissued on October 1, 2005.  These rules, among other things, increased the time that truck drivers must rest while off duty and decreased the total time that truck drivers could be on duty.  In addition, a federal consumer protection statute enacted on August 20, 2005, deals with consumer moving transactions, and changed, among other things, the requirements relating to estimation and collection practices of movers.  The Company cannot provide assurance that new, more restrictive laws or regulations, including these rules and regulations, will not materially and adversely affect the productivity and efficiency of the Company’s business.  The Company also cannot provide assurance that it will be able to recover from its customers any or all increased costs of compliance or that the Company’s business and financial condition will not be materially and adversely affected by these or future changes in applicable laws and regulations.

Furthermore, in the United States, the Debtors’ van lines have been participants in certain collective activities, including collective rate-making with other motor carriers pursuant to an exemption from the antitrust laws as currently set forth in The Motor Carrier Act of 1980.  In May 2007, the Surface Transportation Board issued a decision terminating its approval of the rate agreements of all motor carrier rate bureaus that authorize the bureaus’ carriers to engage in collective rate-making activities.  As a result, this decision removed the exemption from antitrust laws the moving services industry has previously operated under, effective September 4, 2007.  The loss of this exemption could result in an adverse effect on the Company’s operations or financial condition.

The Company utilizes numerous trucks and tractor trailers that depend on fuel in the performance of day-to-day services in the household goods and office moving lines of the Company’s business.  The Company often employs the services of third-party transportation providers, particularly owner-operators in the U.S. domestic moving business, who also depend on fuel and, as a result, are subject to variations in fuel prices.  The Company cannot provide assurance that fuel prices will remain stable or that supplies of fuel will always be available.  Should costs escalate, the Company may be unable to fully recover the cost increase by increasing the price for its services.  Third parties who provide transportation services to the Company may be unwilling to continue to do so without an increase in compensation.  As a result, the Company’s operating margins could decrease, thereby adversely affecting profitability.

E.                                      CERTAIN TAX MATTERS

For a summary of certain federal income tax consequences of the Plan to certain Holders of Claims and to the Debtors, see Article XI below, entitled “Certain Federal Income Tax Consequences.”

F.                                      RISK THAT THE INFORMATION IN THIS DISCLOSURE STATEMENT MAY BE INACCURATE

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change since that date in the information set forth herein.  The Debtors may subsequently update the information in this Disclosure Statement, but they have no duty to update this Disclosure Statement unless ordered to do so by the Court.  Further, the proforma and prospective financial information contained herein, unless otherwise expressly indicated, is unaudited.  Finally, neither the SEC nor any other governmental authority has passed upon the accuracy or adequacy of this Disclosure Statement, the Plan, or any Exhibits thereto.

G.                                    LIQUIDATION UNDER CHAPTER 7

If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Equity Interests and the Debtors’ liquidation analysis is set forth in Article VII above and Exhibit C.

THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, CURRENCY EXCHANGE RATE FLUCTUATIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES, AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE CAUTIONED THAT THE FORWARD LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE.  ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD LOOKING STATEMENTS AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

X.                                    SECURITIES LAW MATTERS

A.                                    PLAN SECURITIES

The Plan provides for the Reorganized Debtors to issue to Holders of Claims in Class 1 the New Common Stock (the “Plan Securities”).

The Debtors believe that all of the Plan Securities constitute “securities,” as defined in Section 2(a)(1) of the Securities Act, Section 101 of the Bankruptcy Code, and applicable state securities laws.  The Debtors further believe that the offer and sale of the Plan Securities pursuant to the Plan are, and subsequent transfers of the Plan Securities by the Holders thereof that are not “underwriters,” as defined in Section 2(a)(11) of the Securities Act and in the Bankruptcy Code, will be exempt from federal and state securities registration requirements under various provisions of the Securities Act, the Bankruptcy Code, and state securities laws.

B.                                    ISSUANCE AND RESALE OF PLAN SECURITIES UNDER THE PLAN

1.                                      EXEMPTION FROM REGISTRATION

Section 4(2) of the Securities Act provides that Section 5 of the Securities Act and, by virtue of Section 18 of the Securities Act, any state law requirements for the offer and sale of a security do not apply to transactions not involving any public offering.  Section 1145 of the Bankruptcy Code provides that Section 5 of the Securities Act and any state law requirements for the offer and sale of a security do not apply to the offer or sale of stock, options, warrants or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange and partly for cash and property. In reliance upon these exemptions, the offer and sale of the Plan Securities will not be registered under the Securities Act or any state securities laws. To the extent that the Plan Securities are covered by Section 1145 of the Bankruptcy Code, the Plan Securities may be resold without registration under the Securities Act or other federal securities laws, unless the holder is an “underwriter” (as discussed below) with respect to such securities, as that term is defined in Section 2(a)(11) of the Securities Act and in the Bankruptcy Code. In addition, the Plan Securities generally may be able to be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of those states; however, the availability of such exemptions cannot be known unless individual state securities laws are examined. Therefore, recipients of the Plan Securities are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.  If  the Plan Securities are not covered by Section 1145 of the Bankruptcy Code, the Plan Securities will be considered “restricted securities” as defined by Rule 144 promulgated under the Securities Act and may not be resold under the Securities Act and applicable state securities laws absent an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration, including Rule 144 promulgated under the Securities Act.  Recipients of the Plan Securities are advised to consult with their own legal advisors as to the applicability of Section 1145 to the Plan Securities and the availability of any exemption from registration under federal and state law in the event that Section 1145 is not applicable to the Plan Securities.

2.                                      RESALES OF PLAN SECURITIES; DEFINITION OF UNDERWRITER

Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest, or (b) offers to sell securities offered or sold under a plan for the holders of such securities, or (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (d) is an issuer of the securities within the meaning of Section 2(a)(11) of the Securities Act. In addition, a Person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of Section 2(a)(11) of the Securities Act.  The definition of an “issuer” for purposes of whether a Person is an underwriter under Section 1145(b)(1)(D) of the Bankruptcy Code, by reference to Section 2(a)(11) of the Securities Act, includes as “statutory underwriters” all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. The reference to “issuer,” as used in the definition of “underwriter” contained in Section 2(a)(11), is intended to cover “controlling persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “controlling Person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of a class of securities of a reorganized debtor may be presumed to be a “controlling Person” and, therefore, an underwriter.

Resales of the Plan Securities by Persons deemed to be “underwriters” (which definition includes “controlling Persons”) are not exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Under certain circumstances, holders of Plan Securities who are deemed to be “underwriters” may be entitled to resell their Plan Securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 would permit the public sale of securities received by such person if current information regarding the issuer is publicly available and if volume limitations, manner of sale requirements and certain other conditions are met. However, Reorganized SIRVA does not presently intend to make publicly available the requisite current information regarding Reorganized SIRVA, and as a result, Rule 144 will not be available for resales of Plan Securities by persons deemed to be underwriters.  Whether any particular Person would be deemed to be an “underwriter” (including whether such Person is a “controlling Person”) with respect to the Plan Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the Plan Securities. In view of the complex nature of the question of whether a particular Person may be an “underwriter,” the Debtors make no representations concerning the right of any Person to freely resell Plan Securities. Accordingly, the Debtors recommend that potential recipients of Plan Securities consult their own counsel concerning their ability to freely trade such securities without compliance with the federal and state securities laws.

C.                                    TERMINATION OF REGISTRATION OF NEW COMMON STOCK

The Reorganized Debtors shall not be obligated to list the New Common Stock on a national securities exchange.  In order to ensure that the Reorganized Debtors will not become subject to the reporting requirements of the Exchange Act except in connection with a public offering, the New Common Stock will be subject to certain trading restrictions to limit the number of record holders thereof as shall be more fully described in the Plan Supplement.  The Reorganized Debtors shall apply for termination of registration of the Old Common Stock under the Exchange Act as soon as reasonably practicable after the Effective Date if the requirements for termination of registration are satisfied.

XI.                                CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and the Reorganized Debtors and certain Holders of Claims.  The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder (the “Regulations”), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

The federal income tax consequences of the Plan are complex and are subject to significant uncertainties.  The Debtors have not requested and will not request a ruling from the Internal Revenue Service or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the Internal Revenue Service will adopt.  In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as Persons who are related to the Debtors within the meaning of the Tax Code, foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, investors in pass-through entities and Holders of Claims who are themselves in bankruptcy).  Furthermore, this discussion assumes that Holders of Claims hold only Claims in a single Class.  Holders of Claims should consult their own tax advisors as to the effect such ownership may have on the federal income tax consequences described below.

This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM.  ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE:  TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE UNITED STATES INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE TAX CODE.  TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT WRITTEN TO SUPPORT THE PROMOTION, MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.                                    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND THE REORGANIZED DEBTORS

The Debtors expect to report consolidated net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $291 million as of the Petition Date.  As discussed below, the amount of the Debtors’ NOL carryforwards may be significantly reduced or eliminated upon implementation of the Plan.  In addition, the Reorganized Debtors’ subsequent utilization of any losses and NOL carryforwards remaining and possibly certain other tax attributes may be restricted as a result of and upon the implementation of the Plan.

1.                                      REDUCTION OF NOLS

The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes, such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets, by the amount of any cancellation of indebtedness (“COD”) realized upon consummation of the Plan. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).

As a result of Consummation of the Plan, and in particular the cancellation of some Claims and exchange of other Claims for Cash or New Common Stock, the Debtors expect to realize substantial COD.  The extent of such COD and resulting tax attribute reduction will depend significantly on both the value of the New Common Stock and the amount of Cash distributed.  Based on the estimated reorganization value of the Reorganized Debtors, it is anticipated that there will be material reductions in the consolidated NOL carryforwards and current year NOLs of the Reorganized Debtors.  Indeed, it may be that the amount of COD will exceed the amount of the NOLs thereby eliminating the NOLs and also reducing the Reorganized Debtors’ tax basis in their assets.

2.                                      LIMITATION ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES

Following the implementation of the Plan, the Debtors anticipate that any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) may be subject to limitation under section 382 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions pursuant to the Plan.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation.  As discussed more fully herein, although the Debtors have taken steps to ensure that an “ownership change” will not occur prior to the implementation of the Plan, the Debtors anticipate that the issuance of the New Common Stock pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Debtors’ use of their NOL carryforwards, if any, will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.

3.                                      PRE-CONFIRMATION MEASURES

To ensure that no “ownership change” occurs prior to the Confirmation of the Plan, on the Petition Date the Debtors entered a motion requesting an order restricting trading in the equity securities of SIRVA, Inc. by certain “substantial” shareholders who hold 4.5% or more of the value of such securities. These restrictions will become irrelevant once the Plan is confirmed and the Equity Interests are cancelled.

4.                                      GENERAL SECTION 382 ANNUAL LIMITATION

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (currently, approximately 4.25%).  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

5.                                      SPECIAL BANKRUPTCY EXCEPTIONS

An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a company in bankruptcy receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”).  Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the Effective Date, and during the part of the taxable year prior to and including the plan of reorganization, in respect of all debt converted into stock in the reorganization.  If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another ownership change within two years after Consummation of the Plan, then the Reorganized Debtors’ Pre-Change Losses would be eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable (either because the debtor company does not qualify for it or the debtor company otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”).  When the 382(l)(6) Exception applies, a corporation in bankruptcy that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy.  This differs from the ordinary rule that requires the fair market value of a corporation that undergoes an ownership change to be determined before the events giving rise to the change.  The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it the Reorganized Debtors are not required to reduce their NOLs by the amount of interest deductions claimed within the prior three-year period and the Reorganized Debtors may undergo a change of ownership within two years without triggering the elimination of their NOLs.

While it is not certain, it is doubtful at this point that the Reorganized Debtors will elect to utilize the 382(l)(5) Exception.  In the event that the Reorganized Debtors do not use the 382(l)(5) Exception, the Debtors expect that the Reorganized Debtors’ use of the NOLs after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception.

B.                                    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 2, CLASS 3 AND CLASS 4 CLAIMS

Pursuant to the Plan, Holders of Class 2 Other Secured Claims, Class 3 Other Priority Claims, and Class 4 Unsecured Ongoing Operations Claims whose Claims are not Reinstated will receive Cash in full payment of their Claims.  A Holder who receives Cash in exchange for its Claim pursuant to the Plan generally will recognize income, gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of Cash received in exchange for its Claim and (2) the Holder’s adjusted tax basis in its Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Claim in such Holder’s hands, whether the Claim constitutes a capital asset in the hands of the Holder, whether the Claim was purchased at a discount and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Claim.  See discussions of accrued interest and markets discounts below.

C.                                    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 1 CLAIMS

Pursuant to the Plan, in full satisfaction and discharge of their Claims, Holders of Class 1 Prepetition Facility Claims will receive New Common Stock and obligations under the Second Lien Facility (the “Second Lien Debt”).  The U.S. federal income tax consequences of the Plan to such Holders of Claims will depend, in part, on whether the Claims surrendered and/or the Second Lien Debt received constitute “securities” for U.S. federal income tax purposes.

Whether a debt instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for federal income tax purposes.  These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security.  There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or accrued.  Both the term loan portion of the Prepetition Facility as well as the Second Lien Facility have a term of approximately seven years.  The Debtors expect that they will take the position that neither the Prepetition Facility Claims nor the Second Lien Debt are “securities.”

If a Holder’s Claims are treated as securities, and the Second Lien Debt is treated as a security the exchange of such Claims for New Common Stock and Second Lien Debt should be treated as a recapitalization and therefore a tax-free reorganization under the Tax Code.  In general, this means that a Holder will not recognize loss with respect to the exchange and will not recognize gain except with respect to accrued but unpaid interest on the Claims.  A Holder should obtain a tax basis in the New Common Stock and Second Lien Debt equal to the tax basis of the Claims exchanged therefore.  A Holder should have a holding period for the New Common Stock and Second Lien Debt that includes the holding period for the Claims; provided that the tax basis of any share of New Common Stock or portion of the Second Lien Debt treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such share of New Common Stock and such Second Lein Debt should not include the holding period of the Claims.

If a Holder’s Claims are treated as securities, but the Second Lien Debt is not treated as a security, then the exchange of such Claims for New Common Stock and Second Lien Debt should still be treated as a recapitalization and therefore a tax-free reorganization, but only with respect to the New Common Stock.  In general, this means that a Holder will not recognize loss with respect to the exchange and will not recognize gain (1) except with respect to accrued but unpaid interest on the Claims and (2) except to the extent of the value of the Second Lien Debt received.  A Holder should obtain a tax basis in the Second Lien Debt received equal to the fair market value of the Second Lien Debt as of the Effective Date. A Holder should obtain a tax basis in the New Common Stock equal to the tax basis of the Claims exchanged therefore (less the value of the Second Lien Debt plus any gain recognized in receipt of  the Second Lien Debt).  A Holder should have a holding period for the Second Lien Debt beginning on the day following the Effective Date. A Holder should have a holding period for the New Common Stock that includes the holding period for the old Claims; provided that the tax basis of any New Common Stock treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such New Common Stock should not include the holding period of the old Claims.

If a Holder’s Claims are not treated as “securities” for federal income tax purposes, a Holder should be treated as exchanging its Claims for New Common Stock and Second Lien Debt in a fully taxable exchange.  In that case, the Holder should recognize gain or loss equal to the difference between (1) the fair market value as of the Effective Date of the New Common Stock and Second Lien Debt received that is not allocable to accrued interest and (2) the Holder’s tax basis in the Claims surrendered by the Holder.  Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long-term capital gain or loss if the Claims were held for more than one year by the Holder. To the extent that a portion of the New Common Stock and Second Lien Debt received in the exchange is allocable to accrued interest, the Holder may recognize ordinary income.  See the discussion of accrued interest below.  A Holder’s tax basis in the New Common Stock and Second Lien Debt should equal their fair market value as of the Effective Date.  A Holder’s holding period for the New Common Stock and Second Lien Debt should begin on the day following the Effective Date.

D.                                    ACCRUED INTEREST

To the extent that any amount received by a Holder of a Claim is attributable to accrued interest, such amount should be taxable to the Holder as interest income.  Conversely, a Holder of a Claim may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the Claims was previously included in the Holder’s gross income but was not paid in full by the Debtors.  Such loss may be ordinary, but the tax law is unclear on this point.

The extent to which the consideration received by the Holder of a Claim will be attributable to accrued interest is unclear.  Nevertheless, the Regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal.

E.                                      MARKET DISCOUNT

Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of the gain realized by a Holder of a Claim who exchanges the Claim for New Common Stock and Second Lien Debt on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the Claim.  In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (1) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (2) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the Claim, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a Holder on the taxable disposition of Claims that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued).  To the extent that the surrendered Claims that had been acquired with market discount are deemed to be exchanged for New Common Stock or Second Lien Debt in a tax-free reorganization, any market discount that accrued on such debts but was not recognized by the Holder may cause any gain recognized on the subsequent sale, exchange, redemption or other disposition of the New Common Stock or Second Lien Debt to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION.  ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XII.                            CONCLUSION AND RECOMMENDATION

The Debtors believe the Plan is in the best interests of all creditors and urge the Holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received by the Debtors’ Voting Agent no later than February 1, 2008.

Dated  January 28, 2008

Respectfully submitted,

DJK Residential LLC, et al.

By:	/s/ Eryk J. Spytek
Its:	Secretary

Prepared by:

KIRKLAND & ELLIS LLP Richard M. Cieri (RC-6062) Citigroup Center 153 East 53rd Street New York, New York 10022-4675 Telephone: (212) 446-4800 Facsimile: (212) 446-4900

KIRKLAND & ELLIS LLP
Marc Kieselstein, P.C. (admitted pro hac vice)
Adam Paul (admitted pro hac vice)
Scott Zemnick (admitted pro hac vice)
AON Center
200 East Randolph Drive
Chicago, Illinois 60601-6636
Telephone: (312) 861-2000
Facsimile: (312) 861-2200

Attorneys for the Debtors and Debtors in Possession

Exhibit A

Prepackaged Joint Plan of Reorganization

See Exhibit 2.1 to this

Form 8-K

EXHIBIT B

Financial Projections

January 27, 2008

POST-REORGANIZATION CAPITAL STRUCTURE

The following table sets forth the consolidated debt and capitalization of Reorganized SIRVA, Inc. and its consolidated subsidiaries at March 31, 2008, and as adjusted to give effect to the Plan as though it became effective on March 31, 2008 and applying the midpoint of the estimated valuation range.

SIRVA Inc.

Condensed Consolidated Balance Sheet

(US$ in millions)

	Before Restructuring	Adjustments	After Restructuring
Assets
Current Assets
Cash and Cash Equivalents	$40.0	$0.0	$40.0
Accounts & Notes Receivable - Net of Reserve	253.7	0.0	253.7
Relocation Properties Held for Resale	213.7	0.0	213.7
Mortgage Loan Held for Sale	81.0	0.0	81.0
Other Current Assets	66.9	0.0	66.9
Total Current Assets	$655.3	$0.0	$655.3

Property, Plant and Equipment, net	$77.2	$0.0	$77.2
Reorganization Value in Excess of Record	301.1	(301.1)	0.0
Other assets	218.8	0.0	218.8
Total Assets	$1,252.4	$(301.1)	$951.3

Liability and Stockholders’ (Deficit) / Equity
Current Liabilities
Current Maturities of Debt(1)	$126.1	$0.0	$126.1
Accounts Payable	285.8	0.0	285.8
Other Liabilities and Accrued Expenses	222.5	0.0	222.5
Total Current Liabilities	$634.4	$0.0	$634.4

Long Term Debt, net of Current Portion LT Portion of Lease Obligation	$0.4	$0.0	$0.4
Revolver	121.4	(121.4)	0.0
Current Term Loan	315.0	(315.0)	0.0
1st Lien Term Loan	0.0	85.0	85.0
2nd Lien Term Loan	0.0	200.0	200.0
Long Term Debt, net of Current Portion	$436.4	$(151.4)	$285.4
Other Non-Current Liabilities	157.8	4.3	161.7
Total Liabilities	$1,228.6	$(147.1)	$1,081.4

Total Stockholders’ (Deficit) / Equity	$23.9	$(154.0)	$(130.2)

Total Liabilities and Stockholders’ (Deficit) / Equity	$1,252.4	$(301.1)	$951.3

(1) Includes Current Portion of Lease Obilgation, Short Term Debt and Mortgage Warehouse Facility.

1

SIRVA Inc.

Condensed Consolidated Projected Statement of Operations

(US$ in millions)

(US$ in millions)	2008E	2009E	2010E	2011E	2012E

Total Revenues	3,441.9	3,397.4	3,537.2	3,674.2	3,822.1
Growth	(15.5)%	(1.3)%	4.1%	3.9%	4.0%

Total Direct Expenses	3,139.3	3,067.5	3,188.4	3,307.6	3,435.1
% of Revenue	91.2%	90.3%	90.1%	90.0%	89.9%
Gross Margin	$302.6	$329.9	$348.8	$366.6	$387.0
Margin	8.8%	9.7%	9.9%	10.0%	10.1%

Operating Income from Continuing Ops	$13.2	$41.1	$53.4	$62.9	$73.7
% of Revenue	0.4%	1.2%	1.5%	1.7%	1.9%

EBITDA	$39.8	$67.6	$80.0	$90.3	$101.8
Margin	1.2%	2.0%	2.3%	2.5%	2.7%

Net Income	$(28.9)	$(6.4)	$6.9	$15.1	$29.2

2

SIRVA Inc.

Condensed Consolidated Projected Balance Sheet
(US$ in millions)

(US$ in millions)	2008E	2009E	2010E	2011E	2012E
Assets
Current Assets
Cash and Cash Equivalents	$40.0	$40.0	$40.0	$40.0	$40.0
Accounts & Notes Receivable - Net of Reserve	270.9	273.1	289.8	301.9	315.8
Relocation Properties Held for Resale	142.8	110.7	113.3	116.1	119.0
Mortgage Loan Held for Sale	41.0	41.6	42.7	43.6	44.6
Other Current Assets	73.7	57.0	57.3	58.2	59.0
Total Current Assets	$568.4	$522.4	$543.2	$559.7	$578.4

Property, Plant and Equipment, net	$74.9	$75.0	$74.8	$74.3	$73.4
Net Intangible Assets	190.0	185.4	181.4	178.0	174.8
Other assets	24.8	21.7	18.6	15.1	11.3
Total Assets	$858.1	$804.5	$818.0	$827.2	$837.9

Liability and Stockholders’ (Deficit) / Equity
Current Liabilities
Current Maturities of Debt(1)	$69.9	$69.9	$71.3	$72.4	$73.6
Accounts Payable	246.3	220.3	223.3	228.3	233.9
Other Liabilities and Accrued Expenses	226.0	226.7	235.8	243.4	251.9
Total Current Liabilities	$542.2	$516.9	$530.4	$544.1	$559.4

Long Term Debt, net of Current Portion LT Portion of Lease Obligation	$0.3	$1.0	$1.2	$1.7	$2.2
Revolver (2)	0.0	0.0	0.0	0.0	0.0
1st Lean Term Loan	80.4	32.1	0.0	0.0	0.0
2nd Lean Term Loan	218.5	244.8	269.5	248.5	213.9
Long Term Debt, net of Current Portion	$299.3	$277.9	$270.6	$250.1	$216.0
Other Non-Current Liabilities	158.9	159.6	161.1	163.2	165.5
Total Liabilities	$1,000.4	$954.4	$962.1	$957.4	$940.9

Common Stock	$0.8	$0.8	$0.8	$0.8	$0.8
Additional Paid-in-capital	476.7	470.7	464.7	458.7	452.7
Accumulation of Comprehensive Loss	(4.3)	0.5	5.3	10.1	14.1
Retained Earnings	(615.4)	(621.9)	(614.9)	(599.8)	(570.6)
Total Stockholders’ (Deficit) / Equity	$(142.3)	$(149.9)	$(144.1)	$(130.2)	$(103.0)

Total Liabilities and Stockholders’ (Deficit) / Equity	$858.1	$804.5	$818.0	$827.2	$837.9

(1) Includes Current Portion of Lease Obilgation, Short Term Debt and Mortgage Warehouse Facility.

(2) Revolver capacity of $130 excluding $58.0 of letters of credit outstanding.

3

SIRVA Inc.

Condensed Consolidated Projected Cash Flows
(US$ in millions)

(US$ in millions)	2009E	2010E	2011E	2012E
Net Income	$(6.4)	$6.9	$15.1	$29.2

(+) Depreciation	$20.4	$20.9	$21.5	$22.3
(+) Amortization of Intangibles	4.6	4.0	3.4	3.2
(+) Other Amortization	1.5	1.7	2.5	2.6
(+) Increase in Short Term Deferred Income Tax	0.0	(0.0)	0.0	0.0
(+) Increase in Long Term Deferred Income Tax	6.4	4.0	4.0	4.0

Change in Working Capital	$21.7	$(6.6)	$(2.4)	$(2.7)
Cash Flow from Operations	41.8	26.8	40.4	54.2

(-) CapEx	$(20.5)	$(20.8)	$(21.0)	$(21.3)
Cash Flow from Investing	(20.5)	(20.8)	(21.0)	(21.3)

(+ / -) Increase (decrease) Mortgage Warehouse Facility	$0.5	$1.1	$0.9	$1.0
(+) Change in Current Portion of Lease Obligations	(0.5)	0	0	0
(+) Change in Long Term Lease Obligations	0.7	0.1	0.5	0.5
(+) Change in Short Term Debt	0.0	0.2	0.2	0.2
(+) PIK Interest	26.2	29.4	32.3	29.8
(+ / -) Change in Long Term Debt	(22.1)	(7.4)	(21.0)	(34.6)
Cash Flow from Financing	4.9	23.4	13.0	(3.1)

Change in Cash Flow	$48.3	$36.8	$53.3	$64.5

Beginning Cash Balance	$40.0	$40.0	$40.0	$40.0
Ending Cash Balance	40.0	40.0	40.0	40.0

4

EXHIBIT C

SIRVA, Inc.

Best Interests Test

January 25, 2008

Liquidation Analysis is based on the consolidated forecasted assets and liabilities of the Debtors as of November 30, 2007 and estimates the net proceeds available for distribution if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ management and their financial advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such liquidation.

The liquidation analysis is based upon SIRVA, Inc., which includes SIRVA Mortgage, SIRVA Settlement and other business units that are non-debtor entities, as assets of these entities will be liquidated with Global Relocation. Other non-debtor entities included in this analysis are the Moving Europe and Asia Pacific businesses.

The chapter 7 liquidation period is assumed to be a period of 12 months, commencing on February 4, 2008, and allowing for, among other things, the sale of assets, sale of some business units, the discontinuation and wind-down of operations, compliance with applicable regulatory requirements and the collection of receivables.

Significant assumptions regarding the liquidation are detailed below:

1)              Cash

•                  Represents cash that is on-hand, in concentration accounts and lockboxes held predominantly in Global Relocation and Corporate.

•                  Assumes that the Company will not repatriate funds from Europe or Asia Pacific entities as this will be included in the sale of businesses.

•                  Recovery of 100% is assumed.

2)              Investments – Short-Term

•                  Represents the retained interest of the LaSalle receivables securitization.  The retained interest is comprised of the 5% that is not advanced back to SIRVA, certain ineligible receivables and equity advances.

•                  Based upon the prioritization of collection if the receivables were to be liquidated, all of those held within the securitization would be collected before the retained interest was paid down. Recovery of 29% is assumed for the retained interest.

3)              Net Accounts Receivable

•                  Primarily, consists of Relocation and Moving North America receivables from agents, customers and other third parties.

•                  Relocation 3rd Party Accounts Receivable represents deferred revenue which has been sold to the securitization facility. No recovery (0%) was assumed in this analysis, as the receivable is offset by a short-term liability for the same amount.

•                  Relocation Customer Accounts Receivable represents amounts due for services performed that are not subject to the securization facility.  Historic collections rates illustrate high recovery value. A recovery of 65% is assumed in this analysis.

•                  No recovery is assumed for Moving Agent Receivables as amounts have historically been offset by related liabilities. To ensure an orderly wind-down, all on-going services with agents are to be performed in the normal course to maximize the collection of receivables from large customers.

•                  Moving Trade Accounts Receivable are assumed to have a recovery of 68%, net of unapplied cash and LND adjustments (accrued Accounts Receivable), as this is in-line with historic collections.

•                  Reserves were subtracted prior to performing the above calculation of recovery values.

4)              Relocation Home Equity Advances

•                  Represents international equity advances and properties held receivables owed to SIRVA’s international operations.  These receivables are offset by financing facilities used to fund these advances and home purchases.

•                  There is no assumed recovery value as these receivables are entirely offset by financing facility liabilities.

5)              Mortgages Held for Resale

•                  SIRVA Mortgage primarily provides mortgage services to corporate transferees for their new home purchase.  Before a mortgage is funded, SIRVA Mortgage obtains a commitment from one of various third-party financial institutions to purchase the mortgage.

•                  Typically, there is a 15 to 20 day processing delay from the time SIRVA Mortgage funds the mortgage to when it is sold.  During this time, the mortgages are carried as a Current Asset and are financed through a mortgage warehouse facility (liability).  The difference between the accounts represents the cash that SIRVA Mortgage needs to provide at closing.  No recovery on the net Asset amount is assumed.

6)              Properties Held for Sale

•                  Represents approximately 840 homes held by SIRVA Relocation as of November 30, 2007.  Recovery value of 17% is included in this analysis, and based on the following:

•                  To adequately forecast the net home inventory value if the Company is wound down, all associated reserves and liabilities must be netted with the home value.   Assuming an orderly wind-down can be done in 60 days, not all of the homes can be sold in that period of time and all remaining homes are assumed to be transitioned to another provider or the customer.

•                  Properties held for sale are offset by a 12% loss accrual and an 8.3% accrual estimate for closing costs related to inventory homes.

•                  Mortgages attached to inventory homes held for sale are netted against total inventory home value as it represents the mortgage payable portion of the SIRVA purchased inventory.  SIRVA will generally service mortgages until the property is sold and subsequently pay-off the mortgage upon third-party closing.

•                  Final equity payouts and a final payoff of the Washington Mutual warehousing line are also netted against total inventory home value that represents the equity that SIRVA owes to a transferee.

7)              Deferred Income Taxes

•                  No recovery (0%) is assumed.

8)              Other Current Assets

•                  Recovery is assumed at 13%, as some prepaid expenses are assumed to be recoverable during the liquidation process (e.g., rent).

9)              Net PP&E

•                  Consists of Relocation, Moving and Corporate net recoverable PP&E assets (net of accumulated depreciation, to estimate recovery on net book value).

•                  Furniture and Fixtures – Net recovery of 25%

•                  Computer Equipment – Net recovery of 25%

•                  Software – Net recovery of 20%

•                  Leasehold Improvement – No recovery

•                  Trailers – Net recoverable value assumed at 45%

•                  Buildings – Net recoverable value is of 70% for Ft. Wayne, IN building, including improvements forecasted to be sold.

10)        Intangible and Other Assets

•                  The Allied and northAmerican brands were assigned a total value of $6-$24 million for liquidation value. A brand valuation has not been conducted, but it is assumed that the agents would buy these when forming a co-op.

•                  The Pickford’s name is not forecasted to be monetized in this analysis, but sold with the UK and Asia-Pacific businesses.

•                  No recovery of intangible assets is assumed for the Relocation business in this analysis.

11)        Other Long Term Assets

•                  The majority of the other long term net asset recovery value relates to the sale proceeds from the sale of the Asia Pacific moving business. Forecasted proceeds are based upon the current valuation of the business, net of costs and other adjustments to reflect the value of the business in a wind-down scenario.

•                  Other long-term assets include the Debtor’s CSV Officer’s life insurance premiums and Transguard insurance receivable. No recovery for deferred income taxes and contract costs was assumed.

•                  A recovery of 90% was assumed for the CSV Officer’s life insurance premium.

•                  Recovery related to the Transguard insurance receivable (related to the sale of the business in 2005 by the Debtor) was assumed to be 90%, and is consistent with the current valuation.

12)        Goodwill

•                  No recovery is assumed for goodwill assets in the liquidation / wind-down.

13)        Wind-Down Expenses

•                  Miscellaneous expenses were estimated at $1.5 million for necessary support of the wind-down process, inclusive of severance expense and stay bonuses.

14)        Trustee and Professional Fees

•                  Trustee fees are assumed to be 3% of Gross Liquidation Value, net of Cash.

•                  Professional fees are assumed to be approximately $8 million to wind-down the Debtor’s estate.  The analysis assumes professional services for a twelve-month period.

15)        Chapter 7 Administrative and Priority Claims

•                  Post-Petition Transactions:

•                  Some Relocation transactions were assumed to be serviced the week after filing, to facilitate an orderly wind-down of the business.

•                  Critical disbursements for services to be performed for one more week, to cover remaining closings and transactions, offset by receipts.  No new transactions will be initiated post filing.

•                  Post-Petition Salaries, Wages and Benefits: Forecast amounts to reflect wind-down by the Debtor as follows:

•                  Relocation – Minimal head count reductions in February as business is assumed to be wound-down and transitioned to other providers.  For March, it is assumed that the majority of the Corporate Finance (collections and treasury), Accounting and Risk Management (inventory homes) remain with the estate, but all other employees are terminated as business is fully wound-down.  A small number of employees remain with the estate in April and May.

•                  Moving and Corporate – Payroll assumes a small amount of Moving and Corporate payroll as the Moving business is wound down in February.  Some Corporate staff is assumed to remain through the end of May 2008.

•                  Post-Petition Lease Obligations: Amount of monthly rent paid for all SIRVA sites is approximately $925,000 and is included for the month of February as the businesses are wound-down.  Amount of rent in March and April is for the Cleveland and Westmont facilities as the Debtor will need access to its systems and records.  It should be noted that the facility in Fort Wayne, IN is an owned property.

•                  Post-Petition Utilities: The analysis includes $300K in utilities, assumed to be paid while winding down the estate.

Chapter 7 Liquidation Analysis Summary

	Nov-07	Recovery
(Dollars in Thousands)	Net Asset	%	$’s
Current Assets
Cash & Equivalents	$20,358	100%	$20,358
Investments - ST	38,120	29%	11,210
Net A/R
Relocation A/R	54,905	52%	28,354
Moving A/R	155,333	39%	59,816
Corporate & Other A/R	(339)	0%	—
	210,238	42%	88,170

Relo Properties Receivables	103	0%	—
Relo Mortgages Held For Sale	2,758	0%	—
Relo Properties Held For Resale	36,522	17%	6,152
Deferred Income Tax - ST	509	0%	—
DO - Assets Held For Sale	219	60%	131
Other Current Assets	27,552	13%	3,554
Total Current Assets	$336,379	39%	$129,575

Long Term Assets
Property Plant & Equipment
Relocation	$9,970	10%	$1,002
Moving NA	17,562	24%	4,239
Corporate	15,052	31%	4,721
	$42,585	23%	$9,963

Intangible Assets	153,558	9%	14,334
Other Long-Term Assets	52,916	85%	45,140
Goodwill	227,193	0%	—
Total Long Term Assets	476,252	15%	69,436

Gross Liquidation Proceeds	$812,631	24%	$199,011

Liquidation Costs
Wind-Down/Liquidation Expense			$1,500
Trustee Fees			5,360
Professional Fees and Commissions			8,000
Total Liquidation Costs			14,860

Net Liquidation Proceeds			$184,152

Chapter 7 Administrative & Priority Claims
Post- Petition Transactions			2,340
Post-Petition Salaries, Wages & Benefits			14,784
Post-Petition Lease Obligations			2,824
Post-Petition Other Executory Contracts			—
Post-Petition Taxes and Other			300
Total Chapter 7 Admin & Priority			20,248

Proceeds Available for Distribution to Senior Lenders			$163,904
Total Senior Bank Debt			$487,000
Net Recovery to Senior Lenders			34%

EXHIBIT D

SUMMARY OF TERMS AND CONDITIONS FOR

REVOLVING CREDIT AND TERM LOAN EXIT FACILITIES

(Confidential For Discussion Purposes Only; Not a commitment to lend)

Borrower:	Reorganized SIRVA Worldwide, Inc. (the “Borrower”).

Guarantors:

Reorganized SIRVA, Inc. (“Holding”), CMS Holding, LLC, RS Acquisition Holding, LLC and all of the direct and indirect domestic subsidiaries of the Borrower that are reorganized Debtors and party to the DIP Credit Agreement referred to below (together with the Borrower, collectively, the “Loan Parties”). Foreign subsidiaries to be determined.

Administrative Agent,
Sole Lead Arranger and
Sole Bookrunner:

JPMorgan Chase Bank, N.A. (“JPMCB”) will serve as the administrative agent (in such capacity, the “Agent”) for the revolving credit and term loan exit facilities contemplated hereby (collectively, the “Exit Facility”). J.P. Morgan Securities Inc. will serve as sole lead arranger and sole bookrunner (in such capacities, the “Arranger”) for the Exit Facility.

Other Titles:	To be determined.

Lenders:	A syndicate of financial institutions (including JPMCB, the “Exit Lenders”) to be arranged by the Arranger.

Commitment:

Up to $215 million (the “Commitment”; the loans made thereunder, the “Loans”), comprised of a term loan facility of up to $85 million and a revolving credit facility of up to $130 million. The Exit Facility shall have a sublimit of $20,000,000 for swingline loans (the “Swingline Loans”) and a sublimit of $60,000,000 for letters of credit to be issued for purposes that are reasonably satisfactory to the Agent (collectively, the “Letters of Credit”). Standby letters of credit that are outstanding on the closing of the Exit Facility (the “Exit Closing Date”) under the DIP Credit Agreement or the Pre-Petition Credit Agreement (as defined in Exhibit A) shall be deemed to be issued under the Exit Facility.

Use of Proceeds:

Proceeds of Loans will be (i) deemed to repay in full all amounts outstanding on the Exit Closing Date under the Borrower’s existing debtor-in-possession credit agreement (the “DIP Credit Agreement”), (ii) used to fund distributions under the Plan (as defined in the Restructuring Term Sheet to which this Summary is an exhibit) on the Exit Closing Date and (iii) thereafter, used for working capital and general corporate purposes of the Borrower and its subsidiaries.

Maturity Date and
Amortization:

The date (the “Maturity Date”) that is four years after the Exit Closing Date. Loans under the term loan facility shall be repayable in nominal quarterly installments for the first three years in annual aggregate amounts equal to 1% of the term loans made on the Closing Date and thereafter in substantial quarterly installments in amounts to be agreed, with any principal balance to be due on the Maturity Date.

Priority and Liens:

The Loans and all obligations under the Exit Facility will be secured by first priority, perfected liens upon and security interests in (including real estate mortgages, stock pledges of subsidiaries of the Borrower and stock pledges of first-tier subsidiaries of Holding) substantially all present and future assets and property of the Borrower and the other Loan Parties (subject to exceptions consistent with the Pre-Petition Credit Agreement to be agreed) (the “Collateral”).

Foreign Subsidiary Funding:	The Exit Facility shall permit funding for the Borrower’s foreign operations in amounts to be agreed based on annual budgets that are satisfactory to the Agent and the Lenders.

Common Stock Distribution:

Up to 25% of the Common Stock of Reorganized Holding issued upon Exit Closing Date, which Common Stock shall be distributed pro rata to the Exit Lenders based on their commitments under the Exit Facility.

Unused Commitment Fee:

0.50% per annum on the unused amount of the Commitments, payable monthly in arrears during the term of the Exit Facility. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Exit Facility.

Agency Fee:

$250,000 per annum, payable quarterly in advance; provided that the agency fee paid in connection with the DIP Facility shall be credited against the agency fee payable in connection with the Exit Facility.

Upfront Fee:

2.0% on the aggregate amount of the Exit Facility, payable in cash on the closing of the Exit Facility; provided that the upfront fee paid in connection with the DIP Facility shall be credited against the upfront fee payable in connection with the Exit Facility.

Letter of Credit Fees:	6.5% per annum on the outstanding face amount of each Letter of Credit, plus customary fees for fronting, issuance, amendments and processing.

Interest Rate:

JPMCB’s base rate plus 5.5% or, at the Borrower’s option, LIBOR plus 6.5% for interest periods of 1, 3 or 6 months; provided, however, that such interest rate shall not be less than 9.50% per annum. Interest shall be payable quarterly in arrears, on the Maturity Date and thereafter on demand.

Upon the occurrence and during the continuance of any default under the credit agreement for the Exit Facility (the “Exit Credit Agreement”), interest shall be payable in cash on all outstanding Loans on demand at 2% above the then applicable rate.

Optional Prepayments:	Loans may be prepaid, and Commitments may be reduced or cancelled, at any time without premium.

Financial Covenants:	Consistent with the Pre-Petition Credit Agreement (with levels to be determined).

Conditions to

Conversion:

The conditions to conversion of the DIP Credit Agreement into the Exit Facility and the Exit Closing Date thereunder shall be subject to the satisfaction (or waiver by the Required Lenders) of conditions customary for exit financings of this type and otherwise reasonably deemed appropriate by the Exit Lenders, including, without limitation, the conditions set forth on Annex A hereto.

Voting:

Customary for exit financings and otherwise reasonably deemed appropriate by the Exit Lenders. Required Lenders shall be defined to mean Exit Lenders holding more than 50% of the term loans and revolving credit commitments.

Governing Law:	State of New York.

The Exit Credit Agreement will contain representations and warranties, covenants (including a covenant to deliver to the Agent, no later than September 30, 2008, a five-year business plan which reflects new management’s view and is reasonably acceptable to the Agent and the Exit Lenders), mandatory prepayment events and events of default (based on the DIP Credit Agreement) customary for exit financings and otherwise reasonably deemed appropriate by

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the Exit Lenders.  In addition the pricing, terms and structure contained in this Term Sheet shall be subject to modification to ensure a successful syndication of the Exit Facility.

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Annex A

Certain Conditions to Extensions of Credit

1.  The Borrower and the other Loan Parties shall have executed and delivered satisfactory definitive financing, collateral and intercreditor documentation with respect to the Exit Facility (the “Credit Documentation”).

2.  A Joint Plan of Reorganization of the Loan Parties and related documentation all consistent in all material respects with the Restructuring Term Sheet and otherwise acceptable to the Agent and the DIP Lenders (the “Reorganization Plan”) shall have become effective.

3.  The entry by the Bankruptcy Court of an order confirming the Reorganization Plan (the “Confirmation Order”), with the provisions relating to the Exit Facility contained therein to be reasonably satisfactory to the Arranger.  The Confirmation Order (a) shall be in full force and effect and (b) without the consent of the Arranger, such consent not to be unreasonably withheld, conditioned or delayed, shall not have been reversed or modified and shall not be stayed or subject to a motion to stay.

4.  The Exit Lenders shall have received a first priority lien (subject to permitted liens) on the collateral securing the Exit Facility and shall have received such reports, documents and agreements as are customarily delivered in connection with security interests in the types of assets subject to such liens, including the receipt of UCC and other lien searches reasonably satisfactory to the Agent.  The intercreditor agreement that will govern all arrangements in respect of the collateral between the Exit Facility and the Second Lien Facility shall be reasonably satisfactory to the Agent and the DIP Lenders.

5.  The Borrower shall have delivered to the Agent a five-year business plan acceptable to the Agent and the Exit Lenders.

6.  The Exit Lenders, the Agent and the Arranger shall have received all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented, on or before the Exit Closing Date.

7.  All material governmental and third party consents and approvals necessary in connection with the financing contemplated hereby shall have been obtained and shall be in full force and effect.

8.  The Agent shall have received (a) certified copies of board resolutions or other evidence of corporate authorization and approvals and certificates with respect to incumbency, signatures, accuracy of representations and warranties in all material respects and absence of defaults, (b) satisfactory legal opinions from counsel for the Loan Parties, including local counsel for the Loan Parties, as required and (c) a notice of borrowing.